UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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CLIFFS NATURAL RESOURCES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CLIFFS NATURAL RESOURCES INC. 200 Public Square, Suite 3300, Cleveland, OH 44114 P 216.694.5700 cliffsnaturalresources.com

March 23, 2012

To the Shareholders of

CLIFFS NATURAL RESOURCES INC.

Our Annual Meeting of Shareholders will be held on the 3rd floor of 200 Public Square, Cleveland, Ohio 44114-2315 on Tuesday, May 8, 2012 at 11:30 A.M. (Cleveland time), which we refer to as our 2012 Annual Meeting.

At the 2012 Annual Meeting, shareholders will be asked to: (i) elect Directors; (ii) approve an amendment to our Regulations to add a provision to allow the Board to amend the Regulations without shareholder approval as permitted under Ohio law; (iii) approve, on an advisory basis, our named executive officer compensation; (iv) approve the 2012 Incentive Equity Plan; (v) approve the 2012 Executive Management Performance Incentive Plan; and (vi) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. An explanation of each of these matters is contained in our proxy statement and proxy card, first being mailed or otherwise distributed to shareholders on or about March 23, 2012.

We urge you to exercise your voting rights by submitting your vote as soon as possible by Internet, mail or telephone to ensure that your shares will be represented whether or not you expect to be present at the 2012 Annual Meeting. We are furnishing proxy materials and our Annual Report to our shareholders primarily over the Internet this year, and the notice of Internet availability of those materials include instructions on how to access the materials, instructions on how to vote online and instructions on how to request a paper copy of the materials, including a proxy card. In addition, record shareholders have the opportunity to appoint proxies to vote their shares toll-free by telephone if they wish, and the proxy statement and proxy card include instructions for appointing proxies by telephone, over the Internet or by mail. Whichever of these methods you choose, the named proxies will vote your shares in accordance with your instructions. Please note that failure to vote surrenders voting power to those who exercise their voting right. If you attend the meeting, you will be entitled to vote in person.

Finally, Roger Phillips and Alan Schwartz will not be standing for re-election at the 2012 Annual Meeting pursuant to the retirement policy contained in our Corporate Governance Guidelines. Mr. Phillips has served as a Director of Cliffs Natural Resources Inc. since 2002 and Mr. Schwartz has served as a Director since 1991. We thank Messrs. Phillips and Schwartz for their important contributions and wish them well.

We look forward to meeting with you at the 2012 Annual Meeting.

Sincerely,

Joseph A. Carrabba

Chairman, President and

Chief Executive Officer

CLIFFS NATURAL RESOURCES INC. 200 Public Square, Suite 3300, Cleveland, OH 44114 P 216.694.5700 cliffsnaturalresources.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 8, 2012

Dear Shareholder:

Our Annual Meeting of Shareholders will be held on the 3rd floor of 200 Public Square, Cleveland, Ohio 44114-2315 on Tuesday, May 8, 2012 at 11:30 A.M. (Cleveland time), which we refer to as our 2012 Annual Meeting, for the purpose of considering and acting upon the following:

1.	To elect the ten Directors named in the proxy statement to hold office until the next Annual Meeting of Shareholders or until their successors are elected;

2.	To amend our Regulations to add a provision to allow the Board to amend the Regulations without shareholder approval as permitted under Ohio law;

3.	To approve, on an advisory basis, our named executive officer compensation;

4.	To approve the 2012 Incentive Equity Plan;

5.	To approve the 2012 Executive Management Performance Incentive Plan;

6.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to examine our consolidated financial statements for the 2012 fiscal year; and

7.	To consider such other matters as may properly come before the 2012 Annual Meeting and any adjournments or postponements thereof.

Shareholders of record at the close of business on March 9, 2012 are entitled to notice of and to vote at such meeting and any adjournments or postponements thereof.

March 23, 2012	Very truly yours,

Carolyn E. Cheverine
General Counsel, Corporate Affairs and Secretary

YOUR VOTE IS IMPORTANT. YOU CAN VOTE BY TELEPHONE, OVER THE INTERNET,

BY MAILING THE PROXY CARD OR BY BALLOT IN PERSON AT THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to be held on May 8, 2012: The proxy statement and our 2011 Annual Report to

Shareholders are available at http://www.proxyvote.com.

If your shares are not registered in your own name, please follow the voting instructions from your bank, broker, trustee or other nominee to vote your shares and, if you would like to attend the 2012 Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee or other nominee that holds the shares on your behalf.

CLIFFS NATURAL RESOURCES INC. 200 Public Square, Suite 3300, Cleveland, OH 44114 P 216.694.5700 cliffsnaturalresources.com

PROXY STATEMENT

March 23, 2012

SOLICITATION, USE AND REVOCATION OF PROXIES

The accompanying proxy is solicited by and on behalf of our Board of Directors, which we refer to as the Board of Directors or Cliffs’ Board, for use at the Annual Meeting of Shareholders to be held on May 8, 2012, which we refer to as our 2012 Annual Meeting, and any adjournments or postponements thereof. Any proxy may be revoked by a later proxy, by written notice to our Secretary or in the open meeting, without affecting any vote previously taken.

OUTSTANDING SHARES AND VOTING RIGHTS

As of March 9, 2012, the record date for the determination of persons entitled to vote at the 2012 Annual Meeting, there were 142,469,891 Common Shares, par value $0.125 per share, of Cliffs Natural Resources Inc. (“we,” “Cliffs” or the “Company”) outstanding, which we refer to as Common Shares. Each Common Share is entitled to one vote in connection with each item to be acted upon at the 2012 Annual Meeting. This proxy statement and accompanying proxy card are being first mailed or otherwise distributed to shareholders on or about March 23, 2012.

How to Vote if Registered Holder. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so over the Internet, by telephone or by mail.

Over the Internet. After reading the proxy materials and with your proxy card or your notice regarding the availability of the proxy materials in front of you, you may use a computer to access the website www.proxyvote.com. You will be prompted to enter your control number from your proxy card or your notice regarding the availability of the proxy materials. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.

By telephone. After reading the proxy materials and with your proxy card or your notice regarding the availability of the proxy materials in front of you, you may call the toll-free number appearing on the proxy card, using a touch-tone telephone. You will be prompted to enter your control number from your proxy card or your notice regarding the availability of the proxy materials. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.

By mail. If you received a paper copy of the proxy card by mail, after reading the proxy materials, you may mark, sign and date your proxy card and return it in the prepaid and addressed envelope provided.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to submit voting instructions and confirm that those instructions have been recorded properly.

How to Vote if Shares Held by Bank or Broker. If your shares are held by a bank, broker, trustee or some other nominee, that entity will provide separate voting instructions. All nominee share interests may view the proxy materials using the link www.proxyvote.com.

If your Common Shares are held in the name of a brokerage firm, your Common Shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under applicable rules to vote Common Shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is referred to as a “broker non-vote.” The ratification of Deloitte and Touche LLP as our registered independent public accounting firm is the only routine matter for which the brokerage firm that holds your Common Shares may vote your Common Shares without your instructions.

Proxies. The Common Shares represented by properly authorized proxies will be voted as specified. It is intended that the Common Shares represented by proxies on which no specification has been made will be voted: FOR the election of the nominees for Director named herein or such substitute nominees as the Board of Directors may designate, FOR the amendment of our Regulations to add a provision to allow the Board to amend the Regulations without shareholder approval as permitted under Ohio law, FOR the resolution approving the compensation of our named executive officers, FOR the 2012 Incentive Equity Plan, FOR the 2012 Executive Management Performance Incentive Plan, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm and, at the discretion of the persons named as proxies, on all other matters that may properly come before the 2012 Annual Meeting.

Counting of Votes. At the 2012 Annual Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the 2012 Annual Meeting. We intend to treat properly authorized proxies as “present” for purposes of determining whether a quorum has been achieved at the 2012 Annual Meeting.

Abstentions and broker non-votes will have no effect with respect to the election of Directors. Abstentions and broker non-votes will have the effect of votes against the proposal to amend our Regulations to add a provision to allow the Board to amend the Regulations without shareholder approval as permitted under Ohio law. Abstentions will have the effect of votes against, and broker non-votes will have no effect, with respect to the advisory vote regarding the compensation of our named executive officers and the vote to approve the 2012 Management Performance Incentive Plan. Abstentions will have no effect on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions will count as votes cast on Proposal No. 4 and will have the effect of votes against the approval of the 2012 Incentive Equity Plan. Broker non-votes will not be counted as votes cast with respect to the 2012 Incentive Equity Plan and will not affect whether enough affirmative votes are received to approve the plan, but will be counted in determining whether enough votes are cast on Proposal No. 4 for the 2012 Incentive Equity Plan to be approved.

Delivery of Documents to Shareholders Sharing an Address. If you are the beneficial owner, but not the record holder, of Cliffs Common Shares, your broker, bank or other nominee may only deliver one copy of our notice regarding the availability of proxy materials and, as applicable, any other proxy materials that are delivered until such time as you or other shareholders sharing an address notify your nominee that you want to receive separate copies. A shareowner who wishes to receive a separate copy of the notice regarding the availability of proxy materials, proxy statement and annual report should submit this request by writing to our Corporate Secretary at Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114, or calling our Investor Relations department at (800) 214-0739, and they will be delivered promptly. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual

Meeting, follow the instructions included in the notice regarding the availability of proxy materials. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

Cumulative Voting. If notice in writing shall be given by any shareholder to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the 2012 Annual Meeting, that such shareholder desires that the voting for the election of Directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the 2012 Annual Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election. Under cumulative voting, a shareholder may cast for any one nominee as many votes as shall equal the number of Directors to be elected, multiplied by the number of his or her Common Shares. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as he or she may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be cast in such manner and in accordance with the discretion of the person acting as proxy as will result in the election of as many of Cliffs’ Board’s nominees as is possible.

ELECTION OF DIRECTORS

(Proposal No. 1)

It is intended that proxies received will be voted, unless contrary instructions are given, to elect the 10 nominees named in the following table to serve until the next Annual Meeting of Shareholders or until their successors shall be elected. All of the nominees were elected by the shareholders at the Annual Meeting of Shareholders held on May 17, 2011.

Should any nominee decline or be unable to accept such nomination to serve as a Director, an event that we currently do not anticipate, the persons named as proxies reserve the right, in their discretion, to vote for a lesser number of nominees or for substitute nominees designated by the Directors, to the extent consistent with our Regulations.

We do not have a formal policy regarding Director attendance at our Annual Meeting of Shareholders; however, it is expected that all Directors will attend the 2012 Annual Meeting unless there are extenuating circumstances for nonattendance. Ten of our 12 current Directors attended the 2011 Annual Meeting.

INFORMATION CONCERNING DIRECTOR NOMINEES

Name, Age, Principal Occupation and Employment, and Experience During Past Five Years, Specific Qualifications to Serve as a Director and Committee Member	First Became Director
JOSEPH A. CARRABBA, 59, Chairman, President and Chief Executive Officer of Cliffs since May 2007. Mr. Carrabba served as our President and Chief Executive Officer from September 2006 through May 2007 and as our President and Chief Operating Officer from May 2005 to September 2006. Mr. Carrabba has served as a director of KeyCorp since November 2009 and a director of Newmont Mining Corporation since June 2007. In addition, he currently is a director of Great Lakes Science Center and Capital University and sits on the boards of American Iron and Steel Institute and National Mining Association.	2006

Mr. Carrabba is an experienced mining executive who came to Cliffs with over 20 years experience with Rio Tinto plc, a global mining company. While with Rio Tinto plc, he served in a variety of capacities in mining operations internationally, including locations in Asia, Australia, Canada and Europe. He brings a global mining and exploration perspective with experience in a variety of minerals, including bauxite, coal and diamonds to the Board.

SUSAN M. CUNNINGHAM, 56, Senior Vice President of Exploration and Business Innovation of Noble Energy Inc., an international oil and gas exploration and production company, since May 2007. Ms. Cunningham served as senior vice president of Exploration and Corporate Reserves of Noble Energy Inc. from 2005 to May 2007.	2005

Ms. Cunningham brings to the Board years of global exploration, geology and energy experience from her various roles with Noble Energy Inc. As we have grown internationally and expanded into mineral exploration and through mining acquisitions (metallurgical coal and chromite, as examples), her guidance has been a valuable asset to our Board in assessing the value of acquisition projects as well as providing guidance when we address energy usage and carbon-related issues.

Name, Age, Principal Occupation and Employment, and Experience During Past Five Years, Specific Qualifications to Serve as a Director and Committee Member	First Became Director
Committee Assignments: Governance and Nominating Committee and Strategy and Sustainability Committee

Ms. Cunningham’s leadership skills, developed as a senior executive of an international public company, are an asset to our Governance and Nominating Committee. Ms. Cunningham’s global exploration experiences and knowledge and understanding of global mining and exploration industries and reserve calculations strengthen our Strategy and Sustainability Committee. Ms. Cunningham’s executive experience is also a valuable resource for Cliffs’ Board in its dealings with senior management.

BARRY J. ELDRIDGE, 66, Currently retired. Mr. Eldridge previously served as the managing director and chief executive officer of Portman Limited, an international iron ore mining company in Australia, from October 2002 through April 2005. Mr. Eldridge formerly served as chairman of Vulcan Resources Ltd. from 2005 to 2008 and, chairman of Millennium Mining Pty. Ltd. from 2007 to 2008. Mr. Eldridge is currently the chairman of Mundo Minerals Limited. In addition, he serves as a director of Sundance Resources Ltd. All of these companies are or were listed on the Australian Stock Exchange.	2005

As a former executive of an international mining company and former or acting chairman of various Australian mining companies, Mr. Eldridge brings to the Board a wealth of international management experience as well as business perspectives specific to the Australian coal and iron mining industry, which is one of Cliffs’ strategic focuses.

Committee Assignments: Strategy and Sustainability Committee and Compensation and Organization Committee

Mr. Eldridge’s extensive international mining and exploration expertise is an asset to our Strategy and Sustainability Committee, particularly when evaluating new strategic opportunities. His management experience both on boards of other companies and as a former executive facilitates his ability to lead as Chairman of the Strategy and Sustainability Committee and strengthens the Compensation and Organization Committee through his understanding of compensation strategies necessary to retain and attract international exploration and mining talent.

ANDRÉS R. GLUSKI, 54, President and Chief Executive Officer of The AES Corporation, or AES, one of the world’s largest independent power producers with operations in 26 countries. Dr. Gluski served as senior vice president, Caribbean and Central America of AES from 2003 to 2006, executive vice president and regional president, Latin America of AES from 2006 to 2007 and as executive vice president and chief operating officer of AES from 2007 to 2011. Dr. Gluski currently is also chairman for AES Gener S. A. and AES Brasiliana. Previously, Dr. Gluski worked with the International Monetary Fund and served as director general of the Ministry of Finance and senior economic policy advisor to the Minister of Planning in Venezuela.

2011

Dr. Gluski’s years of experience with AES and other public and private initiatives throughout the Americas in a number of executive capacities provides the Board with valuable international business experience and knowledge, which particularly is relevant to Cliffs’ Board in light of Cliffs’ growing international operations. Dr. Gluski’s executive experience is also a valuable resource for Cliffs’ Board in its dealings with senior management.

Name, Age, Principal Occupation and Employment, and Experience During Past Five Years, Specific Qualifications to Serve as a Director and Committee Member	First Became Director

Committee Assignments:

Audit Committee and Strategy and Sustainability Committee

Dr. Gluski’s background in international finance and economics along with his knowledge of the power industry brings practical expertise to both committees.

SUSAN M. GREEN, 52, Deputy General Counsel, U.S. Congressional Office of Compliance since November 2007. Ms. Green served as aide to Council member Nancy Floreen, Montgomery County, Maryland from December 2002 to August 2005. Ms. Green originally was proposed as a nominee for the Board by the United Steelworkers, or USW, pursuant to the terms of our 2004 labor agreement.	2007

Ms. Green has served as both a labor organizer and as an attorney representing organized labor. She also has worked in government both as a member of former Massachusetts’ Senator Edward M. Kennedy’s staff and as a member of the U.S. Department of Labor during the Clinton administration. She brings her diverse experiences as a labor attorney and an alternative point of view to our Board. As someone who has represented organized labor, she is able to advocate the views of the majority of our North American workforce.

Committee Assignments: Audit Committee and Governance and Nominating Committee Ms. Green’s labor and governmental background brings practical experience to both committees.

JANICE K. HENRY, 60, Currently retired. Ms. Henry previously served as senior vice president from 1998 through June 2006, chief financial officer from 1994 to June 2005 and treasurer from 2002 to March 2006 of Martin Marietta Materials, Inc., or Martin Marietta, a producer of construction aggregates serving the public infrastructure, commercial and residential construction markets in the United States. Ms. Henry served in a consulting capacity for Martin Marietta from July 2006 through June 2009. Ms. Henry was a director of Inco Limited from June 2004 through October 2006 and of North American Galvanizing & Coatings, Inc. from February 2008 through August 2010. In January 2012, Ms. Henry became a director of W.R. Grace & Co., a global specialty chemicals and materials company. Since October 2009, Ms. Henry has been a member of The Charles Stark Draper Laboratory, Inc., a nonprofit corporation, which engages in activities that contribute to the support and advancement of scientific research, technology and development.

2009

Ms. Henry’s background with Martin Marietta brings significant accounting, financial, Securities and Exchange Commission, or SEC, reporting, risk analysis, and audit experiences to our Board. As a former director on the boards of Inco Limited and North American Galvanizing & Coatings, Inc., Ms. Henry contributes her board-level experience and background in mining and basic materials.

Committee Assignments:

Audit Committee and Compensation and Organization Committee

Ms. Henry’s extensive financial reporting and accounting background provides the additional expertise required for audit committees of public companies. Cliffs’ Board has determined that she is one of the two audit committee financial experts (as that term is defined in SEC regulations) on the Audit Committee. Additionally, her financial background complements the activities of the Compensation Committee and she is an important link between the Audit and Compensation Committees.

Name, Age, Principal Occupation and Employment, and Experience During Past Five Years, Specific Qualifications to Serve as a Director and Committee Member	First Became Director

JAMES F. KIRSCH, 54, Chairman, President and Chief Executive Officer of Ferro Corporation, or Ferro, a global supplier of technology-based materials for a broad range of manufacturers. Mr. Kirsch was elected chairman of Ferro’s board of directors in December 2006 and appointed chief executive officer and a director of Ferro in November 2005. Mr. Kirsch joined Ferro in October 2004 as its president and chief operating officer. Prior to joining Ferro from 2002 through 2004, Mr. Kirsch served as president of Premix Inc. and Quantum Composites, Inc., manufacturers of thermoset molding compounds, parts and subassemblies for the automotive, aerospace, electrical and HVAC industries. From 2000 through 2002, he served as president and director of Ballard Generation Systems, a company engaged in the design, development, manufacture and sale of clean energy fuel cell products, and vice president for Ballard Power Systems in Burnaby, British Columbia, Canada.

Mr. Kirsch brings a wealth of senior management experience with major organizations with international operations. As chairman, president and chief executive officer of a New York Stock Exchange, or NYSE, listed company, he brings additional chairmanship and CEO experience to Cliffs’ Board and the committees on which he serves.

Committee Assignments:

Compensation and Organization Committee and Governance and Nominating Committee

2010

Mr. Kirsch, as chairman and chief executive officer of a public company, is experienced in the annual, quarterly and periodic filing obligations of the SEC. As an executive officer of a public company and chairman of its board, Mr. Kirsch is well versed in the mechanics of board compensation matters and corporate governance issues. Mr. Kirsch was a member of the Audit Committee until June 30, 2011 and became a member of the Governance and Nominating Committee and Compensation and Organization Committee on July 1, 2011. On September 1, 2011, Mr. Kirsch was named Chairman of the Compensation and Organization Committee.

FRANCIS R. McALLISTER, 69, Chairman and Chief Executive Officer of Stillwater Mining Company, a palladium and platinum producer, since February 2001. Mr. McAllister has served as a director of Stillwater Mining Company since January 2001.	1996

As a sitting chairman and chief executive officer of a North American mining company for 11 years, Mr. McAllister brings significant mining and leadership expertise to the Board. As a sitting chairman, Mr. McAllister’s experience in fostering good communication between directors and management is invaluable in his capacity as Lead Director. Mr. McAllister stepped down as Chairman of the Compensation and Organization Committee effective September 1, 2011, but remained Lead Director.

Committee Assignments:

Strategy and Sustainability Committee, Compensation and Organization Committee and Lead Director

A strong mining background provides Mr. McAllister with special insight into mineral exploration and reserve strategies to help direct our Strategy and Sustainability Committee towards new diverse steel industry-related mineral opportunities. Mr. McAllister’s leadership experience and perspective is invaluable to the Company as Lead Director.

Name, Age, Principal Occupation and Employment, and Experience During Past Five Years, Specific Qualifications to Serve as a Director and Committee Member	First Became Director
RICHARD K. RIEDERER, 68, Chief Executive Officer of RKR Asset Management, a consulting organization, since June 2006. Mr. Riederer served as president and CEO from January 1996 through February 2001 of Weirton Steel Corporation, a steel producing company. Mr. Riederer has been a director of First American Funds since September 2001. He also serves on the Board of Trustees of Franciscan University of Steubenville.	2002

Mr. Riederer’s long career in the steel industry as well as his experience as CEO and chief financial officer of Weirton Steel Corporation, a North American steel producer, brings executive management, accounting and finance and financial reporting expertise to Cliffs’ Board as well as an in depth knowledge of the North American steel industry. His insight as past chairman of North American Iron & Steel Institute is invaluable.

Committee Assignments:

Audit Committee and Strategy and Sustainability Committee

Mr. Riederer is one of two audit committee financial experts (as that term is defined in SEC regulations) based on years of financial and accounting experience and leadership as a member, as well as Chairman, of the Audit Committee. Mr. Riederer’s strong sense of leadership and knowledge of the steel industry supports the purpose of our Strategy and Sustainability Committee.

RICHARD A. ROSS, 54, Currently retired. Mr. Ross previously served as chairman and CEO of Inmet Mining Corporation, a Canadian-based global mining company. Mr. Ross was president and CEO of Inmet Mining Corporation from 2000 to 2005, chairman and CEO from 2005 to 2009 and chairman of the Board in 2009 of Inmet Mining Corporation. Mr. Ross’ executive leadership experience and knowledge of Canadian mining companies brings valuable skills and perspectives to the Board and the committees on which he serves.	2011

Committee Assignments:

Audit Committee and Governance and Nominating Committee

As a former chairman and CEO of a mining company, Mr. Ross is well versed in corporate governance and board compensation practices for a mining company as well as financial disclosure requirements.

In accordance with the retirement policy contained in our Corporate Governance Guidelines, Messrs. Roger Phillips and Alan Schwartz are not standing for re-election at the 2012 Annual Meeting.

In the election of Directors, the nominees receiving a plurality vote of the Common Shares will be elected. However, under our majority voting policy, any Director-nominee that is elected but fails to receive a majority of votes cast (which excludes abstentions and broker non-votes) is expected to tender his or her resignation, which resignation will be considered by the Governance and Nominating Committee and our Board.

The Board of Directors recommends a vote FOR each of the nominees listed above.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that each of the current Directors standing for re-election, other than Mr. Carrabba, and all of the current members of the Audit, Governance and Nominating, and Compensation and Organization Committees, have no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within our director independence standards, which reflect exactly the NYSE director independence standards. Ronald C. Cambre served as a Director during 2011 until the 2011 annual meeting and the Board of Directors also determined that Mr. Cambre met these independence standards. Mr. Carrabba is our Chairman, President and Chief Executive Officer, or CEO, and as such, is not considered independent. He does not serve as a member of any of Cliffs’ Board committees.

Since January 1, 2011, there have been no transactions between Cliffs and any of its independent Directors other than compensation for service as a director as disclosed below.

BOARD OF DIRECTORS AND BOARD COMMITTEES

The members and nominees for Cliffs’ Board have diversified professional experience in general management, steel manufacturing, construction aggregates, mining, finance, labor, law, education, natural resource exploration, power generation and distribution, and other fields. There is no family relationship among any of our nominees and executive officers. Nine of the 10 nominees have no present or former employment relationship with Cliffs. The average age of the nominees currently serving on Cliffs’ Board is 59, ranging from ages 52 to 69. The average years of service of the nominees currently serving on Cliffs’ Board is five years, ranging from one year to 16 years of service.

Board Leadership Structure. The Chairman of our Board is Joseph A. Carrabba, who is also our CEO and President. Pursuant to our Corporate Governance Guidelines, when the positions of Chairman and CEO are held by one individual, then the Board designates our Lead Director. Francis R. McAllister currently serves as our Lead Director. The Board has determined that this leadership structure is appropriate for our Company.

Under this leadership structure, Mr. Carrabba is responsible for overseeing and facilitating communications between our management and the Board, for setting the meeting schedules and agendas, and leading Board discussions during Board meetings. In his combined role, Mr. Carrabba has the benefit of Cliffs’ personnel to help with extensive meeting preparation, responsibility for the process of recordkeeping of all Board deliberations, and the benefit of direct daily contact with management and internal audit departments. The Chairman works closely with the Lead Director in setting meeting agendas and in ensuring that essential information is effectively communicated to the Board. This leadership structure provides our Chairman with the readily available resources to manage the affairs of the Board while allowing our Lead Director to provide effective and timely advice and guidance.

Corporate Governance Guidelines. Our governance process is based on our Corporate Governance Guidelines, which are available on our website at http://www.cliffsnaturalresources.com.

Meetings; Committees. During 2011, eight meetings of Cliffs’ Board and 31 meetings of Cliffs’ Board committees were held. Our independent Directors held seven meetings in executive session without the presence of Mr. Carrabba in 2011. Mr. McAllister has served as Lead Director since May 2004. He chaired all of the Board’s executive session meetings in 2011. Directors also discharge their responsibilities by reviewing reports to Directors, visiting our facilities, corresponding with the CEO, and conducting telephone conferences with the CEO and Directors regarding matters of interest and concern to Cliffs. In addition, Directors have regular access to senior management of Cliffs. The Directors have meetings of Audit, Governance and Nominating, Compensation and Organization, and Strategy and Sustainability Committees as well as ad hoc committee meetings when needed. The Board reviewed its committee structure and determined that it was advisable to rename the former Strategy and Operations Committee to Strategy and Sustainability Committee effective January 2012 to indicate that this committee also has oversight of our sustainability efforts.

All committees regularly report their activities, actions and recommendations to Cliffs’ Board. During 2011, one independent Director attended at least 90 percent of all meetings, while the remaining independent Directors attended at least 94 percent of the aggregate total of Cliffs’ Board and committee meetings. No Director attended less than 75 percent of Cliffs’ Board or committee meetings of which they were members.

Audit Committee. The members of the Audit Committee from January 1, 2011 through June 30, 2011 consisted of Messrs. Riederer (Chairman), Kirsch and Schwartz, and Mses. Green and Henry. Since July 1, 2011, the Audit Committee membership has consisted of Messrs. Riederer (Chairman), Gluski, Ross and Schwartz, and Mses. Green and Henry.

The Audit Committee reviews with our management, the internal auditors and the independent registered public accounting firm, the adequacy and effectiveness of our system of internal control over financial reporting; reviews significant accounting matters; reviews quarterly unaudited financial information prior to public release; approves the audited financial statements prior to public distribution; approves our assertions related to internal controls prior to public distribution; reviews any significant changes in our accounting principles or financial reporting practices; reviews, approves and retains the services performed by our independent registered public accounting firm; has the authority and responsibility to evaluate our independent registered public accounting firm; discusses with the independent registered public accounting firm their independence and considers the compatibility of non-audit services with such independence; annually selects and retains our independent registered public accounting firm to examine our financial statements; approves management’s appointment, termination or replacement of the Chief Risk Officer; and conducts a legal compliance review at least annually. The members of the Audit Committee are independent under applicable SEC rules and the NYSE listing standards. Cliffs’ Board identified Mr. Riederer and Ms. Henry as audit committee financial experts (as defined in Item 407(d)(5)(ii) of Regulation S-K of the SEC rules). No member of the Audit Committee serves on the audit committees of more than three public companies. The Audit Committee held 11 meetings during 2011. The charter of the Audit Committee is available at http://www.cliffsnaturalresources.com.

Governance and Nominating Committee. From January 1, 2011 through June 30, 2011, the members of the Governance and Nominating Committee consisted of Messrs. Phillips (Chairman), Kirsch and Schwartz, and Mses. Cunningham and Green. Since July 1, 2011, the members of the Governance and Nominating Committee have consisted of Messrs. Phillips (Chairman), Kirsch, Schwartz and Ross, and Mses. Cunningham and Green. The Governance and Nominating Committee is involved in determining Director compensation and reviews and administers our Director compensation plans; monitors the Board governance process and provides counsel to the CEO on Board governance and other matters; recommends changes in membership and responsibility of Board committees; and acts as the Board’s Nominating Committee and Proxy Committee in the election of Directors. The Governance and Nominating Committee held five meetings during 2011. The charter of the Governance and Nominating Committee is available at http://www.cliffsnaturalresources.com.

As noted above, the Governance and Nominating Committee is involved in determining compensation for our Directors. The Governance and Nominating Committee reviews and administers our Director compensation plans, and makes recommendations to the Board with respect to compensation plans and equity-based plans for Directors. The Governance and Nominating Committee annually reviews Director compensation in relation to comparable companies and other relevant factors. Any change in Director compensation must be approved by Cliffs’ Board. Other than Mr. Carrabba in his capacity as a Director, no executive officers participate in setting Director compensation. From time to time, the Governance and Nominating Committee or Cliffs’ Board may engage the services of a compensation consultant to provide information regarding Director compensation at comparable companies.

Compensation and Organization Committee. The Compensation and Organization Committee, which we refer to as the Compensation Committee, consisted of Messrs. McAllister (Chairman), Eldridge and Phillips, and Ms. Henry from January 1, 2011 through June 30, 2011. Mr. Cambre was a member of the Compensation Committee from January 1, 2011 to May 16, 2011. Since July 1, 2011, the Compensation Committee members were Messrs. McAllister (Chairman), Eldridge, Kirsch and Phillips and Ms. Henry. As of August 11, 2011, Mr. Kirsch assumed the role of chairman while Mr. McAllister remained Lead Director and a member of the Committee. The Compensation Committee recommends to Cliffs’ Board the election and compensation of officers; administers our executive compensation plans for officers; reviews management development; evaluates the performance of the CEO and the other executive officers; and obtains the advice of outside experts with regard to compensation matters. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee.

The Compensation Committee obtains analysis and advice from an external compensation consultant to assist with the performance of its duties under its charter. The Compensation Committee directly retained Semler Brossy Consulting Group, or Semler Brossy, for 2011, and Semler Brossy helped the Compensation Committee develop an appropriate agenda for performing the Compensation Committee’s responsibilities. In this regard, Semler Brossy advised and assisted the Compensation Committee in determining the appropriate objectives and goals of our executive compensation programs; in designing compensation programs that fulfill those objectives and goals; in seeking to align executive compensation programs with shareholder interests; in evaluating the effectiveness of our compensation programs; in identifying appropriate pay positioning strategies and pay levels in our executive compensation programs; and in identifying mining industry and general industry peers and identifying compensation surveys for the Compensation Committee to use to benchmark the appropriateness and competitiveness of our executive compensation program.

The Compensation Committee makes all decisions regarding the CEO’s compensation, subject to ratification by the independent members of the Board, after consulting with its advisors in executive session where no management employees are present. For the other executive officers, the CEO is asked by the Compensation Committee to conduct and present an assessment on the achievement of specific goals established for those officers and on the performance of Cliffs taking into account external market forces and other considerations. While the CEO and Executive Vice President, Finance and Administration and Chief Financial Officer attend Compensation Committee meetings regularly by invitation, the Compensation Committee is the final decision maker for the compensation of the executive officers. For additional information regarding the operation of the Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis” beginning on page 20 of this proxy statement. The Compensation Committee held eight meetings during 2011. The charter of the Compensation Committee is available at http://www.cliffsnaturalresources.com.

Strategy and Sustainability Committee (formerly known as the Strategy and Operations Committee). From January 1, 2011 to June 30, 2011, the Strategy and Sustainability Committee consisted of Messrs. Eldridge (Chairman), McAllister and Riederer, and Ms. Cunningham. Mr. Cambre was a member of the Strategy and Sustainability Committee until May 16, 2011. Since July 1, 2011, the members of the Strategy and Sustainability Committee have been Messrs Eldridge (Chairman),

Gluski, McAllister and Riederer, and Ms. Cunningham. The purpose of the Strategy and Sustainability Committee is to oversee Cliffs’ strategic plan, annual management objectives and operations and to oversee and monitor risks relevant to its strategy, as well as operational, safety and environmental risks. The Strategy and Sustainability Committee provides advice and assistance with developing our Company’s current and future strategy; provides follow up oversight with respect to the comparison of actual results with estimates for major projects and post-deal integration; ensures that Cliffs has appropriate strategies for managing exposures to financial, economic and hazard risks; assesses Cliffs’ overall capital structure and its capital allocation priorities; assists management in determining the resources necessary to implement Cliffs’ strategic and financial plans; monitors the progress and implementation of the Company’s strategy; acts in an advisory capacity to the Board and management with respect to Cliffs’ global sustainability strategies and its social license to operate; and reviews the adequacy of Cliffs’ insurance programs.

The Strategy and Sustainability Committee held seven meetings in 2011. The charter of the Strategy and Sustainability Committee is available at http://www.cliffsnaturalresources.com.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board of Directors as a whole oversees our enterprise risk management, or ERM, process. The Board executes its risk oversight role in a variety of manners. The full Board regularly discusses the key strategic risks facing Cliffs, and the Board has an annual meeting devoted to strategic planning, including discussion of Cliffs’ principal strategic risks.

In addition, the Board delegates oversight responsibility for certain areas of risk to its committees. Generally, each committee oversees risks that are associated with the purpose of and responsibilities delegated to that committee. For example, the Audit Committee oversees risks related to accounting and financial reporting, treasury, legal, compliance and information technology. In addition, pursuant to its charter, the Audit Committee periodically reviews our ERM process. The Strategy and Sustainability Committee addresses strategic, operational, safety and environmental risks. The Compensation and Organization Committee monitors risks related to development and succession planning for executive officers, and compensation and related policies and programs for executive and non-executive officers and management. The Governance and Nominating Committee handles risks with respect to board organization, membership and structure, director succession planning and corporate governance matters. As appropriate, the respective committees’ Chairpersons provide reports to the full Board.

Through the ERM process, management is responsible for the day-to-day management of Cliffs’ risks. Cliffs’ Chief Risk Officer leads the administration of the ERM process, which includes the involvement of management in the identification, assessment, mitigation and monitoring of Cliffs’ key risks. The Chief Risk Officer and/or executive management regularly reports to the Board or relevant Committees regarding Cliffs’ key risks and the actions being taken to manage these risks.

The Company believes that its leadership structure supports the risk oversight function of the Board. While the Company has a combined Chairman of the Board and Chief Executive Officer, strong Directors chair our committees, which are each involved with risk oversight, there is open communication between management and Directors, and all Directors are involved actively in the risk oversight function.

CONSIDERATION OF DIRECTOR NOMINEES

Shareholder Nominees

The policy of the Governance and Nominating Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating nominations, the Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on Cliffs’ Board and to address the membership criteria set forth below under “Board Diversity and Director Qualifications.” Any shareholder nominations proposed for consideration by the Governance and Nominating Committee should include: (i) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise; (ii) an indication of the nominee’s consent to serve as a Director if elected; and (iii) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director. Shareholder nominations should be addressed to Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315, Attention: Secretary. Our Regulations provide that at any meeting of shareholders at which directors are to be elected, only persons nominated as candidates will be eligible for election.

Board Diversity and Director Qualifications

Although there is no specific board diversity policy in place presently, the Governance and Nominating Committee does consider such factors as it deems appropriate and consistent with our Corporate Governance Guidelines, the charter of the Governance and Nominating Committee and other criteria established by Cliffs’ Board, which includes diversity. The Governance and Nominating Committee’s goal in selecting directors for nomination to Cliffs’ Board generally is to seek to create a well-balanced team that combines diverse experience, skill and intellect of seasoned directors in order to enable us to pursue our strategic objectives. The Governance and Nominating Committee has not reduced the qualifications for service on Cliffs’ Board to a checklist of specific standards or minimum qualifications, skills or qualities. Rather, we seek, consistent with the vacancies existing on Cliffs’ Board at any particular time and the interplay of a particular candidate’s experience with the experience of other Directors, to select individuals whose business experience, knowledge, skills, diversity and integrity would be considered a desirable addition to our Board and any committees thereof. In addition, the Governance and Nominating Committee annually conducts a review of incumbent Directors in order to determine whether a Director should be nominated for re-election to Cliffs’ Board.

The Governance and Nominating Committee makes determinations as to Director selection based upon the facts and circumstances at the time of the receipt of the Director candidate recommendation. Applicable considerations include: whether the Governance and Nominating Committee currently is looking to fill a new position created by an expansion of the number of Directors, or a vacancy that may exist on Cliffs’ Board; whether the current composition of Cliffs’ Board is consistent with the criteria described in our Corporate Governance Guidelines; whether the candidate submitted possesses the qualifications that generally are the basis for selection of candidates to Cliffs’ Board; and whether the candidate would be considered independent under the rules of the NYSE and our standards with respect to Director independence. Final approval of any candidate is determined by the full Cliffs’ Board.

Identifying and Evaluating Nominees for Directors

The Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for Director. The Governance and Nominating Committee regularly reviews the appropriate size of Cliffs’ Board and whether any vacancies on Cliffs’ Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance and Nominating Committee considers various potential candidates for Director. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, professional search firms, shareholders or other persons. As described above, the Governance and Nominating Committee considers properly submitted nominations for candidates for Cliffs’ Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Governance and Nominating Committee at its next regularly scheduled meeting.

MAJORITY VOTING POLICY

In 2010, the Board adopted a majority voting policy whereby, in an uncontested election, any nominee for director who fails to receive a majority of the votes cast (which excludes abstentions and broker non-votes) is expected to tender his or her resignation. In such an event, the Governance and Nominating Committee will consider the tendered resignation and make a recommendation to the Board.

MEETINGS OF NON-MANAGEMENT DIRECTORS; COMMUNICATIONS WITH DIRECTORS

In accordance with the NYSE’s corporate governance listing standards, our non-management directors meet at regularly scheduled executive sessions without management present. Shareholders and interested parties may communicate with the Lead Director, our non-management directors as a group or Cliffs’ Board, by writing to the Lead Director at Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315, Attn: Lead Director. As set forth in the Corporate Governance Guidelines, the Lead Director will report to the full Board any communications that are directed at all members of Cliffs’ Board.

BUSINESS ETHICS POLICY

We have adopted a Code of Business Conduct and Ethics, or Code, which applies to all of our Directors, officers and employees. The Code is available on our website at http://www.cliffsnaturalresources.com in the Corporate Governance section under “Investors.” We intend to post amendments to or waivers from our Code (to the extent applicable to our principal executive officer, principal financial officer or principal accounting officer) on our website. Reference to our website and the contents thereof do not constitute incorporation by reference of the information contained on our website, and such information is not part of this proxy statement.

DIRECTORS’ COMPENSATION

Directors who are not Cliffs’ employees receive an annual retainer fee, fees for meeting attendance and an annual equity award. The Lead Director and Committee Chairpersons receive additional retainer fees. Employee Directors receive no additional compensation for their service as Directors. Certain changes to the retainer and per-meeting fees were made during 2011, which were effective April 1, 2011. The following table sets forth the retainer and per-meeting fee schedules in effect for the first quarter of 2011 and each quarter thereafter, respectively:

Board Function	January 1, 2011 - March 31, 2011	April 1, 2011 - Present
Annual Retainer	$50,000	$60,000
Board Meeting Fees	$2,000/meeting	$2,000/meeting
Committee Meetings Fees	$1,500/meeting	$1,500/meeting
Lead Director Annual Retainer	$40,000	$40,000
Audit Committee Annual Chair Retainer	$15,000	$15,000
Compensation and Organization Committee Annual Chair Retainer	$10,000	$12,500
Governance and Nominating and Strategy and Sustainability Committees Annual Chair Retainers	$7,500	$10,000

The Directors’ annual equity grants are made under the Nonemployee Directors’ Compensation Plan (as Amended and Restated as of December 31, 2008), which we refer to as the Directors’ Plan. Effective May 17, 2011, the Directors’ Plan provides for $80,000 worth of restricted or unrestricted Common Shares, as described below, to be awarded on the annual meeting date, unless otherwise determined by the Board. The Board has increased the value of the annual equity grants to $85,000 starting with the May 8, 2012 annual meeting. Nonemployee Directors who are under age 69 on the date of the annual meeting receive an automatic annual grant of restricted shares with a three-year vesting requirement. Nonemployee Directors who are 69 years of age or older on the date of the annual meeting receive an automatic annual grant of Common Shares (with no restrictions). Three Directors received their annual equity awards in the form of unrestricted shares in May 2011, and one will receive unrestricted shares in the May 2012 annual equity grant. Any Directors who join the Board after the annual meeting receive a prorated award of restricted shares pursuant to the Directors’ Plan. Directors receive dividends on their annual equity grants and may elect that all cash dividends with respect to restricted shares be deferred and reinvested in additional Common Shares. Those additional Common Shares are subject to the same restrictions as the underlying award. Cash dividends not subject to a deferral election will be paid to the Director without restriction.

We have established Director Share Ownership Guidelines and assess each Director’s compliance with the guidelines in December of each year. If a nonemployee Director meets the guidelines as of that assessment, the Director may elect to receive all or a portion of his or her annual retainer for the following year in cash. If the Director does not meet these guidelines, the Director is required to receive an equivalent value of a specified portion of the annual retainer in Common Shares until he or she meets the guidelines. Whether or not they are required to receive part of their retainer as Common Shares, nonemployee Directors may elect to receive up to 100 percent of their retainer and other fees in Common Shares. The cash portions of the annual retainers are paid quarterly, and Common Shares are issued at the beginning of the next fiscal year for the portion of each quarter’s retainer that is paid in Common Shares. For those Directors who were required (or elected) to receive payment of their 2011 annual retainers in the form of Common Shares, $5,000 of the retainer paid for the first quarter of 2011 was paid in Common Shares, and $6,000 of the retainer for the remaining quarters of 2011 was paid in Common Shares.

The Director Share Ownership Guidelines that were in effect as of the December 2010 assessment, and which determined whether or not Directors were required to receive a portion of their

2011 retainers in Common Shares, provided that a Director should hold or acquire by the end of a four-year period the lesser of either (i) 4,000 or more Common Shares, or (ii) Common Shares having a market value of at least $100,000. We amended our Director Share Ownership Guidelines at the beginning of 2011. The amended guidelines, which applied to the December 2011 assessment with respect to Director elections for 2012 retainer payments, require a Director to hold or acquire Common Shares having a market value of at least $250,000 within five years of becoming a Director.

The Directors’ Plan gives nonemployee Directors the opportunity to defer all or a portion of their annual retainer and other fees, whether payable in cash or Common Shares. If a Director elects to defer part of his or her retainer or fees in shares, then the number of shares credited to the Director’s account is equal to the portion of retainer or fee elected to receive in shares divided by the fair market value of the shares on the first day of the period to which the retainer or fee relates. The portion of a fee that is deferred will be credited following each plan year to the respective Director’s account as of the date it would have otherwise been paid. Nonemployee Directors may elect to receive deferred shares in lieu of their annual equity award with the same three-year vesting requirements. Amounts held in deferred cash accounts earn interest at the end of each quarter based on the Moody’s Corporate Average Bond Yield, or such other rate as may be fixed by the plan administrator. Deferred share accounts earn dividend equivalents at the end of each quarter based on any cash dividends we pay during the quarter, which dividend equivalents are credited to the accounts in the form of additional deferred shares. The amounts in the Director’s deferral accounts, whether cash or shares, together with any deferred dividends, will be paid to the Director in the form elected after such Director’s death, disability, termination of service, or change in control of the Company.

Cliffs has a trust agreement with KeyBank National Association relating to the Directors’ Plan in order to fund and pay our deferred compensation obligations under the plan.

Director Compensation for 2011

The following table, supported by the accompanying footnotes and narrative, sets forth for fiscal year 2011 all compensation earned by the individuals who served as our nonemployee Directors at any time during 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
R. C. Cambre(5)	47,500	—	—	—	47,500
S. M. Cunningham	89,500	80,013	—	4,033	173,546
B. J. Eldridge	103,875	80,013	—	4,033	187,921
A. R. Gluski	97,611	104,670	—	762	203,043
S. M. Green	99,500	80,013	—	4,033	183,546
J. K. Henry	104,000	80,013	—	3,424	187,437
J. F. Kirsch	95,644	80,013	—	1,309	176,966
F. R. McAllister	141,731	80,013	101	4,088	225,933
R. Phillips	104,375	80,013	—	225	184,613
R. K. Riederer	117,500	80,013	—	—	197,513
R. A. Ross	98,111	104,670	—	763	203,544
A. Schwartz	97,500	80,013	—	225	177,738

(1)	The amounts listed in this column reflect the aggregate cash dollar value of all earnings in 2011 for annual retainer fees, chairman retainers and meeting fees, whether received in required retainer shares, voluntary shares, cash or a combination thereof. Unless otherwise noted below, the amounts indicated were elected to be paid in cash.

Messrs. Eldridge and Schwartz and Ms. Cunningham met the Director Share Ownership Guidelines and elected to continue to receive $23,000 each in Common Shares. Messrs. Gluski and Ross joined our Board in January 11, 2011 and received a pro rata amount of $22,444 each, which they were required to receive in Common Shares. Messrs. Kirsch and Riederer met the Director Share Ownership Guidelines and elected to defer $23,000 in Common Shares pursuant to the Directors’ Plan.

(2)	The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC 718 for the nonemployee Directors’ annual equity awards of either restricted shares or unrestricted shares granted during 2011, which awards are further described above, and whether or not deferred by the Director. The grant date fair value of the nonemployee Directors’ annual equity award on May 17, 2011 was $86.50 per share. Among the nonemployee Directors, only Messrs. Phillips and Schwartz (who were 69 years of age or older on the Annual Meeting date in May 2011) received 925 unrestricted Common Shares each as his annual equity award for 2011 under the Directors’ Plan. Messrs. Kirsch and Riederer elected to defer their 925 restricted shares under the Directors’ Plan. Messrs. Gluski and Ross joined our Board January 11, 2011 and each received a prorated annual equity award of 290 restricted shares at a grant date fair value of $84.96 per share in addition to the May 17, 2011 grants. Messrs. Kirsch, McAllister and Riederer have elected to defer their dividends on certain of their annual equity awards into additional Common Shares subject to the same risk of forfeiture as their original grants pursuant to the Directors Plan. As of December 31, 2011, the aggregate number of restricted shares subject to forfeiture held by each nonemployee Director was as follows: Ms. Cunningham—4,842; Mr. Eldridge—4,842; Dr. Gluski—1,215; Ms. Green—4,842; Ms. Henry—4,384; Mr. Kirsch—1,569.8753; Mr. McAllister—4,934.0351; Mr. Phillips—0; Mr. Riederer—0; Mr. Ross—1,224.9801; and Mr. Schwartz—0.

As of December 31, 2011, the aggregate number of unvested deferred shares, including dividend reinvestments, allocated to the deferred share accounts of Messrs. Kirsch and Riederer under the Directors’ Plan were 936 and 4,947, respectively.

(3)	Mr. McAllister recognized above-market earnings in his deferred cash account of $101.

(4)	These amounts reflect dividends earned in 2011 on restricted stock awards.

(5)	Mr. Cambre served as a Director until the 2011 Annual Meeting, at which he did not stand for re-election in accordance with the retirement policy contained in our Corporate Governance Guidelines.

SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS

The following table sets forth the amount and percent of Common Shares that, as of March 9, 2012 (except as otherwise indicated), are deemed under the rules of the SEC to be “beneficially owned” by each Director, by each nominee for Director, by our CEO, Chief Financial Officer, or CFO, and the other named executive officers as identified in the Summary Compensation Table below by such persons, individually and collectively by the Directors, nominees for Director and the other executive officers as a group, and by any person or “group” (as the term is used in the Securities Exchange Act of 1934, which we refer to as the Exchange Act) known to us as of that date to be a “beneficial owner” of more than five percent or more of the outstanding Common Shares. No Directors, Director nominees or executive officers hold any outstanding stock options as of March 9, 2012.

	Amount and Nature of “Beneficial Ownership”(1)
Name of Beneficial Owner	Beneficial Ownership(2)	Investment Power		Voting Power		Percent of Class(3)
		Sole	Shared	Sole	Shared
Non-employee Directors/ Nominees
Susan M. Cunningham	12,396	12,396	—	12,396	—	—
Barry J. Eldridge	15,828	15,828	—	15,828	—	—
Andrés R. Gluski	2,651	2,651	—	2,651	—	—
Susan M. Green	6,388	6,388	—	6,388	—	—
Janice K. Henry	4,591	4,591	—	4,591	—	—
James F. Kirsch	3,093	3,093	—	3,093	—	—
Francis R. McAllister	22,066	22,066	—	22,066	—	—
Roger Phillips	39,659	39,659	—	39,659	—	—
Richard K. Riederer	19,763	19,763	—	19,763	—	—
Richard A. Ross	4,536	4,536	—	4,536	—	—
Alan Schwartz	19,342	19,342	—	19,342	—	—

Named Executive Officers
Joseph A. Carrabba	212,738	212,738	—	212,738	—	—
Laurie Brlas	71,380	71,380	—	71,380	—	—
Donald J. Gallagher	131,147	131,147	—	131,147	—	—
Duncan P. Price	—	—	—	—	—	—
P. Kelly Tompkins	9,080	9,080	—	9,080	—	—
William R. Calfee	393,417	393,417	—	393,417	—	—
Richard R. Mehan	10,604	10,604	—	10,604	—	—
All Directors, Nominees and Executive Officers as a group (26 Persons)	804,506	804,506	—	804,506	—	—

Other Persons
Capital World Investors	10,570,117	10,570,117	—	10,570,117	—	7.42%
333 South Hope Street Los Angeles, CA 90071(4)

The Vanguard Group, Inc.	7,717,296	7,514,623	202,673	202,673	—	5.42%
100 Vanguard Blvd. Malvern, PA 19355(5)

BlackRock Inc.	7,420,691	7,420,691	—	7,420,691	—	5.21%
40 East 52nd Street New York, NY 10022(6)

(1)	Under the rules of the SEC, “beneficial ownership” includes having or sharing with others the power to vote or direct the investment of securities. Accordingly, a person having or sharing the power to vote or direct the investment of securities is deemed to “beneficially own” the securities even if he or she has no right to receive any part of the dividends on or the proceeds from the sale of the securities. Also, because “beneficial ownership” extends to persons, such as co-trustees under a trust, who share power to vote or control the disposition of the securities, the very same securities may be deemed “beneficially owned” by two or more persons shown in the table. Information with respect to “beneficial ownership” shown in the table above is based upon information supplied by our Directors, nominees and executive officers and filings made with the SEC or furnished to us by any shareholder.

(2)	The amounts include the indirect share ownership held by directors and officers under various deferred compensation plans described in this proxy statement. The indirect share ownership as of March 9, 2012 is as follows: Mr. Kirsch—1,238; Mr. McAllister—11,103; Mr. Riederer—17,421; Mr. Carrabba—6,515; Ms. Brlas—15,784; Mr. Gallagher—99,777; Mr. Price—0; Mr. Tompkins—3,580; and all Directors, nominees and executive officers as a group (26 Persons)—218,479.

(3)	Less than one percent, except as otherwise indicated.

(4)	Capital World Investors reported its ownership on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2012.

(5)	The Vanguard Group, Inc. reported its ownership on a Schedule 13G filed with the SEC on February 10, 2012.

(6)	BlackRock Inc. reported its ownership on a Schedule 13G filed with the SEC on February 9, 2012.

EXECUTIVE COMPENSATION

In this section of the proxy statement, we discuss in detail our executive compensation program for 2011 for our CEO, Joseph A. Carrabba, our CFO, Laurie Brlas, and our three next highest paid executive officers employed as of December 31, 2011—Duncan Price, Executive Vice President and President—Global Operations, Donald J. Gallagher, Executive Vice President and President—Global Commercial, and P. Kelly Tompkins, Executive Vice President, Legal, Governmental Affairs and Sustainability & Chief Legal Officer. We also discuss the compensation of William R. Calfee, our former Executive Vice President, Commercial Projects, who retired during 2011, and the compensation of Richard Mehan, our former Senior Vice President, President and Chief Executive Officer, Asia Pacific, whose employment terminated during 2011. Messrs. Calfee and Mehan are included because they had served as executive officers during 2011 and their total compensation in 2011, including retirement and/or severance benefits, qualified them as being among the three highest paid executive officers other than the CEO and CFO. We collectively refer to these individuals as our named executive officers, or NEOs. Due to their departures, Messrs. Mehan and Calfee are not included in certain sections of the discussion where Cliffs did not make material compensation decisions with respect to those executives for 2011, and they are omitted from tables where they did not receive the type of compensation shown.

The following discussion focuses primarily on compensation actions taken and decisions made during our 2011 fiscal year, but also contains information regarding compensation actions taken and decisions made both before and after fiscal year 2011 to the extent that information enhances the understanding of our executive compensation program. It includes a description of the principles underlying our executive compensation policies and our most important executive compensation decisions for 2011, and provides analysis of these policies and decisions. The discussion gives context for and should be read together with the data presented in the compensation tables, the footnotes and the narratives to those tables and the related disclosures appearing elsewhere in this proxy statement.

Compensation Discussion and Analysis

Executive Summary

2011 Business Results

We trace our corporate history back to 1847. Today, we are an international mining and natural resources company. A member of the S&P 500 Index, we are a major global producer of iron ore and a significant producer of high- and low-volatile metallurgical coal. Our business strategy is designed to achieve growth in the global mining industry and focus on serving the world’s largest and fastest growing steel markets, while continuing to manage our operations in an efficient, safe and responsible manner. Driven by the core values of safety, social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

2011 was a year of record achievement for us, driven by a combination of strong demand for our products and excellent operational execution. Specifically:

•	Global crude steel production, a significant driver of our business, was up approximately 5 percent in 2011, compared to a 15 percent increase of production in 2010;

•	Average prices in 2011 in the seaborne market for iron ore products, a significant driver of Cliffs’ revenues, increased over 15 percent from 2010 levels;

•	We generated record revenues of approximately $6.8 billion for 2011, up nearly 45 percent over 2010; and

•

Consistent with our focus on operational excellence, our operating margin improved from 27 percent to 35 percent year-over-year, and our pre-tax earnings and cash flows from operations were at record levels of $2.2 billion and $2.3 billion, respectively, as compared to $1.3 billion and $1.3 billion for 2010, respectively.

In 2011, we executed a number of strategic transactions and accomplished several financial, operational and sustainability milestones, positioning us among the fastest growing businesses in North America. These included:

•	Achieving record-breaking annual revenues, operating income, net income, diluted earnings per share and cash from operations;

•

Successfully marketing over 40 million tons of iron ore, more than 40 percent of which was delivered into markets outside of North America. This allowed us to take advantage of all-time high pricing for seaborne iron ore;

•	Completing the transformational acquisition of Consolidated Thompson Iron Mines Limited;

•	Reaching favorable final outcomes in the two 2010 arbitrations with ArcelorMittal and Essar Algoma, both of which are among Cliffs’ largest customers;

•	Achieving the Fortune 500 ranking;

•	Achieving the rank of No. 7 on the 2011 Barron’s 500 America’s Top Companies List;

•	Increasing the quarterly cash dividend by 100 percent; and

•	Achieving a 93.1 percent favorable vote of shareholders of our executive pay practices disclosed in the 2011 proxy statement.

Our total shareholder return, or TSR, was 151 percent from 2009 – 2011 resulting in a market capitalization of over $8.9 billion at year end. This total shareholder return performance placed us near the top of our peer group as discussed below and is substantially above the S&P 500 performance over the same period.

Impact of Performance on 2011 Compensation

Our historical compensation approach has been to reward for the achievement of explicit operational and strategic objectives while mitigating the impact of industry volatility on uncontrollable results. In 2011, we modified specific design elements to account for changes in our business, but we maintained this fundamental design philosophy.

Key components of our 2011 compensation design that help achieve this balance between controllable and uncontrollable results include:

Executive Management Performance Incentive Plan

Payment of 2011 awards under this plan was subject to the achievement of performance measures that fall into four categories, which are weighted at 25 percent each:

•

Price achievement for each of our major products is measured on a relative basis as compared to changes in relevant pricing indices, so that success is based on performance-driven industry conditions, rather than an absolute standard;

•	Sales volume;

•	Production cost control; and

•	Achievement of strategic objectives, which are less subject to variable industry conditions than the other three goals.

In addition, we measure success of each of our major business units separately so that outperformance across our business portfolio is required in order to achieve superior rewards.

Performance Share Measurement

Payment of the performance shares granted for the 2011 – 2013 performance period is subject to the achievement of two goals, which are weighted 50 percent each:

•	Total shareholder return over a multi-year period relative to our peers, requiring outperformance in order to earn target awards rather than being tied to absolute increases in share price; and

•	Free cash flow over a multi-year period as measured against our business plan.

Long-Term Incentive Pay Mix

•	75 percent of our annual total long-term incentive opportunity is in the form of performance shares, measured as described above; and

•	25 percent of our annual total long-term incentive opportunity is granted as restricted stock, which is subject to less variability than performance-based shares.

As a result of this balanced approach, our total realized compensation for executives for 2011 was not substantially different than 2010. For example:

•	Our Executive Management Performance Incentive Plan paid out at 127 percent, compared to 121.8 percent for 2010, driven by:

•

Sales volume achievement above target for North American Iron Ore (note that for purposes of the 2011 EMPI performance metrics, the North American Iron Ore business segment consisted of what is now our United States Iron Ore business segment and the Wabush mine as we revised our business segments later in 2011 after acquiring additional Eastern Canadian operations);

•	Sales volume achievement above target for Asia Pacific Iron Ore;

•	Sales volume achievement below threshold for North American Coal;

•	Price achievement above maximum for North American Iron Ore;

•	Price achievement below target for North American Coal and Asia Pacific Iron Ore;

•	Above target cost control performance for North American Iron Ore;

•	Above threshold cost control performance for Asia Pacific Iron Ore;

•	Below threshold performance for cost control for North American Coal; and

•	Strategic objectives evaluated at maximum performance.

•

Performance shares for the 2009 – 2011 performance period paid out at 150 percent of target, similar to the 2008 – 2010 performance period, which is the maximum possible level of performance, based on:

•	Three-year total shareholder return of 151 percent placing us near the top of the peer group for the 2009 – 2011 period; and

•	Cumulative free cash flows for the 2009 – 2011 period well in excess of the long-term goal for the period.

These results reflect the objective of mitigating the impact of short-term swings in industry conditions on compensation while continuing to recognize excellent long-term results.

Relationship between Company Performance and CEO Compensation

The following chart illustrates the relationship between our CEO’s total compensation (as shown in the “2011 Summary Compensation Table”) and two common measures of our financial performance.

*	CEO Total Compensation consists of base salary, annual incentives, grant date fair values of equity awards (not cash actually received) and all other compensation reported in the “2011 Summary Compensation Table”.

Other Key Policies and Practices

The Compensation Committee has adopted the following key policies and practices in response to evolving good governance practices in executive compensation and changes in our business and industry:

•

Elimination of all tax gross-ups in executive severance agreements as of January 1, 2012, including tax gross-ups related to excise taxes following a change in control and tax gross-ups related to cash payments in lieu of certain health and welfare benefits, and industry service credits related to the supplemental retirement plan benefit provided upon termination after a change in control.

•	Retention of an independent compensation consultant to advise the Compensation Committee and keep it apprised of evolving market practice.

•	Maintenance of minimal non-compensatory perquisites and benefits for our executive officers.

•

Determination that the maximum payout for long-term incentive performance shares would be 200 percent of the target number of shares granted rather than 150 percent in order to align maximum performance share opportunities with peer company equity practices.

•

Elimination of the stock-based match in the Voluntary Non-Qualified Deferred Compensation Plan as we determined that such a match was not market competitive and was no longer needed to encourage executive stock ownership, which was the initial intention when this match was introduced.

•

In addition, it is our intention to adopt a compensation recovery—or “clawback”—policy in compliance with requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act once the final rules are promulgated by the Securities and Exchange Commission, or SEC, expected in 2012.

A summary of our 2011 select executive compensation policies and practices discussed above and further in this proxy statement are as follows:

Compensation Element or Practice	2011 Modification	Rationale
Compensation Peer Group	Expanded to include 20 companies	Revised to reflect Cliffs’ increased market capitalization and globalization

Executive Management Performance Incentive Plan	Revised metrics	Alignment with business strategy

Performance Shares	Maximum payout increased to 200 percent	Alignment with peer practices

Performance Share Peer Group	Revised to S&P Metals and Mining ETF Index	Broadened to reflect steel, metals and commodity mining companies

Deferred Compensation	Eliminated executive stock match on annual incentive deferral	Align with best practices

Change In Control	Eliminated gross-ups for excise taxes and cash paid in lieu of health and welfare benefits imposed upon any change in control payments and industry service credits related to the supplemental retirement plan benefit paid upon a change in control	Align with best practices

Executive Compensation Philosophy and Core Principles

The Compensation Committee has designed our compensation structure to attract, motivate, reward and retain high-performing executives. The goal is to align pay with Cliffs’ performance in the short term through fixed and variable cash compensation based on measures of financial performance and operational and strategic excellence, and over the long term through stock-based incentives. Our compensation philosophy is to place a significant portion of compensation at risk based on our performance, and increasing this portion of compensation at risk as the responsibility level of the individual increases, consistent with market practices. We also seek to balance this performance focus with sufficient retention incentives, including a competitive fixed salary, and a focus on controllable results to limit the risk of losing key executives during periods of unfavorable industry conditions, all in a manner that the Compensation Committee, in its judgment, considers balanced between the interests of the executives and the shareholders given the potential volatility of business results in the global mining industry.

Our guiding compensation principles for 2011 were as follows:

•

Align pay with results delivered to shareholders, while recognizing the potentially cyclical nature of the industry in which we operate. The goal is to avoid undue windfalls to executives in years of strong industry performance and, in the case of down cycles, to avoid loss of all compensation opportunities while still motivating performance.

•

Focus performance measures on a combination of absolute performance objectives tied to our business plan (profitability-related objectives, cost control and cash flow), achievement of key initiatives that reflect the business strategy (for example, sales initiatives, cost control activities, growth and diversification of mineral resources), and relative performance reflecting market conditions (including relative total shareholder return, measured by share price appreciation plus dividends, if any).

•	Provide competitive fixed compensation elements over the short term (base salary) and long term (restricted share units and retirement benefits) to encourage long-term retention of our executives.

•	Design pay programs to be as simple and transparent as possible to facilitate executives’ focus and understanding.

•

Target total pay opportunity for executive officers between the median and 75th percentile of the market in which we compete for talent in order to enable us to attract and retain the caliber of executive talent needed to meet our business and strategic objectives.

Oversight of Executive Compensation

The Compensation Committee administers our executive compensation program, including compensation for our named executive officers.

The specific responsibilities of the Compensation Committee related to executive compensation include:

•	Overseeing development and implementation of our compensation policies and programs for executive officers, including benefit, retirement and severance plans;

•

Reviewing and approving CEO and certain other elected officer compensation, including setting goals, evaluating performance and determining results with the independent members of the Board ratifying the compensation for the CEO;

•	Overseeing our equity-based employee incentive compensation plans and approving grants;

•	Ensuring that the criteria for grants and awards under our incentive and equity plans are appropriately related to its operating and strategic performance objectives;

•	Overseeing regulatory compliance with respect to certain other compensation matters;

•	Reviewing and approving any proposed severance agreements, retention plans or other agreements; and

•	Retaining and managing its relationship with any external compensation consultant.

When making individual compensation decisions for executives, the Compensation Committee takes many factors into account, including the individual’s performance, tenure and experience, our overall performance, any retention considerations, the individual’s historical compensation and internal fairness considerations. These factors are considered by the Compensation Committee in a subjective manner without any specific formula or weighting.

The Compensation Committee relies significantly on the CEO’s input and recommendations when evaluating these factors relative to the executive officers other than the CEO. The Compensation Committee also reviews a pay history for each executive officer and considers the progression of salary increases over time compared to the individual’s development and performance, the unvested and vested value inherent in outstanding equity grants and awards, and the cumulative impact of all previous compensation decisions. The CEO, in partnership with the Human Resources department, conducts an assessment of each executive officer at the end of each year against a spectrum of behaviors and strategic goals established for each executive officer at the beginning of the year. The CEO then provides the Compensation Committee with his assessment of the performance of the executive officer and his perspective on the factors described above along with developing his recommendations for each executive officer’s compensation, including salary adjustments, annual incentive payouts and equity grants. The Compensation Committee discusses the CEO’s recommendations, including how the recommendations compare against external market data and how the compensation levels of the executives compare to each other, to the CEO’s compensation level and to the historic pay for each executive officer. Based on this discussion, the Compensation Committee then approves or modifies the recommendations after collaboration with the CEO.

Decisions and approvals relating to the CEO’s pay are made by the Compensation Committee in executive session, without management present, and are subject to ratification by the independent members of the Board. In assessing the CEO’s pay, the Compensation Committee considers the Company’s performance, the CEO’s contribution to that performance and other factors as described above in the same manner as for any other executive. The Compensation Committee approves the CEO’s salary, incentive plan payment (consistent with the terms of the plan as described below) and long-term incentive grants each year subject to Board ratification.

The Compensation Committee uses an executive compensation consultant to assess the competitiveness of the executive compensation program, to provide input regarding the program design based on prevailing market practices and business conditions, to advise the Compensation Committee on the level of each executive officer’s compensation, and to conduct research as directed by the Compensation Committee. The compensation consultant attends portions of all Compensation Committee meetings at the request of the Compensation Committee. The compensation consultant is engaged by and reports directly to the Compensation Committee, frequently meets separately with the Compensation Committee with no members of management present and periodically works separately with the Compensation Committee Chairman between meetings.

For 2011, the Compensation Committee retained Semler Brossy Consulting Group, or Semler Brossy, as its compensation consultant. Semler Brossy was retained directly by the Compensation Committee and has helped the Compensation Committee develop an appropriate agenda for performing the Compensation Committee’s responsibilities. In this regard, Semler Brossy advised and assisted the Compensation Committee in:

•	Determining the appropriate objectives and goals of our executive compensation programs;

•	Designing compensation programs that fulfill those objectives and goals;

•	Seeking to align executive compensation programs with shareholder interests;

•	Evaluating the effectiveness of our compensation programs;

•	Identifying appropriate pay positioning strategies and pay levels in our executive compensation programs; and

•

Identifying mining industry and general industry peers and identifying compensation surveys for the Compensation Committee to use to benchmark the appropriateness and competitiveness of our executive compensation programs.

Additional services requested of Semler Brossy in 2011 included a review of the Directors’ compensation practices at the request of the Governance and Nominating Committee and a separate compensation review of the Chief Risk Officer at the request of the Audit Committee. The additional services provided did not exceed a cost of $120,000. Semler Brossy performs no services for Cliffs or our management except as requested by the Compensation Committee, the Governance and Nominating Committee or the Audit Committee.

Market for Talent. The Compensation Committee conducts an annual review of market pay practices for executive officers with the assistance of its outside compensation advisor. Semler Brossy conducted a review of market pay practices in late 2010 for 2011 executive compensation decisions. This review was based on several published compensation surveys, including Hewitt Associates’ and Towers Watson’s executive compensation general industry surveys, as well as a detailed proxy analysis of certain compensation comparison peers. For Australian executives, survey sources that focused on the Australian mining industry were used, including the Hay Group Global Mining compensation survey.

Based on its detailed evaluation of the compensation peer group used for the proxy analysis, Semler Brossy noted that, due to consolidation in the mining industry, the compensation peer group was becoming too small to draw meaningful conclusions on executive pay, and the focus of comparisons was being over-weighted by smaller coal mining companies. In addition, Semler Brossy noted that Cliffs’ market capitalization, which reflects the margins, growth profile and expanding globalization of our business, was significantly higher than the market capitalization of many of the peers used in the 2010 analysis. As a result, Semler Brossy recommended, and the Compensation Committee approved, a significant adjustment to the criteria for selecting the compensation peer group for assessing 2011 compensation decisions. The Compensation Committee believed that the resulting new, expanded compensation peer group for 2011 more accurately reflected our business scale complexity and continued growth potential. The expanded compensation peer group also provided for a more robust data set that was less likely to be driven by individual outliers.

Specifically, the 2011 compensation peer group included a broader cross-section of North American companies in the Materials sector with both revenue (measured on a trailing four-quarter average and the year-end fiscal average) and market capitalization (as of the end of September 2010 and on a three-year average) in the range of one-third to three times those of Cliffs. Semler Brossy recommended relatively broad selection criteria of between one-third and three times the size of Cliffs in order to obtain an appropriately large sample set and to reflect Cliffs’ market capitalization and expanding globalization. Semler Brossy did not believe that a more narrow definition (e.g., one-half to two times revenue, which was utilized previously) would have included sufficient results.

The resulting 20 compensation peer companies used for the 2011 analysis were as follows:

Agrium Inc.	Kinross Gold Corporation
Airgas, Inc.	Martin Marietta Materials, Inc.
Allegheny Technologies Incorporated	Mosaic Company (The)
Alpha Natural Resources, Inc.	Newmont Mining Corporation
Arch Coal, Inc.	Peabody Energy Corporation
Celanese Corporation	Steel Dynamics, Inc.
CF Industries Holdings, Inc.	Teck Resources Limited
CONSOL Energy Inc.	Vulcan Materials Company
Eastman Chemical Company	Walter Energy, Inc.
FMC Corporation	Yamana Gold Inc.

For 2012 compensation planning, Semler Brossy completed a further detailed evaluation of the compensation peer group used for the proxy analysis using the same criteria as above. Given our continued growth and aggressive acquisition strategy in 2011, the compensation peer group is being modified further for 2012 and is comprised of the following 19 companies:

Agrium Inc.	FMC Corporation
Airgas, Inc.	Goldcorp Inc.
Air Products and Chemicals, Inc.	Kinross Gold Corporation
Allegheny Technologies Incorporated	Mosaic Company (The)
Alpha Natural Resources, Inc.	Newmont Mining Corporation
Arch Coal, Inc.	Peabody Energy Corporation
Celanese Corporation	Praxair, Inc.
CONSOL Energy Inc.	Teck Resources Limited
CF Industries Holdings, Inc.	Vulcan Materials Company
Eastman Chemical Company

Market Positioning. During 2011, the Compensation Committee targeted total compensation between the median and 75th percentile of competitive market practices. This above-market pay positioning reflects the rapid pace of our growth and the Compensation Committee’s desire to attract, retain and motivate the needed level of talent for the organization while managing costs to an objectively reasonable level. Above-market pay positioning is achieved by targeting base salary at the median and short-term and long-term incentives at above-market medians in order to emphasize performance-based pay. Actual pay positioning for any individual executive officer was higher or lower than this overall target positioning based on individual performances, including factors such as individual skills, experience, contribution, performance, internal fairness or other factors that the Compensation Committee took into account that were relevant to the individual executive.

Compensation positioning for senior executives outside of the United States generally was managed in a similar fashion; however, internal fairness considerations were also a significant factor. As a result, while we evaluated pay for internationally based executives relative to local market context, actual target pay opportunity generally (with the exception of Mr. Price) was positioned between local market practices and practices for their U.S. counterparts. Concurrent with our Global Reorganization in January 2011, Mr. Price’s new global operations responsibilities were considered and thus his pay positioning was targeted to the same levels as his U.S. counterparts.

Pay Mix. Because our executive officers are in a position to directly influence our overall performance, a significant portion of their compensation is variable through short- and long-term incentive programs so that executive officers’ compensation is aligned to our short- and long-term goals and shareholder interests. The variable pay component includes the annual incentive (cash-

based) and long-term incentive grant values (equity-based). Approximately 83 percent of the CEO’s total target compensation and approximately 75 percent of the other NEO’s total target compensation is variable as illustrated by the charts below. Additionally, a greater portion of each executive’s pay is driven by long-term compensation rather than short-term compensation. The levels of performance-based variable pay are consistent with each executive’s level of responsibility and impact and are consistent with market practices for fixed versus variable pay.

	Target Pay Mix*
	Base Salary	Annual Incentive	Long-Term Incentives
Carrabba	16.6%	23.2%	60.2%
Brlas	24.8%	19.8%	55.4%
Gallagher	24.8%	19.8%	55.4%
Price	26.6%	21.3%	52.1%
Tompkins	25.6%	20.5%	53.9%

*	Figures are rounded to the nearest decimal.

Principal Elements of 2011 Compensation

During 2011, our executive compensation and benefits consisted of the components listed in the following table, which provides a brief description of the principal elements of compensation, how performance factors into each type of compensation and the objectives served by each element. These elements are discussed in more detail in the sections that follow.

Fiscal Year 2011 Principal Compensation Elements

Element	Description	Performance Considerations	Frequency of Review	Primary Objectives
Base Salary	Fixed cash payment	Based on level of responsibility, experience and individual performance	Annual	Attraction and retention

Executive Management Performance Incentive Plan	Short-term incentive (annual cash payment)	Based on volume, price achievement, cost reduction initiatives and strategic performance objectives	Annual	Achievement of short-term strategic and financial objectives

Performance Shares	Long-term incentive (equity-based payment)	Based on total shareholder return relative to a peer group and free cash flow	Annual	Attraction, retention and promotion of long-term strategic and financial objectives and long-term share performance

Restricted Share Units	Long-term retention (equity-based payment)	Share performance	Annual	Attraction, retention and promotion of long-term share performance

Retirement and Welfare Benefits	Health and welfare benefits, deferred compensation, 401(k) regular and performance-based company contributions, superannuation, defined benefit pension participation and supplemental executive retirement plans	Based on profit / ton for the 401(k) performance contribution and competitive market levels for the other benefits	Annual	Attraction and long-term retention

Executive Perquisites	Financial services and company-paid parking	—	Annual	Financial services and appropriate tax and financial guidance and company-paid parking to avoid distraction from Cliffs’ duties

Analysis of 2011 Compensation Decisions

Base Salary. Cliffs’ philosophy is that base salaries should meet the objective of attracting and helping retain the executive talent needed to run the business. We seek to target base pay levels for executives initially at the 50th percentile of market data. The Compensation Committee believes that base salary positioning at the median is competitive against the compensation peer group and sufficient to attract and retain high quality executives when combined with above-market performance-based compensation opportunities. However, each executive may have a base salary above or below the median of the market because actual salaries reflect responsibility, performance and experience, among other factors described above.

The Compensation Committee considered the following factors when approving 2011 annual base salaries: base pay levels at the market median, individual performance, tenure and experience, retention considerations, the individual’s historical compensation and internal fairness considerations. Salaries approved for the named executive officers in 2011 were as follows (Mr. Price’s base salary of $532,000 Australian dollars (“AUD”) is converted at the 2011 average rate of $1.00 AUD : $1.033 U.S. dollars (“USD”)):

	2011	Percent Change from 2010
Carrabba	$1,000,000	21.7%
Brlas	$528,000	10.0%
Gallagher	$488,000	9.9%
Price	$549,556	9.9%
Tompkins	$430,000	4.4%
Calfee	$400,000	3.1%

The 2011 changes in annual salary levels noted above reflect both the competitive market practices as well as our Global Reorganization in January 2011. Increases for Mr. Carrabba, Ms. Brlas and Mr. Tompkins reflect our increased business scale and complexity and higher median salary levels among the companies included in the competitive benchmarking assessment provided by Semler Brossy. The size of the increases was intended to keep our salary levels competitive with the median of peers. The Compensation Committee approved Messrs. Gallagher’s and Price’s base salaries in early January 2011 to account for changes in job responsibilities due to our January 2011 Global Reorganization.

As Mr. Mehan’s employment terminated on February 4, 2011, he did not receive a base salary adjustment, an Executive Management Performance Incentive Plan award opportunity or a long-term incentive grant for 2011.

Annual Incentive Plan. Our annual Executive Management Performance Incentive Plan, or EMPI Plan, provides an opportunity for the senior executive officers, including the named executive officers, to earn an annual cash incentive based on our financial performance relative to business plans and achievement against key corporate objectives. The objective of this plan is to provide our executives with a competitive annual cash compensation opportunity while aligning actual pay results with Cliffs’ short-term financial and strategic performance.

2011 EMPI Award Opportunities. For each senior executive officer, the Compensation Committee established a threshold, target and maximum EMPI Plan opportunity at the beginning of 2011, expressed as a percentage of base salary. Actual incentive payouts were determined under a weighted scoring system, with the scoring of each performance element expressed as a percentage of the maximum payout that is attributable to that element. The target level of overall performance would produce a payout equal to 50 percent of the total maximum award, and an overall scoring at the threshold level would produce a payout equal to 25 percent of the maximum award. There was no change to 2011 award opportunities for the named executive officers.

EMPI award opportunities (expressed as a percentage of base salary) approved for each of the named executive officers on March 8, 2011 were as follows:

	Threshold	Target	Maximum
Carrabba	70%	140%	280%
Brlas	40%	80%	160%
Gallagher	40%	80%	160%
Price	40%	80%	160%
Tompkins	40%	80%	160%
Calfee	40%	80%	160%

For each of these named executive officers other than Messrs. Carrabba and Calfee, a second EMPI bonus opportunity was made available in addition to the above 2011 awards. The additional EMPI awards had a potential maximum payout of eight percent of base salary, a target of four percent of base salary and a threshold of two percent of base salary. The additional EMPI awards were subject not only to the achievement of one of our nine financial performance objectives, but also to further reduction based on individual negative discretion eligibility requirements, as determined by the Compensation Committee based upon the CEO’s recommendation. The 2011 EMPI awards, expressed as dollar amounts, are shown in the “2011 Grants of Plan-Based Awards” table below. Mr. Mehan was not eligible for any EMPI award opportunity in 2011.

2011 EMPI Plan Performance Measures. The EMPI Plan uses a “performance scorecard” with multiple performance standards that are related to our annual business plan and strategic priorities in order to determine payouts under the plan.

In early 2011 the Compensation Committee approved a substantial revision to the performance scorecard used for the EMPI as compared to prior years in order to reflect changes to our business and markets. Prior to 2011, our EMPI scorecard historically emphasized pre-tax earnings as a major driver of incentive pay, along with cost control measures for each major business unit and corporate strategic objectives. In addition, for our EMPI Plan prior to 2011, the Compensation Committee had approved an adjustment to the pre-tax earnings and cost goals to reflect changes in world iron ore prices, which have a major impact on earnings results but are not controlled by management, consistent with the philosophy of mitigating performance results for industry conditions.

However, over recent years there has been a shift in the industry from annual pricing in iron ore markets toward shorter-term pricing arrangements linked to spot prices, including the Platts iron ore Fe 62% index. In addition, as we have sought to strategically diversify our portfolio of mineral products, a greater portion of our business is expected to be outside of iron ore over time. As a result, the process of adjusting performance metric targets for changes in prices on a continuous basis became highly complex and difficult for management to track and communicate, undermining the intended effect of incentive plans to motivate management performance toward specific goals. In addition, with the shift toward spot prices, management and the Compensation Committee explicitly wanted to emphasize and incentivize the commercial aspects of our business with a focus on price realization as a key driver for 2011.

In order to address these changing business needs, we modified the EMPI scorecard for 2011 to separate pre-tax earnings into specific volume and price metrics, measured at the business segment level. Management and the Compensation Committee believe that this balance of factors better reflects the controllable elements of our business in light of the changes discussed above.

The specific elements and their respective weightings for 2011 were as follows:

EMPI Performance Metrics	Weighting	Target
North American Iron Ore Sales Volume*	10%	26.7 million tons
Asia Pacific Iron Ore Sales Volume	10%	9.0 million tonnes
North American Coal Sales Volume	5%	6.8 million tons
North American Iron Ore Price / Ton Realized	10%	—
Asia Pacific Iron Ore Price / Ton Realized	10%	—
North American Coal Price / Ton Realized	5%	—
North American Iron Ore Cost Control**	10%	—
Asia Pacific Iron Ore Cost Control**	10%	—
North American Coal Cost Control	5%	—
Corporate Strategic Objectives	25%	—

Total	100%

*	Subsequent to establishing the 2011 EMPI performance metrics, we acquired additional operations in Eastern Canada during second quarter of 2011 and separated our previous North American Iron Ore business segment into two new reportable business segments: U.S. Iron Ore and Eastern Canadian Iron Ore. For 2011 EMPI scorecard purposes, U.S. Iron Ore and Wabush mine operations were classified as North American Iron Ore as the formation of separate business units occurred subsequently to the Compensation Committee’s approval of the 2011 EMPI scorecard.
**	These cost metrics were normalized to account for uncontrollable impacts of energy rates and/or foreign currency translation.

The specific performance goals for the EMPI measures, with the exception of volume, are not disclosed as we believe, and the Compensation Committee concurs, that providing this information may adversely affect us by limiting our ability to negotiate supply agreements or spot sales on terms that would be favorable to us and our shareholders. Likewise, management and the Compensation Committee believe that disclosing specific, non-quantitative corporate objectives for the year would affect us adversely by providing confidential information on business operations and forward-looking strategic plans to our customers and competitors that could result in substantial competitive harm. General corporate strategic objectives include areas such as business development, acquisition integration, workplace safety, specific cost initiatives, sales initiatives and growth and diversification of mineral resources.

The Compensation Committee believes that the range of performance measures are appropriately difficult to attain and tested the performance history for those that were included in the former EMPI Plan, specifically cost control and corporate strategic objectives. Additionally, the target-setting methodology used in prior years was consistent with the target-setting methodology used for 2011 performance metrics. Actual historical results have been as follows:

Year	North American Iron Ore Cost Control	Asia Pacific Iron Ore Cost Control	North American Coal Cost Control	Corporate Strategic Objectives
2006	Below threshold	—	—	Between target and maximum
2007	Between target and maximum	—	—	At maximum
2008	Between threshold and target	Between target and maximum	Below threshold	Between target and maximum
2009	At maximum	At maximum	Below threshold	Between target and maximum
2010	At maximum	Between target and maximum	Below threshold	Between target and maximum
2011	Between target and maximum	Between threshold and target	Below threshold	At maximum

2011 EMPI Plan Target Setting and 2011 Results. Actual payouts are determined based on the weighted aggregate attainment on each performance element using the weights assigned above.

Performance targets for the financial objectives under the EMPI Plan were established at the beginning of 2011. Each performance element was assigned a minimum threshold level, a target level and a maximum level, representing attainment of 25 percent, 50 percent and 100 percent, respectively, of the maximum award opportunity associated with that element. For performance below the minimum threshold performance requirement for each metric, funding would be zero percent for that factor. The maximum payout under the Corporate Strategic Objectives in the EMPI Plan is 25 percent of the maximum bonus opportunity and requires the attainment of at least one financial performance metric. The Compensation Committee can exercise negative discretion for the Corporate Strategic Objectives down to zero percent of the maximum bonus opportunity. The Compensation Committee approves performance targets and ranges for each of the financial performance measures, taking into consideration management financial plans for the coming year. Performance targets are approved each year by the Compensation Committee in the first quarter.

For 2011, the performance results under the EMPI Plan produced an overall payout level equal to 127 percent of the target bonus opportunities for the named executive officers. The Compensation Committee arrived at this funding level by taking the following factors into consideration:

EMPI Performance Metrics	Weighting	Resultant Funding*
North American Iron Ore Sales Volume	10%	13%
Asia Pacific Iron Ore Sales Volume	10%	12%
North American Coal Sales Volume	5%	0%
North American Iron Ore Price / Ton Realized	10%	20%**
Asia Pacific Iron Ore Price / Ton Realized	10%	9%
North American Coal Price / Ton Realized	5%	4%
North American Iron Ore Cost Control	10%	14%
Asia Pacific Iron Ore Cost Control	10%	6%
North American Coal Cost Control	5%	0%
Corporate Strategic Objectives	25%	50%

Total	100%	127%

*	Figures have been rounded.
**	Resultant funding exceeded the maximum of 20 percent due to our strategic decision to export North American Iron Ore to the seaborne market.

Total bonuses for 2011 under the EMPI Plan were paid in the amounts set forth in the following table to the named executive officers (Mr. Price’s bonus of $542,597 AUD was converted at the 2011 average rate of $1.00 AUD : $1.033 USD). These amounts include a second EMPI bonus opportunity, as noted on page 32, of an additional 7.6 percent of base salary awarded to Ms. Brlas, an additional seven percent awarded to Mr. Tompkins and an additional two percent awarded to Mr. Gallagher.

Carrabba	$1,784,860	Price	$560,503
Brlas	$578,518	Tompkins	$468,566
Gallagher	$507,721	Calfee	$407,968

Mr. Mehan was not eligible for an EMPI payment for 2011 performance.

2012 Award Opportunities and EMPI Plan Performance Measures. The EMPI award opportunities for 2012 continue to use a “performance scorecard” with multiple performance standards that are related to our annual business plan and current strategic priorities in order to determine payouts under the plan.

For 2012, the Compensation Committee approved additional adjustments to the plan design. These changes reflect a change in philosophy for annual incentives, with the Compensation

Committee allowing for greater variability in payouts under the EMPI Plan based on industry conditions rather than seeking to mitigate the impact of uncontrollable results. This change in philosophy only affects the annual incentive plan, and long-term incentives will still include a significant emphasis on relative stock price performance, as discussed in more detail below.

The objectives of this shift in compensation strategy are to better align the results of executive compensation with results for shareholders, so that management will more likely realize above-target awards in years of exceptional financial results and below-target awards in years where results have fallen more than expected, regardless of management’s ability to control these outcomes. In addition, by eliminating price adjustments from the plan, we will be able to simplify significantly the process of communicating and administering the plan.

The specific performance elements and their respective weightings for 2012 will be as follows:

EMPI Performance Metrics	Weighting
Net Income	20%
US Iron Ore Production Volume	10%
US Iron Ore Cost / Ton	10%
Eastern Canadian Iron Ore Production Volume	7.5%
Eastern Canadian Iron Ore Cost / Ton	7.5%
North American Coal Production Volume	5%
North American Coal Cost / Ton	5%
Asia Pacific Iron Ore Production Volume	5%
Asia Pacific Cost / Ton	5%
Corporate Strategic Objectives	25%

Total	100%

On February 13, 2012, the Compensation Committee recommended to the Board of Directors and, on March 13, 2012, the Board of Directors approved, subject to shareholder approval, the Cliffs Natural Resources Inc. 2012 Executive Management Performance Incentive Plan, or 2012 EMPI Plan, in order to continue to provide annual incentive compensation to selected senior executive officers in a method to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, or Code. The 2012 EMPI Plan is not substantially different from our EMPI Plan approved in 2007. Under the 2012 EMPI Plan, the Compensation Committee will determine eligible participants and establish target levels for incentive-based cash awards to be paid upon the achievement in whole or in part of certain pre-determined performance goals in compliance with Section 162(m). The Compensation Committee will select the method for computing the amount that a participant will be paid under each award, and such method will be stated in terms of an objective formula or standard. At the end of each plan year, the Compensation Committee will determine each participant’s award payout, including, through the use of negative discretion, any reduction or elimination of award payouts, and will certify achievement of the goals prior to payment for any award. See Proposal No. 5 for additional information.

Long-Term Incentives. The objectives of our long-term incentives are to reward executives for sustained performance over multiple years while recognizing the potential volatility of industry conditions and limiting the potential for undue windfalls or losses to executives for factors outside of management’s control. In addition, our long-term incentive programs are designed to enhance retention of executives by delaying the vesting of compensation opportunities and to align the long-term interests of executives with shareholders through the use of equity to deliver compensation value.

For long-term incentives, we use performance shares and restricted share units as the primary vehicles to reward and retain executives. The performance shares and restricted share units are denominated and payable in Cliffs’ Common Shares in order to align the interests of our executives with our shareholders through direct ownership.

Each year, we establish a target long-term incentive award value for each executive based on market practices as a pre-determined percentage of base salary. Semler Brossy reviewed the values in 2011. Actual awards to each executive may vary from this target based on the CEO’s assessment of individual performance in the case of executives other than the CEO, and based on the Compensation Committee’s assessment of the CEO’s performance in the case of grants made to the CEO.

Administrative Process. Long-term incentive awards for executives generally are made annually. Actual grants are based on the methodology discussed above, but can be adjusted based on the executive’s position, experience, performance, prior equity-based compensation awards and competitive equity-based compensation levels. The grant date is the date of the Compensation Committee approval or a later date as set by the Compensation Committee. Grants for executive new hires or promotions are approved by the Compensation Committee at the next regularly scheduled Compensation Committee meeting following the hire or promotion date or in a special meeting, as needed. The grant date for executive new hires or promotions is the date of such approval or such later date as the Compensation Committee determines. We do not time grants to coordinate with the release of material non-public information.

Performance Shares. Under the Amended and Restated Cliffs 2007 Incentive Equity Plan, or 2007 Incentive Equity Plan, performance shares are the primary vehicle we use to deliver long-term incentives. A performance share granted in 2011 provides an opportunity to earn Common Shares based on our performance over a three-year period, with potential funding between zero percent and 200 percent of the target grant depending on the level of performance against goals. Beginning with performance share grants for the 2011 – 2013 performance period, we determined that the maximum payout would be 200 percent of the target number of shares granted rather than 150 percent in order to align maximum performance share opportunities with our peer company equity practices. We use performance shares to reward for shareholder results relative to industry conditions, taking into consideration returns to our shareholders as compared to other companies’ returns in the steel and mining industries, and our free cash flow in relation to our business plan. Performance shares comprise 75 percent of the total target annual long-term grant.

Each executive officer is granted a target number of performance shares at the beginning of each three-year period. For the 2011 grant, our total shareholder return, or TSR, and that of our performance peers (identified below) are measured on a cumulative basis from the beginning of the performance period to the end of the performance period. At the end of three years, our TSR is compared to the TSR performance of our peers to determine the total performance over the three-year period and the number of shares earned at the end of the period. Funding for TSR performance below threshold is zero percent and funding at the maximum performance is capped at 200 percent. In addition to TSR, performance shares also are subject to a three-year cumulative free cash flow performance metric. The remaining 50 percent of the total target payout opportunity, or 100 percent at the payout opportunity at maximum performance, of the performance share vesting is related to free cash flow, defined as cash from operations less capital expenditures. Adjustments can be made to free cash flow for merger and acquisition activities, non-operational businesses, significant expansions and other unusual items. The calibration of the pay-for-performance relationship for 2011 grants is as follows and payout is interpolated for performance between threshold, target and maximum levels:

		Performance Level
Performance Factor	Weight	Below Threshold	Threshold	Target	Maximum
Relative TSR	50%	Below 35th percentile	35th percentile	55th percentile	75th percentile
3-Year Cumulative Free Cash Flow	50%	More than 25% below plan	25% below plan	At plan	150% above plan
Payout		0%	50%	100%	200%

Free cash flow targets are based on our business plan for the first year of cash flow and our five-year strategic plan for the next two years of cash flow. Due to the confidential nature of Cliffs’ long-term business plans and potential for substantial competitive harm, the specific targets are not disclosed.

Restricted Share Units. Restricted share units are earned based on continued employment and are retention-based awards. A restricted share unit award vests in full at the end of the performance period used for the performance shares, and is payable in our Common Shares. Restricted share units comprise 25 percent of each named executive officer’s total annual long-term incentive grant.

2011 – 2013 Performance Share and Restricted Share Unit Awards. On March 8, 2011, the Compensation Committee approved performance share and restricted share unit awards under the 2007 Incentive Equity Plan for our executives, including its named executive officers. The number of shares granted to each executive was then determined by dividing the total grant values by the 60-day average closing price of our Common Shares ending on the date of grant ($86.48 for grants made in 2011). The use of the 60-day average price to calibrate the number of shares granted limits the potential to grant an unusually high or low number of shares due to an exceptionally low or high share price on the date of the grant. In order to calibrate the grant made to Mr. Price in 2011, a 60-day average foreign exchange rate ending on March 8, 2011 was used to convert Mr. Price’s salary from Australian to U.S. dollars. The following amounts of performance shares and restricted share units were awarded to our named executive officers for the 2011 – 2013 performance period:

	Total Grant Value ($)	Target Performance Shares (#)	Restricted Share Units (#)
Carrabba	$3,634,953	28,200	9,390
Brlas	1,181,674	9,170	3,050
Gallagher	1,091,743	8,470	2,820
Price	1,041,459	8,080	2,690
Tompkins	904,145	7,020	2,330

The total grant value noted above is based on the closing fair market price of $96.70 per share on March 8, 2011, the date of grant. Messrs. Calfee and Mehan were not eligible for a 2011 – 2013 long-term incentive grant.

The performance peer group used for the performance share plan is the constituents of the S&P 500 Metals and Mining ETF Index on the last day of trading of the three-year performance period, or December 31, 2013. As of December 31, 2011, the index included the following companies:

AK Steel Holding Corporation	CONSOL Energy Inc.	Patriot Coal Corporation
Alcoa, Inc.	Freeport-McMoRan Copper & Gold Inc.	Peabody Energy Corp.
Allegheny Technologies Incorporated	General Moly, Inc.	Reliance Steel & Aluminum Co.
Allied Nevada Gold Corp.	Globe Specialty Metals, Inc.	Royal Gold, Inc.
Alpha Natural Resources, Inc.	Haynes International Inc.	RTI International Metals, Inc.
Amcol International Corp.	Hecla Mining Co.	Schnitzer Steel Industries Inc.
Arch Coal, Inc.	Horsehead Holding Corp.	Steel Dynamics Inc.
Carpenter Technology Corp.	Kaiser Aluminum Corporation	Stillwater Mining Co.
Century Aluminum Co.	Materion Corporation	Titanium Metals Corporation
Cloud Peak Energy Inc.	Molycorp, Inc.	US Gold Corp.
Coeur d’Alene Mines Corporation	Newmont Mining Corporation	United States Steel Corporation
Commercial Metals Company	Noranda Aluminum Holding Corporation	Walter Energy, Inc.
Compass Minerals International Inc.	Nucor Corporation	Worthington Industries Inc.

The performance peer group focuses on steel, metals and commodity mineral mining companies that generally will be affected by the same long-term market conditions as those that affect us. The

Compensation Committee evaluates this peer group for each new cycle of the performance share plan based on recommendations made by its compensation consultant and makes adjustments as needed based on changes in the industry makeup and relevance of our specific peers. The performance TSR peer group used to assess performance for performance share grants is not the same as the peer group used to assess competitiveness of our compensation. For the performance TSR peers, we utilized a broader peer group that was not determined solely by size or location, which are more critical factors when taking into consideration payout comparisons.

Prior to 2011 and for long-term incentives vested in 2011 and vesting in 2012, for Asia-Pacific executive officers, performance share units were substituted for performance shares and retention units were substituted for restricted share units. Performance share units and retention units are paid in cash to Asia-Pacific participants at the end of the performance period, based on the product of the exchange rate and our Common Share price on the date the Common Shares are paid to U.S. participants for grants made prior to 2011. Cash payments are made in lieu of Common Shares due to unfavorable tax liability consequences related to equity grants to Australian residents at the time of grant. All other features of the performance share units and retention units were identical to the U.S. long-term incentive vehicles. Beginning in 2011, grants made to Asia-Pacific participants are paid in Common Shares and all other features of the grants have remained the same. We made this determination so that long-term incentive awards would continue to be tied to shareholder return and in light of favorable changes in Australian tax legislation.

Payouts Determined for 2009 – 2011 Long-Term Incentive Grant. In February 2012, the Compensation Committee determined that for the three-year performance period ended December 31, 2011, we achieved total shareholder return performance near the top of our peer group and free cash flow performance above the maximum value set in 2009. This provided a total performance factor of 150 percent for the 2009 – 2011 performance period. A payout for such performance period was made in Common Shares in February 2012 to all participants, including all named executive officers with the exception of Messrs. Price and Mehan. Messrs. Price and Mehan received cash payments based upon the closing price of our Common Shares and the foreign exchange rate at the end of the performance period. Mr. Mehan’s cash payment was prorated based on his termination with us in 2011. The performance share award for the named executive officers for the 2009 – 2011 performance period is disclosed under the “2011 Option Exercises and Stock Vested Table” in footnote (2). The payout calculation for the 2009 – 2011 grants is as follows:

		Performance Level
Performance Factor	Weight	Below Threshold	Threshold	Target	Maximum	Actual Performance
Relative TSR	50%	Below 35th percentile	35th percentile	55th percentile	75th percentile	88th percentile
3-Year Cumulative Free Cash Flow	50%	More than 50% below plan	50% below plan	At plan	200% above plan	Above maximum level
Payout		0%	50%	100%	150%	150%

2009 and 2010 Strategic Initiative Grant. On December 17, 2009 and March 8, 2010, the Compensation Committee approved an additional grant of 67,009 performance shares and 18,720 performance shares, respectively, to Mr. Carrabba in order to further motivate and reward the CEO to grow the value of our Common Shares through effective strategic initiatives. The 2009 and 2010 Strategic Initiative Grants were designed to provide an overall target grant value of $2.6 million, which was approximately equal to one times Mr. Carrabba’s annual long-term incentive award target at the time of grant. Due to maximum annual grant limitations imposed under our 2007 Incentive Equity Plan, the total grant needed to be divided into two separate grants. The Compensation Committee believes that the magnitude of the grants is commensurate with the magnitude of business improvement included in our confidential strategic plans. The grants were determined using a 60-day average closing price ending on the date of grant (producing a maximum value at grant of approximately $3,900,000 and a target value at grant of approximately $2,600,000). The grants expire on December 31, 2013.

Under the terms of the grants, the first condition to earn the performance shares may be triggered anytime between the date of the grant and December 31, 2013 if our aggregate value, defined as market capitalization, increases by 50 percent or more over the aggregate value as of the last 60 trading days of 2009. We refer to this condition as the “Performance Trigger”. If the Performance Trigger occurs, then the grant would be eligible to pay out at the end of the term of the grant, assuming Mr. Carrabba still is employed by Cliffs at that time. If the Performance Trigger does not occur, or if Mr. Carrabba voluntarily terminates his employment before December 31, 2013, then there would be no payout under the grant. The Performance Trigger was achieved in 2010.

Following the achievement of this Performance Trigger, the number of shares to be paid out will be determined by the Compensation Committee based on Mr. Carrabba’s achievement of certain performance factors evaluated in the Compensation Committee’s discretion:

•	Our aggregate value relative to our peers;

•	Increase in our equity trading multiples;

•	Our degree of diversification into minerals other than iron ore and metallurgical coal; and

•	Other factors to be determined by the Compensation Committee, such as timing of results relative to goals, sustainability of market values, and quality of new commodities and operations.

Pursuant to the terms of the grants, the Compensation Committee may exercise negative discretion to reduce the size of the payout under the grants based on Mr. Carrabba’s performance relative to these performance factors. As a result of this uncertainty of the final grant amount and under applicable accounting guidance, a grant date fair value has not yet been determined for these grants for purposes of measuring and recognizing compensation cost. The total target payout under the grants would be 57,153 Common Shares taking into account both grants made in December 2009 and March 2010, with a potential maximum payout of 85,729 Common Shares.

2012 – 2014 Performance Share and Restricted Share Unit Grants. On March 12, 2012, the Compensation Committee approved performance share and restricted share unit grants under the 2007 Incentive Equity Plan for our executives, including our named executive officers. The grants were determined using a 60-day average closing price of our Common Shares ending on March 12, 2012 of $68.00 per share and the grant targets described above. The following amounts of performance shares and restricted share units were granted to our named executive officers for the 2012 – 2014 performance period:

	Total Grant Value(s)	Performance Shares	Restricted Share Units
Carrabba	$3,976,250	46,880	15,620
Brlas	1,229,138	14,490	4,830
Gallagher	1,007,105	11,880	3,950
Price	972,114	11,460	3,820
Tompkins	908,494	10,710	3,570

The total grant value noted above is based on the fair market value of $63.62 per share on March 12, 2012, the date of grant.

Beginning in 2012, the Compensation Committee has determined that free cash flow will no longer be a factor in performance share target payout. Management and the Compensation Committee believe that Total Shareholder Return, as the sole objective in performance share metrics, is best aligned with the interests of our shareholders and changes in our business and strategy.

The calibration of the pay-for-performance relationship for 2012 grants is as follows and payout will be interpolated for performance between threshold, target and maximum levels.

	Performance Level
Performance Factor	Below Threshold	Threshold	Target	Maximum
Relative TSR	Below 35th percentile	35th percentile	55th percentile	75th percentile
Payout	0%	50%	100%	200%

2012 Incentive Equity Plan. On March 12, 2012, the Compensation Committee recommended to the Board of Directors and, on March 13, 2012, the Board of Directors approved, subject to shareholder approval, the Cliffs Natural Resources Inc. 2012 Incentive Equity Plan (or 2012 Plan) to replace the 2007 Incentive Equity Plan. The 2012 Plan authorizes up to 6,000,000 Common Shares to be issued pursuant to stock options, stock appreciation rights, restricted shares, retention units, deferred shares, performance shares and performance units granted under the 2012 Plan. The Compensation Committee will have the power and authority to administer the 2012 Plan, to interpret the terms and intent of the 2012 Plan, to determine eligibility for and the terms of awards for participants and make other determinations for the administration of the 2012 Plan. See Proposal No. 4 for additional information.

Retirement and Deferred Compensation Benefits

Defined Benefit Pension Plan. We maintain a defined benefit pension plan for all U.S.-based employees, which we refer to as the Pension Plan, and a Supplemental Executive Retirement Plan, which is referred to as the SERP, in which all of the named executive officers, excluding Messrs. Price and Mehan because of their non-U.S. employee status, are eligible to participate following one year of service. The Compensation Committee believes that pension benefits are a typical component of total remuneration for employees and executives at companies in industries similar to ours, and that providing such benefits is important to delivering a competitive package to attract and retain employees. The objective of the SERP is to provide benefits above the statutory limits for qualified pension plans for highly paid executives. Additional detail is shown in the “2011 Pension Benefits Table”.

401(k) Savings Plan. Our U.S.-based executives are eligible to contribute up to 35 percent of their base salary under Cliffs’ 401(k) Savings Plan. Annual pre-tax contributions are limited by Internal Revenue Service regulations. For the 2011 calendar year, employee pre-tax contributions were limited to $16,500 ($22,000 for persons age 50 or older). We historically have matched 100 percent of employee contributions up to the first 3 percent and 50 percent for the next 2 percent of contributions. Additionally, we have utilized a performance-based contribution that can be made annually to the 401(k) Savings Plan. The performance-based contribution was established to deliver as much as 10 percent of eligible wages into the 401(k) Savings Plan when we meet certain profit-per-ton performance targets.

Superannuation. Australian employees, including Messrs. Price and Mehan, are eligible for a company cash contribution known as superannuation, of up to 15 percent of all cash payments made to the employee. Australian regulations require a superannuation contribution of at least nine percent on base salary up to $175,280 per individual per year. For company superannuation contributions in excess of $50,000 per annum, executives can opt to be credited with cash as a taxable superannuation cash allowance. This benefit is disclosed below in the “2011 Summary Compensation Table” under “All Other Compensation” and described in footnote (6).

Deferred Compensation Plan. Under the Voluntary Non-Qualified Deferred Compensation Plan in effect in 2011, or VNQDC Plan, the named executive officers and other senior executives, excluding non-U.S. executives, are permitted to defer, on a pre-tax basis, up to 50 percent of their base salary, all or a portion of their annual incentive under the EMPI Plan and their share award that may be payable as a long-term incentive award. The Compensation Committee believes the opportunity to defer compensation is a competitive benefit that addresses the goal of attracting and retaining talent. Additional detail is shown in the “2011 Non-Qualified Deferred Compensation Table”.

Under our VNQDC Plan, annual incentive payments for the 2011 plan year could be deferred into a cash deferral account or a share unit account. Share awards could only be deferred into share units. Cash deferrals earn interest at the Moody’s Corporate Average Bond Yield, which was approximately 4.9 percent for 2011. Share unit deferrals are denominated in Common Shares and vary with our share price performance.

The Board of Directors froze the VNQDC Plan at the end of 2011 and approved the 2012 Non-Qualified Deferred Compensation Plan, which is referred to as the 2012 NQDC Plan, to be effective as of the beginning of 2012 and pursuant to which executives are eligible for only cash-based deferrals, including base salary and payments under the EMPI Plan.

In order to encourage share ownership and the alignment of executive interests with shareholder interests, as well as to assist executives in meeting their share ownership guidelines (as discussed below under “Share Ownership Guidelines”), we matched any annual incentive cash compensation payments deferred into share units in 2011 with a 25 percent match that vests at the end of five years. This feature is not a component of the 2012 NQDC Plan as we determined that such a match was not market competitive and was no longer needed to encourage executive stock ownership, which was the initial intention when this match was introduced. The amount of our Common Shares matched to VNQDC Plan-bonus exchange deferrals is disclosed in the “2011 Non-Qualified Deferred Compensation Table”.

The VNQDC Plan and 2012 NQDC Plan both provide, to the extent the performance-based 401(k) Savings Plan contributions exceed Internal Revenue Code limits for a qualified deferred compensation plan, that the contributions are to be credited to the accounts of executives under the applicable non-qualified deferred compensation plan. These specific cash accounts are not convertible to share units. Similarly, if a named executive officer’s salary contributions to the 401(k) Savings Plan are limited by Internal Revenue Code limits, the amount that exceeds the limit will be credited to the executive’s account under the VNQDC Plan together with the Cliffs’ match he or she would have had under the 401(k) Savings Plan.

Other Benefits. Our other benefits and perquisites for senior executives, including named executive officers, are limited to company-paid parking and personal financial services. The Compensation Committee believes that providing financial services and company-paid parking will prevent distraction from duties as an executive officer of Cliffs. Due to the location of our corporate offices, we provide company-paid parking to our upper-level management and executive officers. These benefits are disclosed below in the “2011 Summary Compensation Table” under “All Other Compensation” and described in footnote (6).

Supplementary Compensation Policies

Cliffs uses several additional policies to ensure that the overall compensation structure is aligned with shareholder interests and is competitive with market practices. Specific policies include:

Share Ownership Guidelines. Our Board adopted share ownership guidelines to ensure that senior executives, including named executive officers, have a meaningful direct ownership stake in Cliffs and that the interests of executives thereby are aligned with our shareholders. The guidelines are as follows:

Position	Multiple of Base Pay
CEO	4.5x
Executive / Senior Vice President	2.5x
Vice President	1.5x

Our share ownership guidelines were revised in 2010 to allow for an executive to sell a limited number of Common Shares prior to meeting the ownership guidelines so long as the executive officer can demonstrate a long-term plan in achieving the share ownership guidelines. For grants made after January 1, 2007 under our 2007 Incentive Equity Plan, executives only are permitted to sell up to 50 percent of their shares received under the performance share program or the restricted share unit program unless the executive is in compliance with the share ownership guidelines, except as may be necessary to pay income taxes. An executive’s direct ownership of shares, including restricted shares and share units held in the VNQDC Plan, count toward meeting the share ownership guidelines. The Compensation Committee annually reviews compliance with the share ownership guidelines.

Change in Control Severance Agreements. We have entered into Change in Control Severance Agreements with all of our currently employed named executive officers, with the exception of Mr. Price, as he has a broader employment contract with us, which includes a change in control provision. The Compensation Committee believes that such agreements support the goals of attracting and retaining highly talented individuals by clarifying the terms of employment and reducing the risks to the executive in situations where the executive believes that we may undergo a merger, be acquired in a hostile tender offer or involved in a proxy contest. In addition, the Compensation Committee believes that such agreements align the interests of executives with the interests of our shareholders if a qualified offer is made to acquire Cliffs, in that each of our named executive officers would likely be aware of or involved in any such negotiation and it is to the benefit of our shareholders to have the executives negotiating in the shareholders’ best interests without regard to the executive’s personal financial interests. The level of benefits was determined consistent with market practices at the time that the agreements were established. The agreements generally provide for the following change in control provisions (see accompanying narrative below for more details):

•	Automatic vesting of unvested equity incentives upon change in control;

•

Two or three times annual base salary and target annual incentive as severance upon termination following a change in control, and continuation of welfare benefits for two or three years under certain circumstances;

•	Non-compete, confidentiality and non-solicitation restrictions on executives who receive severance payments following a change in control; and

•

Prior to 2012, full tax gross-up payments would have been provided on any excise taxes and cash paid in lieu of health and welfare benefits imposed upon any change in control payments. Effective January 1, 2012, we entered into new change in control severance agreements with our executives. All elements of the severance agreements remained the same, with the exception of not providing for gross-ups related to excise taxes following a change in control and tax gross-ups related to cash payments in lieu of certain health and welfare benefits. Additionally, industry service credits related to the supplemental retirement plan benefit provided upon termination after a change in control were eliminated.

Employment Agreements. One of our Australian subsidiaries has entered into an employment agreement with Mr. Price. Mr. Price’s employment agreement generally provides for the following:

•	For immediate termination without notice or payment in lieu of notice for cause, payment up to the date of termination only;

•	For termination with three months notice or three months payment in lieu of notice or a combination of notice and payment in lieu of notice, payment calculated on Mr. Price’s remuneration;

•	For resignation with three months notice, a payment in lieu of notice calculated on Mr. Price’s base salary;

•

For termination for reason of redundancy, a redundancy payment calculated at 4.083 times Mr. Price’s annual base salary, plus any accrued but untaken annual leave and a prorated long service leave payment and monies and shares due under the 2007 Incentive Equity Plan; and

•	For termination following a change in control or Mr. Price’s voluntary termination following a change in control, severance compensation comprised of:

•	lump sum payment in an amount equal to three years from separation of service multiplied by the sum of Mr. Price’s remuneration, plus incentive pay;

•	provision of medical, dental and welfare benefits for three years from the date of separation from service;

•	lump sum amount equal to remuneration earned through the period up until Mr. Price’s termination or separation from service, plus the value of any annual bonus or long-term incentive pay;

•	reasonable outplacement services up to 15 percent of Mr. Price’s remuneration; and

•	post-retirement medical, hospital, surgical and prescription drug coverage for Mr. Price’s lifetime, his spouse and any eligible dependents.

Mr. Mehan had an employment agreement, which generally provided for the following change in control and other termination provisions:

•	For immediate termination without cause, 1.5 times base salary plus superannuation;

•	For termination without cause and three months written notice, 0.75 times base salary plus superannuation;

•	For disability, one times base salary plus superannuation;

•	In the event of a change in control and Mr. Mehan’s voluntary termination, 2.25 times base salary plus superannuation and an amount equal to pro rata annual incentive payouts; and

•	Automatic vesting of unvested long-term incentives upon change in control.

Effective February 4, 2011, we terminated Mr. Mehan’s employment. Mr. Mehan received the following involuntary termination payments in consideration of his employment agreement (amounts are converted at a February 4, 2011 rate of $1.00 AUD : $1.0138 USD):

•	A lump sum payment equal to $940,857 representing 1.5 times base salary plus superannuation;

•	A lump sum payment equal to $179,662 representing accrued annual leave; and

•	A lump sum payment equal to $154,934 representing accrued long service leave.

Pursuant to the terms of our 2007 Incentive Equity Plan, unvested amounts of long-term incentives will be prorated and paid at the end of the performance period, subject to Compensation Committee approval. See note (4) to footnote (6) to the “2011 Summary Compensation Table” for more information.

Consulting Agreement and Retirement Arrangement. Effective July 1, 2011, we entered into a Consulting Agreement with Mr. Calfee upon his retirement. The term of the agreement ends on June 29, 2012, unless extended by Mr. Calfee’s and our mutual agreement. Mr. Calfee was eligible for:

•	an initial $30,000 upfront consulting fee payment; and

•	monthly consulting fee payments equal to $8,000 per month, which may be increased by $2,000 per day if he works in excess of four days per month.

Payouts made in respect to Mr. Calfee’s 2009 – 2011 and 2010 – 2012 performance shares and restricted share units and annual incentive plan were not prorated pursuant to the terms of his retirement with Cliffs. Lastly, the retirement arrangement also includes a provision for reimbursement of tax or interest payments on his incentive awards if not in compliance with Section 409A of the Code. See note (3) to footnote (6) to the “2011 Summary Compensation Table” for additional information on his retirement-related payments and benefits. See “Potential Payments Upon Termination or Change in Control—Payments in Connection with Mr. Calfee’s Retirement” for further information on the Consulting Agreement and possible future payments under it.

Certain Material Tax and Accounting Implications. Section 162(m) of the Code limits our deductibility of certain executive compensation in excess of $1 million. The aggregate combination of salary, distributions from the VNQDC, payout from the EMPI Plan, the issuance of Common Shares from the 2007 Incentive Equity Plan, vesting of restricted shares and dividends on restricted shares has caused, with respect to 2011, the $1 million limit to be exceeded with respect to all of the named executive officers, and is expected to cause the $1 million limit to be exceeded in subsequent years with respect to one or more of the named executive officers. In 2007, our shareholders approved the EMPI Plan and the 2007 Incentive Equity Plan, which replaced the predecessor plans. Performance-based compensation under the EMPI Plan and the 2007 Incentive Equity Plan will be exempt from the $1 million limit. However, certain forms of compensation, including retention units, restricted share unit grants and restricted share grants still will not qualify as performance-based compensation and thus will be included in the calculation of the $1 million limit.

Consideration of Say-on-Pay. The Compensation Committee values the input of our shareholders in the design and administration of our executive compensation programs and practices. The Compensation Committee therefore carefully assesses the vote results of our Annual Advisory Vote on Named Executive Officer Compensation — commonly referred to as “Say-on-Pay” — which we view as an important opportunity for shareholders to express their support or concerns in relation to executive pay.

The Compensation Committee noted that, at our annual meeting on May 17, 2011, 93.1 percent of our voting shareholders at the time voted in favor of our named executive officer compensation as disclosed in the related proxy statement. As a result, the Compensation Committee determined that no changes were required to our executive compensation practices in direct response to the shareholder advisory vote on named executive officer compensation.

Nevertheless, both senior leadership and the Compensation Committee remain dedicated to adopting best practices in the governance of executive pay even where shareholders have not expressed direct concern. For example, in 2011, we decided to eliminate all tax gross-ups from executive change in control agreements, recognizing that such provisions are not preferred by most shareholders and their advisors. We continue to monitor changes in good governance practices, our alignment to peer company best practices and changes to our business and industry and will continue to evaluate appropriate policies proactively with the goal of maintaining high levels of shareholder support.

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation and Organization Committee of the Board of Directors:

The Compensation and Organization Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the definitive proxy statement on Schedule 14A for its 2012 Annual Meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, each as filed with the Securities and Exchange Commission.

This report is furnished on behalf of the Compensation and Organization Committee of the Board of Directors.

James F. Kirsch, Chairman

Barry J. Eldridge

Janice K. Henry

Francis R. McAllister

Roger Phillips

Compensation-Related Risk Assessment

In 2011, a team lead by our Chief Risk Officer reviewed employee compensation plans in which all employees (including the named executive officers) participate, in order to identify whether these arrangements had any features that might encourage unnecessary and excessive risk taking that would have a material adverse effect on Cliffs. The review team analyzed a series of risk factors and concluded the risk mitigation factors in our compensation plans provide adequate safeguards that would either prevent or discourage excessive risk taking. The review team did not identify any risk related to our compensation policies and practices for our named executive officers and our employees generally that are, either individually or in the aggregate, reasonably likely to have a material adverse effect on Cliffs. The Compensation and Organization Committee received a report summarizing the work of the review team and concurs with this conclusion.

2011 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by the named executive officers for services rendered to Cliffs and our subsidiaries for the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position(a)	Year(b)	Salary($) (1)(2)(c)	Stock Awards($) (1)(3)(d)	Non-Equity Incentive Plan Compensation ($)(1)(4)(e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings($)(5)(f)	All Other Compensation ($)(6)(g)	Total ($)(h)
Joseph A. Carrabba	2011	955,500	3,104,793	1,880,410	446,046	50,430	6,437,179
Chairman, President and Chief Executive Officer	2010	814,000	2,859,784	1,483,074	394,057	44,677	5,595,592
	2009	750,500	2,728,150	1,328,306	461,699	82,012	5,350,667

Laurie Brlas	2011	516,000	1,009,278	630,118	110,867	33,820	2,300,083
Executive Vice President, Finance and Administration & Chief Financial Officer	2010	445,412	756,241	550,654	95,495	30,940	1,878,742
	2009	406,265	267,611	424,722	86,353	21,600	1,206,551

Donald J. Gallagher	2011	486,167	932,507	556,338	416,628	21,537	2,413,177
Executive Vice President and President—Global Commercial	2010	439,750	733,542	494,369	382,220	21,188	2,071,069
	2009	412,055	235,802	430,775	294,777	22,647	1,396,056

Duncan P. Price(7)(8)	2011	548,284	889,555	560,503	—	287,945	2,286,287
Executive Vice President and President—Global Operations

P. Kelly Tompkins(8)	2011	425,500	772,169	511,116	78,117	41,367	1,828,269
Executive Vice President-Legal, Government Affairs and Sustainability & Chief Legal Officer

William R. Calfee(9)	2011	197,000	—	427,822	443,574	4,422,633	5,491,029
Former Executive Vice President, Commercial Projects	2010	385,250	555,471	416,592	184,802	24,110	1,566,225
	2009	363,805	180,482	367,349	90,868	18,966	1,021,470

Richard Mehan(7)(8)(10)	2011	54,863	—	—	—	2,957,898	3,012,761
Former Senior Vice President and CEO Asia Pacific	2010	495,121	297,836	301,529	—	352,709	1,447,195

(1)	2011 amounts in columns (c), (d) and (e) reflect the salary, equity compensation and non-equity incentive compensation of each named executive officer, respectively, before pre-tax reductions for contributions to the 401(k) Savings Plan, the VNQDC Plan and our benefits plans. Any amounts by which salary, equity compensation and non-equity incentive compensation were reduced in 2011 pursuant to the named executive officers’ elections to make contributions to the VNQDC Plan appear in column (b) of the “2011 Non-Qualified Deferred Compensation Table” below on page 55.

(2)	The 2011 salary of the named executive officers includes their base salary before salary reductions for the Benefits Choice Plan (our salaried health and welfare benefits plan), the 401(k) Savings Plan and the VNQDC Plan. Messrs. Carrabba, Tompkins and Calfee and Ms. Brlas received a salary increase effective April 1, 2011. Messrs. Gallagher and Price received an increase in their salaries effective January 16, 2011 and January 11, 2011, respectively.

The following table summarizes salary reductions for the 401(k) Savings Plan and VNQDC Plan for executives in 2011:

	401(k) Contribution ($)	Catch-Up Contribution ($)	VNQDC Pre-Tax Salary Deferral ($)	Total ($)
Joseph A. Carrabba	16,500	5,500	47,775	69,775
Laurie Brlas	16,000	5,500	77,400	98,900
Donald J. Gallagher	16,500	5,016	—	21,516
Duncan P. Price	—	—	—	—
P. Kelly Tompkins	16,500	5,488	—	21,988
William R. Calfee	14,890	2,821	19,700	37,411
Richard Mehan	—	—	—	—

(3)	2011 amounts in column (d) reflect the aggregate grant date fair value computed in accordance with FASB ASC 718 for awards of performance shares and restricted share units granted during 2011. For performance shares granted during 2011, the amounts reported are based on the probable outcome of the performance conditions as of the grant date. For additional information, refer to Item 8, Note 11 in our Form 10-K. For 2011, these types of awards are discussed in further detail in the “Compensation Discussion and Analysis” section above, under the heading “2011 – 2013 Performance Share and Restricted Share Unit Awards”.

See the “2011 Grants of Plan-Based Awards” table for more detail on the awards of performance shares and restricted share units.

The grants were determined using the 60-day average closing market price of the Common Shares of $86.48 per share. The fair values for the performance shares on March 8, 2011, assuming a maximum payout of 200 percent and using a grant date fair value computed in accordance with FASB ASC 718 of $77.90 per share, were (Messrs. Calfee and Mehan were not eligible for a 2011 grant of performance shares):

Joseph A. Carrabba	$4,393,560
Laurie Brlas	1,428,686
Donald J. Gallagher	1,319,626
Duncan P. Price	1,258,864
P. Kelly Tompkins	1,093,716

(4)	The 2011 amounts in column (e) reflect the sum of (i) incentive bonus awards earned in 2011 under the Executive Management Performance Incentive Plan (EMPI), which is discussed in further detail in the “Compensation Discussion and Analysis” section above under the heading “Annual Incentive Plan,” and (ii) amounts allocated to the named executive officers as special performance-based contributions under the 401(k) Savings Plan, for all eligible participants under the 401(k) Savings Plan equal to 10 percent of their eligible base earnings. To the extent that such performance-based contributions exceeded Internal Revenue Code limits for a qualified defined contribution plan, they were credited to the accounts of the executives under the VNQDC Plan.

The following table summarizes annual incentive plan payments for 2011:

	EMPI Award ($)	401(k) Performance Contribution ($)	Total ($)
Joseph A. Carrabba	1,784,860	95,550	1,880,410
Laurie Brlas	578,518	51,600	630,118
Donald J. Gallagher	507,721	48,617	556,338
Duncan P. Price	560,503	—	560,503
P. Kelly Tompkins	468,566	42,550	511,116
William R. Calfee	407,968	19,854	427,822
Richard Mehan	—	—	—

Of the amounts noted above for the 401(k) performance contribution, the following amounts were credited to the 401(k) Savings Plan and VNQDC:

	401(k) Savings Plan ($)	VNQDC ($)
Joseph A. Carrabba	23,500	72,050
Laurie Brlas	23,200	28,400
Donald J. Gallagher	22,164	26,453
Duncan P. Price	—	—
P. Kelly Tompkins	24,080	18,470
William R. Calfee	19,854	—
Richard Mehan	—	—

(5)	The 2011 amounts in column (f) reflect the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan and the SERP, both of which are discussed in the “Compensation Discussion and Analysis” section above under the heading “Defined Benefit Pension Plan,” determined using interest rate and mortality assumptions consistent with those used in our financial statements and may include amounts in which the named executive officer is not fully vested. This column also includes amounts for above-market interest for the executives’ deferrals into the VNQDC Plan.

The following table summarizes changes in pension values and above-market earnings on deferred compensation in 2011:

	Present Value of Pension Accruals ($)	Above-Market Interest on Deferred Compensation ($)	Total ($)
Joseph A. Carrabba	440,800	5,246	446,046
Laurie Brlas	109,300	1,567	110,867
Donald J. Gallagher	415,400	1,228	416,628
Duncan P. Price	—	—	—
P. Kelly Tompkins	78,100	17	78,117
William R. Calfee	439,900	3,674	443,574
Richard Mehan	—	—	—

(6)	The 2011 amounts in column (g) reflect the combined value of the named executive officer’s perquisites attributable to our paid parking, financial services, matching contributions made by and on behalf of the executives under the 401(k) Savings Plan, Australian Superannuation and the VNQDC Plan and payments related to Mr. Calfee’s retirement and Mr. Mehan’s termination.

The following table summarizes perquisites and other compensation in 2011:

	Paid Parking ($)	Financial Svcs. ($)	401K Savings Plan Matching Contributions ($)		VNQDC Plan Matching Contributions ($)	Other ($)	Total ($)
Joseph A. Carrabba	3,180	9,030	9,000		29,220	—	50,430
Laurie Brlas	3,180	10,000	9,800		10,840	—	33,820
Donald J. Gallagher	2,820	9,030	9,687		—	—	21,537
Duncan P. Price	9,297	—	51,650	(1)	—	226,998(2)	287,945
P. Kelly Tompkins	3,180	525	8,420		29,242	—	41,367
William R. Calfee	2,820	7,200	7,942		—	4,404,671(3)	4,422,633
Richard Mehan	—	—	5,587	(1)	—	2,952,311(4)	2,957,898

(1)	Reflects employer contribution to the Australian Superannuation fund after conversion to U.S. dollars.
(2)	Includes company superannuation contributions in excess of $50,000 per annum, which were credited to Mr. Price as a taxable superannuation cash allowance of $226,998.
(3)	In connection with Mr. Calfee’s retirement on July 1, 2011, the Compensation Committee approved a consulting agreement and special treatment of his awards under the 2007 Incentive Equity Plan and EMPI Plan. Additional information on the terms of the consulting agreement is provided in the “Compensation Discussion and Analysis” under the heading “Supplementary Compensation Policies—Consulting Agreement” and in the “Potential Payments Upon Termination or Change in Control—Payments in Connection with Mr. Calfee’s Retirement”.

Under his retirement arrangement, Mr. Calfee’s 2011 EMPI award was not prorated on account of his retirement, and he received the full amount of his 2011 EMPI award (which amount is disclosed in the “Non-Equity Incentive Plan Compensation” column of this “2011 Summary Compensation Table”). In addition, Mr. Calfee’s 2009 – 2011 performance shares and restricted share units were not prorated on account of his retirement, and his 2010 – 2012 performance shares and restricted share units will not be prorated as a result of his retirement. We also agreed to reimburse Mr. Calfee for any additional tax or interest on the payments of the 2011 EMPI award or the 2009 – 2011 or 2010 – 2012 LTIP awards if those payments do not comply with Section 409A of the Code.

The following pertains to the agreement: “Other” column of Mr. Calfee’s “All Other Compensation” amount includes the following compensation in connection with his retirement:

•	consulting fees for 2011 ($54,000);

•	one-time payment upon signing the consulting agreement ($30,000);

•	accrued vacation ($46,154);

•

value of performance shares and restricted share units earned in connection with the vesting of Mr. Calfee’s long-term incentive award for the 2009 – 2011 performance period $2,579,952. This amount also is reported in the “2011 Options Exercises and Stock Vested Table” on page 52; and

•	an estimate of the value of Mr. Calfee’s outstanding performance shares and restricted share units under his long-term incentive award for the 2010 – 2012 performance period. This estimated amount of

$1,694,565 has been calculated using the closing price of Cliffs’ Common Shares on Mr. Calfee’s retirement date of $93.70 and assuming that maximum performance is achieved. The ultimate payout and value thereof will depend on the cumulative level of performance achieved during the performance period and the value of our shares at the time payment is made.

(4)	A separation (redundancy) letter was given to Mr. Mehan due to an involuntary termination on February 4, 2011. The “Other” column of Mr. Mehan’s “All Other Compensation” amount includes the following compensation in connection with his termination:

•	the following involuntary termination payments (amounts in USD and converted at a February 4, 2011 rate of $1.00 AUD : $1.0138 USD):

•	A lump sum payment equal to $940,857 representing 1.5 times base salary plus superannuation;

•	A lump sum payment equal to $179,662 representing accrued annual leave; and

•	A lump sum payment equal to $154,934 representing accrued long service leave;

•	2011 payment of superannuation ($159,463);

•

2011 payment of 2010 EMPI award ($301,529) (amount in USD and converted at the 2010 average rate of $1.00 AUD : $0.9203 USD). This amount also is reflected in Mr. Mehan’s 2010 Non-Equity Incentive Plan amount;

•

the value of performance share units and retention units earned in connection with the vesting of Mr. Mehan’s long-term incentive award for the 2009 – 2011 performance period, which was prorated for the performance period based on his termination ($733,494). This amount also is reported in the “2011 Options Exercises and Stock Vested Table” on page 52;

•	the value of superannuation and super cash out payments in connection with Mr. Mehan’s 2009 – 2011 long-term incentive award ($110,003);

•

an estimate of the value of Mr. Mehan’s outstanding performance shares units and retention units under his long-term incentive award for the 2010 – 2012 performance period, prorated based on his termination. This estimated amount of $323,799 has been calculated using the closing price of Cliffs’ Common Shares on Mr. Mehan’s termination date of $90.27 and assuming that maximum performance is achieved. The ultimate payout and value thereof will depend on the cumulative level of performance achieved during the performance period and the value of our shares at the time payment is made; and

•

estimate of anticipated superannuation and super cash out payments with respect to Mr. Mehan’s 2010 – 2012 long-term incentive award of $48,570. This estimate is based on the estimate of the value of the 2010 – 2012 long-term incentive award described in the preceding bullet and on the closing price of Cliffs’ Common Shares on the termination date of $90.27.

(7)	Amounts for Messrs. Price and Mehan are converted using the 2011 average rate of $1.00 AUD : $1.033 USD unless footnoted otherwise.

(8)	2011 was the first year of disclosure for Messrs. Price and Tompkins and only compensation information for 2011 is shown. 2010 was the first year of disclosure for Mr. Mehan and compensation information is shown for 2010 and 2011 only.

(9)	Mr. Calfee retired effective July 1, 2011. For additional compensation details related to Mr. Calfee’s retirement, please refer to page 44.

(10)	Mr. Mehan’s employment was terminated effective February 4, 2011. For additional compensation details related to Mr. Mehan’s termination, please refer to page 43.

2011 GRANTS OF PLAN-BASED AWARDS

This table discloses in columns (c), (d) and (e) the potential payouts at the threshold, target and maximum levels of the awards under the EMPI Plan for 2011. See “Compensation Discussion and Analysis—Annual Incentive Plan” above for a description of the EMPI Plan. Actual payouts for the 2011 EMPI awards are shown in the “2011 Summary Compensation Table.”

This table shows in columns (f), (g) and (h) the potential payouts at the threshold, target and maximum levels of the 2011 performance share awards under our 2007 Incentive Equity Plan. Such performance shares are for a three-year period ending December 31, 2013. Column (j) shows the grant date fair value of the performance shares computed in accordance with FASB ASC 718 based on the probable outcome of performance conditions.

The table also shows in columns (i) and (j) the number of restricted share units granted in connection with the 2011 – 2013 long-term incentive awards and the grant date fair value of those restricted share units under FASB ASC 718, respectively.

Name (a)	Grant Date(b)	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (EMPI) ($)(1)			Estimated Future Payouts under Equity Incentive Plan Awards (Performance Shares)(#)(2)			All Other Stock Awards: Numbers of Shares Of Stock or Units (#)(i)	Grant Date Fair Market Value of Stock and Option Awards ($)(j)
		Threshold (c)	Target (d)	Maximum (e)	Threshold (f)	Target (g)	Maximum (h)
Joseph A. Carrabba	3/8/2011	700,000	1,400,000	2,800,000	—	—	—	—	—
	3/8/2011	—	—	—	14,100	28,200	56,400	—	2,196,780
	3/8/2011	—	—	—	—	—	—	9,390	908,013

Laurie Brlas	3/8/2011	211,200	422,400	844,800	—	—	—	—	—
	3/8/2011	10,560	21,120	42,240	—	—	—	—	—
	3/8/2011	—	—	—	4,585	9,170	18,340	—	714,343
	3/8/2011	—	—	—	—	—	—	3,050	294,935

Donald J. Gallagher	3/8/2011	195,200	390,400	780,800	—	—	—	—	—
	3/8/2011	9,760	19,520	39,040	—	—	—	—	—
	3/8/2011	—	—	—	4,235	8,470	16,940	—	659,813
	3/8/2011	—	—	—	—	—	—	2,820	272,694

Duncan P. Price(3)	3/8/2011	219,822	439,645	879,290	—	—	—	—	—
	3/8/2011	10,991	21,982	43,964	—	—	—	—	—
	3/8/2011	—	—	—	4,040	8,080	16,160	—	629,432
	3/8/2011	—	—	—	—	—	—	2,690	260,123

P. Kelly Tompkins	3/8/2011	172,000	344,000	688,000	—	—	—	—	—
	3/8/2011	8,600	17,200	34,400	—	—	—	—	—
	3/8/2011	—	—	—	3,510	7,020	14,040	—	546,858
	3/8/2011	—	—	—	—	—	—	2,330	225,311

William R. Calfee	3/8/2011	160,000	320,000	640,000	—	—	—	—	—

(1)	The amounts in column (c) reflect the threshold payment level for 2011 awards under the EMPI Plan, which is 25 percent of the maximum amount shown in column (e). The amount shown in column (d) is 50 percent of the amount shown in column (e). Column (e) is the total maximum award opportunity for 2011. These amounts are based on the individual’s 2011 salary and position that had been approved prior to or on the same day as the grant. Actual payouts under the EMPI Plan are disclosed in the “2011 Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column. For the named executive officers other than Mr. Carrabba, an additional EMPI bonus opportunity was made available in conjunction with the other 2011 awards equaling a potential maximum payout of 8 percent of base salary (with a 4 percent opportunity at target performance and a 2 percent opportunity at the minimum or threshold performance level) payable only upon achievement of one of the EMPI performance objectives, but also subject to reduction based on further discretionary eligibility requirements, as determined by the Compensation Committee, based upon the CEO’s recommendation.
(2)	The amounts in column (f) reflect the threshold payout level of 2011 – 2013 performance shares under our 2007 Incentive Equity Plan, which is 50 percent of the target amount shown in column (g). The amounts shown in column (h) represent 200 percent of such target amount.
(3)	Amounts for Mr. Price in columns (c), (d) and (e) are converted using the 2011 average rate of $1.00 AUD : $1.033 USD.

Our named executive officers are parties to change in control agreements or employment agreements with Cliffs. For more information, refer to the “Potential Payouts Upon Termination or Change in Control” below.

Outstanding Equity Awards At Fiscal Year-End

The following table shows in columns (b) and (c) the actual numbers of shares and the fair market value, respectively, of all unvested restricted share units under the 2007 Incentive Equity Plan outstanding on December 31, 2011. The fair market value of each restricted share unit and retention unit on December 30, 2011 was $62.35 (the closing market price of our Common Shares on December 30, 2011, the last business day of the year).

The table also shows in columns (d) and (e) the actual numbers of performance shares and the fair market value, respectively, as of December 31, 2011 of all unvested and unearned performance shares assuming a market value of $62.35 per share (the closing market price of our Common Shares on December 30, 2011) and assuming that the performance shares pay off at the maximum level. Normally, outstanding options would be listed on this table; however, there are no outstanding stock options for any named executive officer.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END TABLE

Name(a)	Number of Shares or Units of Stock That Have Not Vested (#)(b)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(d)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(e)
Joseph A. Carrabba	13,370	(2)	833,620	60,165	(3)	3,751,288
	9,390	(4)	585,467	56,400	(5)	3,516,540
	—		—	67,009	(6)	4,178,011
	—		—	18,720	(6)	1,167,192

Laurie Brlas	4,470	(2)	278,705	20,145	(3)	1,256,041
	3,050	(4)	190,168	18,340	(5)	1,143,499

Donald J. Gallagher	4,340	(2)	270,599	19,530	(3)	1,217,696
	2,820	(4)	175,827	16,940	(5)	1,056,209

Duncan P. Price	1,810	(2)	112,854	8,145	(3)	507,841
	2,690	(4)	167,722	16,160	(5)	1,007,576

P. Kelly Tompkins	4,020	(2)	250,647	18,120	(3)	1,129,782
	2,330	(4)	145,276	14,040	(5)	875,394

William R. Calfee	3,280	(2)	204,508	14,805	(3)	923,092

Richard Mehan(7)	634	(2)	39,530	2,856	(3)	178,072

(1)	The amounts shown in this column reflect the number of unvested restricted share units granted under our 2007 Incentive Equity Plan.
(2)	This represents a grant of restricted share units, or retention units in the case of Mr. Price, for the 2010 – 2012 vesting period granted on March 8, 2010. If these shares vest, it will be on December 31, 2012, as approved by the Compensation Committee.
(3)	This represents a grant of performance shares for the 2010 – 2012 performance period granted on March 8, 2010. If these shares vest, it will be on December 31, 2012, as approved by the Compensation Committee. These numbers are being reported at maximum of 150 percent based on actual multi-year performance as of December 31, 2011.
(4)	This represents a grant of restricted share units for the 2011 – 2013 vesting period granted on March 8, 2011. If these shares vest, it will be on December 31, 2013, as approved by the Compensation Committee.
(5)	This represents a grant of performance shares for the 2011 – 2013 performance period granted on March 8, 2011. If these shares vest, it will be on December 31, 2013, as approved by the Compensation Committee. These numbers are being reported at maximum of 200 percent based on actual multi-year performance as of December 31, 2011.

(6)	This represents the 2009 and 2010 CEO Strategic Initiative grants made on December 17, 2009 and March 8, 2010. The number of shares paid out under these awards will be determined by the Compensation Committee in December 2013 based upon the achievement of certain performance factors noted above that are evaluated at the Compensation Committee’s discretion and may be reduced from the 85,729 shares, the maximum amount allowed under this plan. Under Rule ASC 718 and, as a result of this uncertainty of the final award amount, a grant date value has not yet been determined for this award for purposes of measuring and recognizing compensation cost. These numbers are being reported at maximum based on actual multi-year performance as of December 31, 2013.
(7)	Mr. Mehan’s outstanding retention units and performance shares have been prorated based on his February 4, 2011 termination.

Option Exercises and Stock Vested

Columns (b) and (c) in the following table set forth certain information regarding performance shares, retention units and restricted share awards that vested during 2011 for the named executive officers based on the applicable fair market value. None of our named executive officers had outstanding stock options during the fiscal year ended December 31, 2011.

2011 OPTION EXERCISES AND STOCK VESTED TABLE

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#)(b)		Value Realized on Vesting ($)(c)(1)
Joseph A. Carrabba	118,462.50	(2)	8,516,269	(2)
	26,325	(3)	1,892,504	(3)

Laurie Brlas	43,537.50	(2)	3,129,911	(2)
	9,675	(3)	695,536	(3)

Donald J. Gallagher	38,362.50	(2)	2,757,880	(2)
	8,525	(3)	612,862	(3)

Duncan P. Price	9,675	(2)	695,536	(2)
	2,150	(3)	154,564	(3)

P. Kelly Tompkins(4)	—		—
	—		—

William R. Calfee	29,362.50	(2)	2,110,870	(2)
	6,525	(3)	469,082	(3)

Richard Mehan(5)	8,349	(2)	600,210	(2)
	1,854	(3)	133,284	(3)

(1)	The value realized shown in column (c) is computed by multiplying the number of restricted shares and performance shares by the closing price of a Common Share on the date of vesting. Except as otherwise noted, all awards vested on December 31, 2011.
(2)	This represents a performance share award granted during 2009 for the 2009 – 2011 performance period that paid out to participants on February 13, 2012 at a fair market value of $71.89 per share. The performance shares paid out at 150 percent of the award based on the performance criteria. For Messrs. Price and Mehan, performance share units are substituted in lieu of performance shares and are paid in cash based on the closing price of Cliffs Common Shares on February 13, 2012 and converted to AUD at a rate of $1.00 USD : $0.93412 AUD.
(3)

This represents an award of restricted share units granted during 2009 for the 2009 – 2011 performance period that paid out to participants on February 13, 2012 at a fair market value of $71.89 per share. For Messrs. Price and Mehan, retention units are substituted in lieu of restricted share units and are paid in cash based on the closing price of Cliffs Common Shares on February 13, 2012 and converted to AUD at a rate of $1.00 USD : $0.93412 AUD.
(4)	Mr. Tompkins was not employed by the Company in 2009 and did not receive a performance share or restricted share unit grant for the 2009 – 2011 performance period.
(5)	Mr. Mehan’s performance share units and retention units are prorated for the 2009 – 2011 performance period based on his termination effective February 4, 2011.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each named executive officer and the number of years of service credited to each such named executive officer under the Pension Plan and the SERP. The calculation was determined using interest rate and mortality rate assumptions consistent with those used in Cliffs’ financial statements.

The Pension Plan provides a participant, including the named executive officers, with the greater of:

(a) the sum of:

(1)	For service with Cliffs through June 30, 2008, his or her accrued benefit under the plan’s Final Average Pay Formula described below; and

(2)	For service with Cliffs after June 30, 2008, his or her cash balance credits and interest under the Cash Balance Formula described below; or

(b) the sum of:

(1)	For service with Cliffs through June 30, 2003, his or her accrued benefit under the Final Average Pay Formula described below; and

(2)	For service with Cliffs after June 30, 2003, his or her cash balance credits and interest after June 30, 2003 under the Cash Balance Formula described below.

The Final Average Pay Formula provides a benefit that generally is based on a 1.65 percent pension formula. For each year of service up to June 30, 2003 or June 30, 2008, as the case may be, the plan provides 1.65 percent of Average Monthly Compensation. Average Monthly Compensation is defined as the average annual compensation earned during the 60 consecutive months providing the highest such average during the last 120 months preceding the applicable date. The benefit is subject to an offset of 50 percent of Social Security benefits through the applicable date. Benefits are payable as an annuity, unreduced for early commencement, upon the attainment of normal retirement at age 65, or at 30 years of service. None of the named executive officers were eligible for an accrued benefit under the Final Average Pay Formula on December 31, 2011 other than Mr. Gallagher and Mr. Calfee.

The Cash Balance Formula provides a benefit payable at any time equal to the value of a notional cash balance account. For each calendar quarter, after the applicable date a credit is made to the account equal to a percentage of his or her pay ranging from four percent to 10 percent based upon his or her age and service with transitional pay credits up to 13 percent during the transition period from June 30, 2003 to June 30, 2008. Interest is credited to the account balance on a quarterly basis. At retirement or termination of employment, the accumulated account balance can be paid as either a lump sum or actuarially equivalent annuity.

The compensation used to determine benefits under the Pension Plan is the sum of salary and annual incentive compensation paid under the EMPI Plan to a participant during a calendar year. Pensionable earnings for each of Cliffs’ named executive officers during 2011 include the amount shown for 2011 in column (c) of the “2011 Summary Compensation Table” above, plus the amount of incentive compensation earned in 2011 and paid in 2012, respectively.

The SERP generally provides the named executive officers with the benefits that would have been payable under the Pension Plan if certain Internal Revenue Code limitations did not apply to the Pension Plan. The SERP was amended effective for 2006 and future accruals to eliminate the payment of annual accruals and to provide that SERP accruals will instead be paid at retirement.

2011 PENSION BENEFITS TABLE

Name(a)	Plan Name(b)	Number of Years Credited Service (#)(c)	Present Value of Accumulated Benefit ($)(d)	Payments During Last Fiscal Year ($)(e)
Joseph A. Carrabba	Salaried Pension Plan	6.7	148,700	—
	SERP	6.7	2,312,700	—

Laurie Brlas	Salaried Pension Plan	5.1	102,500	—
	SERP	5.1	260,500	—

Donald J. Gallagher	Salaried Pension Plan	30.4	1,218,400	—
	SERP	30.4	1,956,800	—

Duncan P. Price	Salaried Pension Plan	—	—	—
	SERP	—	—	—

P. Kelly Tompkins(1)	Salaried Pension Plan	1.6	38,800	—
	SERP	15.3	61,800	—

William R. Calfee	Salaried Pension Plan	39.0	1,429,200	157,300
	SERP	39.0	1,538,200	—

Richard Mehan	Salaried Pension Plan	—	—	—
	SERP	—	—	—

(1)	For the purpose of calculating the Supplemental Retirement Benefit for Mr. Tompkins, the Compensation Committee approved a hire date of 1996.

Non-Qualified Deferred Compensation

Pursuant to the VNQDC Plan, in 2011 the named executive officers were permitted to defer, on a pre-tax basis, up to 50 percent of their base salary, all or a portion of their annual incentive under the EMPI Plan, and their share award that may be payable as a long-term incentive award. We matched 25 percent of the EMPI awards deferred into stock units in 2011. Matched amounts vest at the end of five years.

Cash deferrals earn interest at the Moody’s Corporate Average Bond Yield rate. Stock awards, which can only be deferred into stock units, are denominated in Cliffs Common Shares and vary with our share price performance.

Additionally, the VNQDC Plan provides to the extent the performance-based 401(k) Savings Plan contributions exceed Internal Revenue Code limits for a qualified deferred compensation plan, the contributions are credited to the accounts of executives under the non-qualified deferred compensation plan. These specific cash accounts are not convertible to share units. Similarly, if a named executive officer’s salary reduction contributions to the 401(k) Savings Plan are limited by Internal Revenue Code limitations, the amount that exceeds the limit will be credited to the executive’s account under the VNQDC Plan together with the Cliffs’ match he or she would have had under the 401(k) Savings Plan.

This table discloses in column (b) “Executive Contributions in Last Fiscal Year,” the contributions by each named executive officer to the VNQDC Plan. The contributions include any pre-tax contributions of salary, EMPI awards and stock awards for 2011.

Column (c) “Registrant Contributions in Last Fiscal Year” of the table below includes matching contributions we made on behalf of the named executive officers to the VNQDC Plan and performance-based contributions authorized under the 401(k) Savings Plan that were credited to the VNQDC Plan.

Column (d) “Aggregate Earnings in Last Fiscal Year” of the table below includes interest earned on cash deferrals and dividends earned on deferred shares.

2011 NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name(a)	Executive Contributions in Last Fiscal Year ($)(b)(1)	Registrant Contributions in Last Fiscal Year ($)(c)(2)	Aggregate Earnings in Last Fiscal Year ($)(d)(3)	Aggregate Withdrawals / Distributions ($)(e)		Aggregate Balance at Last Fiscal Year-End ($)(f)(4)
Joseph A. Carrabba	226,261	101,270	51,831	—		1,708,866
Laurie Brlas	77,400	39,240	22,806	(44,478	)(5)	1,345,206
Donald J. Gallagher	—	26,453	79,499	—		6,483,756
Duncan P. Price	—	—	—	—		—
P. Kelly Tompkins	117,142	47,712	(33,481)	—		244,866
William R. Calfee	19,700	—	65,691	—		3,200,080
Richard Mehan	—	—	—	—		—

(1)	The amounts disclosed in column (b) are also included in the “Salary” or “Non-Equity Incentive Plan Compensation” columns in the “2011 Summary Compensation Table”, as applicable.
(2)	The amounts shown in column (c) consist of registrant matching contributions or performance contributions disclosed in the “Non-Equity Incentive Plan Compensation” or “All Other Compensation” column in the “2011 Summary Compensation Table”, as applicable.
(3)	The amounts shown in column (d) include above-market earnings disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the “2011 Summary Compensation Table”.
(4)	The aggregate balances in column (f) include compensation earned in prior years that previously was reported in prior Summary Compensation Tables as follows:

	2006 ($)	2007 ($)	2008 ($)	2009 ($)	2010 ($)
Joseph A. Carrabba	60,646	222,731	294,408	298,881	265,884
Laurie Brlas	—	47,537	67,242	42,080	1,546,957
Donald J. Gallagher	9,967	16,563	20,373	1,977	22,435
Duncan P. Price	—	—	—	—	—
P. Kelly Tompkins	—	—	—	—	133,571
William R. Calfee	27,519	53,630	62,310	41,949	63,062
Richard Mehan	—	—	—	—	—

(5)	Reflects a 2011 distribution from base salary deferred in 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables and discussion below reflect the compensation payable to each of the named executive officers other than Messrs. Calfee and Mehan in the event of termination of such executive’s employment under a variety of different circumstances, including voluntary termination, involuntary not-for-cause termination, and termination following a change in control. The amounts shown assume in all cases that such termination was effective as of December 30, 2011. All amounts shown are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Cliffs.

A discussion of the payments and benefits to Messrs. Calfee and Mehan in connection with their respective terminations of employment during 2011 is provided following the tables for the other named executive officers.

Payments Made Upon All Terminations

If a named executive officer’s employment terminates, he or she is entitled to receive certain amounts earned during his or her term of employment no matter the cause of termination. Such amounts may include:

•	Salary through the date of termination;

•	Unused vacation pay;

•	Accrued and vested benefits under the Pension Plan, SERP, 401(k) Savings Plan and VNQDC Plan; and

•	Undistributed performance shares, performance share units, restricted shares, restricted share units and retention units for periods that have been completed.

The terms of Mr. Price’s employment agreement is described in “Employment Agreements” on page 43.

Additional Payments Upon Involuntary Termination Without Cause

In the event that a named executive officer is terminated involuntarily without cause, he or she typically would receive the following additional payments or benefits in the sole discretionary judgment of the Compensation Committee, taking into account the nature of the termination, the length of the executive’s service with Cliffs, and the executive’s grade level. There is no legally binding agreement requiring that any such payments or benefits be paid to any named executive officer except in the case of a change in control prior to the termination, with the exception of Mr. Price:

•	Severance payments;

•	Continued health insurance benefits;

•	Outplacement services;

•

Pursuant to the terms of our 2007 Incentive Equity Plan, a pro rata portion, subject to the Compensation Committee’s discretion, in which it can increase or decrease the proration, from time to time, of his or her performance shares, retention units and restricted share units. Such shares will be paid when such shares and units would otherwise be paid; and

•	Financial services.

Since all such benefits are at the discretion of the Compensation Committee in each instance, it is impossible to estimate the amount that would be paid in such circumstances.

Additional Payments Upon Retirement

Messrs. Carrabba and Gallagher were eligible to retire on December 30, 2011. Executives are eligible for retirement at age 65 or eligible for early retirement at age 55 with at least five years of service. In the event of any named executive officer’s retirement, the following amounts will be paid and benefits will be provided, in addition to the amounts payable to all terminated salaried employees:

•	A pro rata portion of the annual incentive award under the EMPI Plan for the year in which he or she retires unless otherwise determined by the Compensation Committee;

•	Any unpaid annual incentive award under the EMPI Plan for the year prior to the year of retirement;

•

A pro rata portion, subject to the Compensation Committee’s discretion, in which it can increase or decrease the proration, from time to time, of his or her performance shares, retention units and restricted share units. Such shares will be paid when such shares and units would otherwise be paid;

•	A pro rata portion of any performance-based contribution to the 401(k) Savings Plan and the VNQDC Plan for the year of retirement;

•	He or she will keep his or her restricted shares and the restrictions on sale of the shares will lapse at the end of the restriction period;

•

If the employee was hired prior to 1993, and in the case of Mr. Gallagher, he or she will be entitled to retiree medical and life insurance for the rest of his or her life and the life of his or her spouse on the same terms as any other salaried employee hired prior to 1993; and

•	He or she will become vested in certain matching contributions under the VNQDC Plan provided that the amounts are not withdrawn until the end of the five-year vesting period.

Additional Payments Because of Change in Control Without Termination

Under the terms of the Participant Long-Term Incentive Grant Agreements, the named executive officers are entitled to the following benefits upon the occurrence of a change in control, regardless of whether the employment of the named executive officer is terminated:

•	The restrictions on the restricted shares lapse immediately; and

•	The performance shares at the original target grant, retention units and restricted share units vest immediately.

For this purpose, a “change in control” generally means the occurrence of any of the following events:

(1)	Any one person, or more than one person acting as a group, acquires ownership of stock of Cliffs that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Cliffs (subject to certain exceptions);

(2)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Cliffs possessing 35 percent or more of the total voting power of the stock of Cliffs;

(3)	A majority of members of Cliffs’ Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of Cliffs’ Board prior to the date of the appointment or election; or

(4)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Cliffs that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Cliffs immediately prior to such acquisition or acquisitions.

Acquisitions of Cliffs stock pursuant to certain business combination or similar transactions described in Cliffs’ equity incentive plans, however, will not constitute a change in control if, generally speaking, in each case, immediately after such business transaction:

•

Owners of Cliffs stock immediately prior to the business transaction own more than 55 percent of the entity resulting from the business transaction in substantially the same proportions as their pre-business transaction ownership of Cliffs stock;

•

No one person, or more than one person acting as a group (subject to certain exceptions), owns 30 percent or more of the combined voting power of the entity resulting from the business transaction; and

•

At least a majority of the members of the board of directors of the entity resulting from the business transaction were members of the incumbent Board of Cliffs when the business transaction agreement was signed or approved by Cliffs’ Board. For purposes of this exception, the incumbent board of directors of Cliffs generally means those directors who were serving as of August 11, 2008 (or a prior date in the case of certain pre-2007 equity awards) or whose appointment or election was endorsed by a majority of the incumbent members prior to the date of such appointment or election.

Except as it pertains to the definition of business combination or similar transactions, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Cliffs. Additionally, for certain equity awards made prior to the 2007 Incentive Equity Plan, issuances of Cliffs stock approved by the incumbent board of directors of Cliffs, acquisitions by Cliffs of its own stock and acquisitions of Cliffs stock by Cliffs’ employee benefit plans or related trusts also will not constitute a change in control.

Our 2007 Incentive Equity Plan also clarifies that the following two plan provisions do not apply to the definition of “Business Combination”: (a) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Cliffs; and (b) if a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

Additional Payments Upon Termination Without Cause after Change in Control

Each of the named executive officers, with the exception of Messrs. Price and Mehan, has a written Change in Control severance agreement that applies only in the event of termination during the two years after a change in control. The terms of Mr. Price’s employment agreement is described on page 43 and Mr. Mehan’s former employment agreement is described on page 43. If one of the named executive officers is involuntarily terminated during the two years after a change in control, for a reason other than cause, he or she will be entitled to the following additional benefits:

(1)	A lump sum payment in an amount equal to three times the sum of (A) base salary (at the highest rate in effect for any period prior to the termination date), plus (B) annual incentive pay at the target level for the current year or prior year, whichever is greater.

(2)	Coverage for a period of 36 months following the termination date, for health, life insurance and disability benefits.

(3)	A lump sum payment in an amount equal to the sum of the additional future pension benefits that the executive would have been entitled to receive three years following the termination date under the SERP.

(4)	Pro rata incentive pay at target levels for the year in which the termination date occurs.

(5)	Outplacement services in an amount up to 15 percent of the executive’s base salary.

(6)	Post-retirement medical, hospital, surgical and prescription drug coverage for the lifetime of the executive, his or her spouse and any eligible dependents at the normal participant cost based on the executive’s age at retirement.

(7)	A gross-up payment for any taxes imposed on the executive under Section 4999 of the Code relating to excess parachute payments; however, such provision for payments was eliminated for all named executive officers effective January 1, 2012.

(8)	He or she will become vested in certain matching contributions under the VNQDC Plan provided that the amounts are not withdrawn until the end of the five-year vesting period.

(9)	He or she will be provided perquisites for a period of 36 months comparable to the perquisites he or she was receiving before the termination of his employment or the change in control, whichever was greater.

Similar benefits are paid if the executive voluntarily terminates his or her employment during the two years following a change in control by reason of any one of the following occurring:

(a)	Failure to maintain the executive in the office or position, or a substantially equivalent office or position, which the executive held immediately prior to a change in control;

(b)	(i) A significant adverse change in the nature or scope of the executive’s authorities, powers, functions, responsibilities or duties; (ii) a reduction in the executive’s base salary; (iii) a reduction in the executive’s opportunity to receive incentive pay; or (iv) the termination or denial of the executive’s rights to employee benefits or a reduction in the scope or value thereof;

(c)	A change in circumstances that substantially has hindered the executive’s performance of his or her job;

(d)	Certain corporate transactions;

(e)	Cliffs relocates its principal executive offices in excess of 25 miles from the prior location; or

(f)	Breach of the severance agreement.

For purposes of the severance agreements, “cause” generally means termination of an executive for the following acts: (A) conviction of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with Cliffs or any subsidiary of Cliffs; (B) intentional wrongful damage to property of Cliffs or any subsidiary of Cliffs; (C) intentional wrongful disclosure of secret processes or confidential information of Cliffs or any subsidiary of Cliffs; or (D) intentional wrongful engagement in any competitive activity.

In order to receive benefits under the severance agreements, the named executive officers may not disclose Cliffs’ confidential and proprietary information, may not go into competition with Cliffs, and may not solicit Cliffs’ employees to leave Cliffs’ employment.

Additional Payments Upon Death or Disability

In the event of any named executive officer’s death or disability, the following amounts will be paid and benefits will be provided, in addition to the amounts payable to all terminated salaried employees:

•	Full vesting, subject to the Compensation Committee’s discretion, from time to time, of his or her performance shares, retention units and restricted share units.

POTENTIAL TERMINATION PAYMENTS TO NAMED EXECUTIVE OFFICERS

The following tables show the benefits payable to the named executive officers other than Messrs. Calfee and Mehan upon various types of terminations of employment and change in control assuming an effective date of December 30, 2011.

Joseph A. Carrabba

Benefit	Voluntary Termination or For Cause Termination ($)	Retirement ($)	Involuntary Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)	Death ($)	Disability ($)
Cash Severance	—	—	—	—	7,200,000	—	—
Non-Equity Incentive Plan Compensation	—	1,784,860	—	—	1,400,000	—	—
Equity
Performance Shares	—	4,028,743	4,028,743	7,822,619	7,822,619	4,028,743	4,028,743
Restricted Share Units	—	749,606	749,606	1,419,087	1,419,087	749,606	749,606
Subtotal	—	4,778,349	4,778,349	9,241,706	9,241,706	4,778,349	4,778,349
Retirement Benefits
Pension	2,819,517	2,819,517	2,819,517	—	4,038,925	2,758,494	2,758,494
Retiree Welfare	—	—	—	—	262,477	—	—
401(k) Performance Contribution	—	95,550	—	—	—	—	—
Subtotal	2,819,517	2,915,067	2,819,517	—	4,301,402	2,758,494	2,758,494
Non-Qualified Deferred Compensation	1,458,330	1,458,330	1,458,330	1,458,330	1,458,330	1,458,330	1,458,330
Other Benefits
Health & Welfare	—	—	—	—	35,828	—	—
Outplacement	—	—	—	—	150,000	—	—
Perquisites	—	—	—	—	36,455	—	—
Tax Gross-Ups(1)	—	—	—	—	7,013,309	—	—
Subtotal	—	—	—	—	7,235,591	—	—
Total	4,277,847	10,936,606	9,056,196	10,700,036	30,837,029	8,995,173	8,995,173

Laurie Brlas

Benefit	Voluntary Termination or For Cause Termination ($)	Retirement ($)	Involuntary Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)	Death ($)	Disability ($)
Cash Severance	—	—	—	—	2,851,200	—	—
Non-Equity Incentive Plan Compensation	—	—	—	—	422,400	—	—
Equity
Performance Shares	—	—	747,537	1,409,111	1,409,111	747,537	747,537
Restricted Share Units	—	—	248,765	468,873	468,873	248,765	248,765
Subtotal	—	—	996,302	1,877,984	1,877,984	996,302	996,302
Retirement Benefits
Pension	435,117	435,117	435,117	—	813,100	409,497	409,497
Retiree Welfare	—	—	—	—	128,184	—	—
401(k) Performance Contribution	—	—	—	—	—	—	—
Subtotal	435,117	435,117	435,117	—	941,284	409,497	409,497
Non-Qualified Deferred Compensation	1,316,806	—	1,316,806	1,316,806	1,316,806	1,316,806	1,316,806
Other Benefits
Health & Welfare	—	—	—	—	35,828	—	—
Outplacement	—	—	—	—	79,200	—	—
Perquisites	—	—	—	—	39,351	—	—
Tax Gross-Ups(1)	—	—	—	—	2,008,019	—	—
Subtotal	—	—	—	—	2,162,398	—	—
Total	1,751,923	435,117	2,748,225	3,194,790	9,572,072	2,722,605	2,722,605

Donald J. Gallagher

Benefit	Voluntary Termination or For Cause Termination ($)	Retirement ($)	Involuntary Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)	Death ($)	Disability ($)
Cash Severance	—	—	—	—	2,635,200	—	—
Non-Equity Incentive Plan Compensation	—	507,721	—	—	390,400	—	—
Equity
Performance Shares	—	716,010	716,010	1,339,902	1,339,902	716,010	716,010
Restricted Share Units	—	238,600	238,600	446,426	446,426	238,600	238,600
Subtotal	—	954,610	954,610	1,786,328	1,786,328	954,610	954,610
Retirement Benefits
Pension	3,517,558	3,517,558	3,517,558	—	3,912,505	2,000,186	3,528,646
Retiree Welfare	142,779	142,779	142,779	—	153,347	271,166	142,779
401(k) Performance Contribution	—	48,617	—	—	—	—	—
Subtotal	3,660,337	3,708,954	3,660,337	—	4,065,852	2,271,352	3,671,425
Non-Qualified Deferred Compensation	6,457,303	6,457,303	6,457,303	6,457,303	6,457,303	6,457,303	6,457,303
Other Benefits
Health & Welfare	—	—	—	—	35,828	—	—
Outplacement	—	—	—	—	73,200	—	—
Perquisites	—	—	—	—	35,022	—	—
Tax Gross-Ups(1)	—	—	—	—	—	—	—
Subtotal	—	—	—	—	144,050	—	—
Total	10,117,640	11,628,588	11,072,250	8,243,631	15,479,133	9,683,265	11,083,338

Duncan P. Price (2)

Benefit	Voluntary Termination or For Cause Termination ($)	Retirement ($)	Involuntary Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)	Death ($)	Disability ($)
Cash Severance	—	—	2,243,837	—	3,214,903	—	—
Non-Equity Incentive Plan Compensation	—	—	—	—	439,645	—	—
Equity
Performance Shares	—	—	392,867	842,349	842,349	392,867	392,867
Restricted Share Units	—	—	130,887	280,576	280,576	130,887	130,887
Subtotal	—	—	523,754	1,112,925	1,112,925	523,754	523,754
Retirement Benefits
Pension	—	—	—	—	—	—	—
Retiree Welfare	—	—	—	—	—	—	—
401(k) Performance Contribution	—	—	—	—	—	—	—
Subtotal	—	—	—	—	—	—	—
Non-Qualified Deferred Compensation	—	—	—	—	—	—	—
Other Benefits
Health & Welfare	—	—	—	—	35,828	—	—
Outplacement	—	—	—	—	94,798	—	—
Perquisites	—	—	—	—	—	—	—
Tax Gross-Ups(1)	—	—	—	—	1,649,514	—	—
Subtotal	—	—	—	—	1,780,139	—	—
Total	—	—	2,767,591	1,122,925	6,557,612	523,754	523,754

P. Kelly Tompkins

Benefit	Voluntary Termination or For Cause Termination ($)	Retirement ($)	Involuntary Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)	Death ($)	Disability ($)
Cash Severance	—	—	—	—	2,322,00	—	—
Non-Equity Incentive Plan Compensation	—	—	—	—	344,000	—	—
Equity
Performance Shares	—	—	646,936	1,190,885	1,190,885	646,936	646,936
Restricted Share Units	—	—	215,162	395,923	395,923	215,162	215,162
Subtotal	—	—	862,098	1,586,808	1,586,808	862,098	862,098
Retirement Benefits
Pension	—	—	—	—	425,672	—	—
Retiree Welfare	—	—	—	—	125,396	—	—
401(k) Performance Contribution	—	—	—	—	—	—	—
Subtotal	—	—	—	—	551,068	—	—
Non-Qualified Deferred Compensation	89,413	—	89,413	89,413	89,413	89,413	89,413
Other Benefits
Health & Welfare	—	—	—	—	35,828	—	—
Outplacement	—	—	—	—	64,500	—	—
Perquisites	—	—	—	—	11,062	—	—
Tax Gross-Ups(1)	—	—	—	—	1,945,959	—	—
Subtotal	—	—	—	—	2,057,349	—	—
Total	89,413	—	951,511	1,676,221	6,950,638	951,511	951,511

(1)	Effective January 1, 2012, tax gross-ups related to a change in control were eliminated and none of the named executive officers were eligible for this benefit. Effective January 1, 2012, total termination payments without cause after a change in control are as follows:

Joseph A. Carrabba	$23,823,720
Laurie Brlas	7,564,053
Donald J. Gallagher	15,479,133
Duncan P. Price	4,908,098
P. Kelly Tompkins	5,004,679

(2)	Amounts for Mr. Price are converted using the 2011 average rate of $1.00 AUD : $1.033 USD.

Payments in Connection with Mr. Calfee’s Retirement

In connection with Mr. Calfee’s retirement on July 1, 2011, the Compensation Committee approved a consulting agreement and special treatment of his awards under the 2007 Incentive Equity Plan and EMPI Plan, including a provision for reimbursement of tax or interest payments on his incentive awards if not in compliance with Section 409A. The 2011 compensation for Mr. Calfee in the “2011 Summary Compensation Table” includes the following payments and benefits in connection with his retirement and such arrangements: full 2011 EMPI award ($407,968), as set forth in the “Non-Equity Incentive Plan Compensation” column; and the following payments and benefits, which are set forth in the “All Other Compensation” column—consulting fees for 2011 ($54,000), one-time payment upon signing the consulting agreement ($30,000), accrued vacation ($46,154), the value of performance shares and restricted share units earned for the 2009 – 2011 performance period ($2,579,952), and an estimate of the value of his outstanding performance shares and restricted share units under the 2010 – 2012 performance award ($1,694,565), to be paid following the completion of the performance period. Please see note (3) to footnote (6) to the “2011 Summary Compensation Table” for additional information regarding his retirement-related payments, benefits and arrangements, including assumptions used in estimating these amounts.

In addition to the payments set forth in the “2011 Summary Compensation Table”, Mr. Calfee may receive future payments under the terms of his consulting agreement. The term of Mr. Calfee’s consulting agreement ends on June 29, 2012, unless extended by Mr. Calfee’s and our mutual agreement. Mr. Calfee is eligible for monthly consulting fee payments equal to $8,000 per month, which may be increased by $2,000 per day if he works in excess of four days per month. If the agreement expires by its terms on June 29, 2012 and Mr. Calfee works no more than four days per month, he will earn $48,000 in consulting fees during 2012. Mr. Calfee is subject to confidentiality restrictions during and after the term of the agreement and to non-competition, non-circumvention and non-solicitation obligations during and for a period of 12 months after the expiration or termination of the agreement. If we terminate the agreement with “good cause,” as defined in the agreement, then Mr. Calfee is only owed those sums previously earned, provided that he has fulfilled all other obligations of the agreement.

See the 2011 Pension Benefits Table for Mr. Calfee’s accumulated benefits under the Pension Plan and SERP and the “2011 Non-Qualified Deferred Compensation Table” for his accrued benefits under the VNQDC Plan.

Payments in Connection with Mr. Mehan’s Termination

In connection with Mr. Mehan’s February 4, 2011 involuntary termination, he received certain payments and benefits pursuant to his employment agreement, his outstanding award agreements and the Company’s existing plans, as reflected in his redundancy letter. The 2011 compensation for Mr. Mehan in the “2011 Summary Compensation Table” includes the following payments and benefits in connection with his termination and such arrangements (all of which are reflected in the “All Other Compensation” column of that table): taxable superannuation cash allowance ($159,463); the following involuntary termination payments (amounts in USD and converted at a February 4, 2011 rate of $1.00 AUD : $1.0138 USD)—lump sum payment ($940,857) representing 1.5 times base salary plus superannuation, lump sum payment ($179,662) representing accrued annual leave, and lump sum payment ($154,934) representing accrued long service leave; 2011 payment of 2010 EMPI award ($301,529) (amount in USD and converted at the 2010 average rate of $1.00 AUD : $0.9203 USD); the value of performance share units and retention units earned for the 2009 – 2011 performance period ($733,494), prorated based on his termination, and the value of superannuation and super cash out payments in connection therewith ($110,003); an estimate of the value of his outstanding performance share units and restricted share units under the 2010 – 2012 performance award ($323,799), prorated based on his termination, and an estimate of anticipated superannuation and super cash out payments in connection therewith ($48,570), each to be paid following the completion of the performance period. Please see note (4) to footnote (6) to the “2011 Summary Compensation Table” for additional information regarding Mr. Mehan’s termination-related payments, benefits and arrangements, including assumptions used in estimating these amounts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served as members of the Compensation and Organization Committee in 2011 were or have been an officer or employee of ours or engaged in transactions with us (other than in his or her capacity as Director).

None of our executive officers serves as a director or member of the compensation committee of another organization, whose executive officers serve as a member of either our Board of Directors or our Compensation and Organization Committee.

AGREEMENTS AND TRANSACTIONS

We have entered into indemnification agreements with each current member of the Board of Directors. The form and execution of the indemnification agreements were approved by our shareholders at the Annual Meeting convened on April 29, 1987. The indemnification agreements essentially provide that, to the extent permitted by Ohio law, we will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his or her service as a member of the Board. In connection with the indemnification agreements, we have a trust agreement with KeyBank National Association pursuant to which the parties to the indemnification agreements may be reimbursed with respect to enforcing their respective rights under the indemnification agreements.

In 2004, we and the USW reached an agreement pursuant to which the USW may designate a member to the Board of Directors provided that the individual is acceptable to the Chairman, is recommended by the Board Affairs Committee (now known as the Governance and Nominating Committee), and is then approved by the full Board to be considered a Director nominee. In 2007, Susan Green was first proposed by the USW, elected to the Board of Directors by Cliffs’ shareholders in July 2007, and re-elected in May of 2008, 2009, 2010 and 2011.

We recognize that transactions between us and any of our Directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders.

We have a written Related Party Transactions Policy, pursuant to which we will only enter into related party transactions if our CEO and General Counsel determine that the transaction is comparable to those that could be obtained in arm’s length dealings with an unrelated third party. If the transaction is approved by our CEO and General Counsel, then the transaction must also be approved by the disinterested members of our Audit Committee. For purposes of our policy, we define a related person as any person who is a Director, executive officer, nominee for Director or an immediate family member of a Director, an executive officer or a nominee for Director. We define a related party transaction as a transaction, agreement or relationship in which Cliffs was, is or will be a participant, the amount of the transaction exceeds $120,000, and any related person who has or will have a direct or indirect material interest. Under our policy, any related party transactions are reviewed by the Audit Committee at each quarterly committee meeting. Our policy also requires that all related party transactions must be disclosed in our filings as required by the Securities Act of 1933, which we refer to as the Securities Act, and the Exchange Act, such as our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and officers and persons who own 10 percent or more of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, officers and 10 percent or greater shareholders are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received, and written representations by such persons, we believe that, except as otherwise noted below, all of our Directors, officers and 10 percent or greater shareholders complied with all filing requirements applicable to them with respect to transactions in our equity securities during the fiscal year ended December 31, 2011. On February 8, 2011 and February 9, 2011, for each of Mr. William Hart and Mr. Colin Williams, respectively, Form 3s reporting an initial statement of beneficial ownership on January 27, 2011 were filed late due to an administrative oversight.

AMENDMENT TO REGULATIONS TO ALLOW THE BOARD TO AMEND THE REGULATIONS WITHOUT SHAREHOLDER APPROVAL AS PERMITTED UNDER OHIO LAW

(Proposal No. 2)

Our Board has unanimously approved and recommended that our shareholders approve an amendment to our Regulations that would permit our Board of Directors to amend the Regulations without shareholder approval to the extent permitted under Ohio law. Shareholders would retain the right to amend any provision of the Regulations, including amending any provision that the Board may approve under the revised Regulations. For example, the Board would be able to make ministerial and other changes to the Regulations without the time and expense of seeking shareholder approval, but the amendments could not divest or limit shareholders’ power to adopt, amend or repeal the Regulations. We will provide prompt notice to shareholders of any amendments by our Board.

The full text of Article V, Section 4 of the amended Regulations, as it is proposed to be amended and with additions underlined, is set forth below:

SECTION 4. AMENDMENTS.

These Regulations may be amended (i) by the affirmative vote of the share holders of record entitled to exercise a majority of the voting power on such proposal or (ii) to the extent permitted by Chapter 1701 of the Ohio General Corporation Law, by the Directors.

The approval of Proposal No. 2 requires the affirmative vote of the holders of Common Shares entitling them to exercise a majority of our voting power on the proposal.

The Board of Directors unanimously recommends a vote “FOR” Proposal No. 2 relating to the amendment of our Regulations to add a provision to allow the Board to amend the Regulations without shareholder approval as permitted under Ohio law.

ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal No. 3)

The Board is committed to excellence in governance. As part of that commitment, and in accordance with Section 14A(a)(1) of the Exchange Act, the Board of Directors is providing our shareholders with an opportunity at the 2012 Annual Meeting to provide an advisory vote related to named executive officer compensation, which is commonly known as “Say-on-Pay.” Say-on-Pay gives our shareholders an opportunity to vote on an advisory, non-binding basis to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to SEC rules. Cliffs currently conducts annual Say-on-Pay votes, and the next Say-on-Pay vote will occur at the 2013 Annual Meeting.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”

As an advisory vote, this proposal is not binding on Cliffs. However, the Compensation and Organization Committee of our Board, which is responsible for designing and administering our executive compensation program and practices, values the opinions expressed by our shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The approval of Proposal No. 3 requires the affirmative vote of a majority of the Common Shares present in person or represented by proxy, at the 2012 Annual Meeting and entitled to vote on the proposal.

The Board of Directors unanimously recommends a vote “FOR” Proposal No. 3 to approve, on an advisory basis, our named executive officer compensation.

APPROVAL OF 2012 INCENTIVE EQUITY PLAN

(Proposal No. 4)

The Board recommends the approval of a new incentive equity plan, to be known as the Cliffs Natural Resources Inc. 2012 Incentive Equity Plan, which we refer to as the 2012 Plan. Our Board of Directors approved the 2012 Plan on March 13, 2012. Subject to the approval of our shareholders at the 2012 Annual Meeting, the 2012 Plan will be effective as of March 13, 2012.

Subject to adjustment as described below, the 2012 Plan authorizes up to 6,000,000 of our Common Shares to be issued pursuant to stock option, stock appreciation right (or SAR), restricted share, restricted share unit, deferred share, performance share or performance unit awards granted under the 2012 Plan. These shares may be newly issued Common Shares or Common Shares that were reacquired by us in the open market or in private transactions. On March 9, 2012, our closing market value was $63.99 per Common Share. Each stock option and SAR will reduce the Common Shares available under the 2012 Plan’s limits by one common share and each other award granted under the 2012 Plan will reduce the Common Shares available under the 2012 Plan’s limits by two Common Shares (with each tandem award of a stock option and a SAR reducing the Common Shares available under the Plan’s limits by one Common Share).

Section 162(m) of the Code generally limits public companies to an annual deduction for federal income tax purposes of $1 million for compensation paid to each of their CEOs and certain of their most highly compensated executive officers. “Qualified performance-based compensation” under Section 162(m) of the Code generally is excluded from this limitation. Certain awards under the 2012 Plan are designed to be able to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. No awards have yet been granted under the 2012 Plan.

If our shareholders approve the 2012 Plan at the 2012 Annual Meeting, no further awards will be made under the Amended and Restated Cliffs 2007 Incentive Equity Plan, as amended, which we refer to as the 2007 Incentive Equity Plan. All outstanding awards under the 2007 Incentive Equity Plan, however, will continue in effect in accordance with their terms and the terms of the 2007 Incentive Equity Plan. If the 2012 Plan is not approved by the shareholders, the 2012 Plan will be null and void, and the 2007 Incentive Equity Plan will remain in effect and will be available for issuance of awards. As of March 13, 2012, 5,530,809 Common Shares remain available for issuance as awards under the 2007 Incentive Equity Plan. Assuming maximum payout of performance shares granted, as of March 13, 2012, 4,273,623 Common Shares remain available for issuance as awards under the 2007 Incentive Equity Plan.

We have maintained incentive equity plans for many years. In recent years, our long-term incentive plans have rewarded good performance with performance shares and restricted shares rather than stock options or cash payouts. The Board continues to believe that the use of these equity-based awards motivates strong performance of key employees and closely aligns management with the interests of all shareholders. With the requirement that all officers maintain ownership of a specified and substantial number of Cliffs Common Shares, the Board believes that an incentive equity plan is necessary and appropriate as a means for officers to achieve their ownership goals.

The purpose of the 2012 Plan is to replace the 2007 Incentive Equity Plan and to help attract and retain officers and other key employees of our Company and our subsidiaries and to provide these people with incentives and rewards for performance.

Summary of the Plan. The following table is a summary of the material provisions of the 2012 Plan, which is not intended to be exhaustive. All of the terms of the 2012 Plan are set forth in their entirety in a copy of the 2012 Plan, which is attached to this proxy statement as Annex A. You are urged to read them.

Key Provisions	Description
Eligible Participants	Officers and key employees as selected by the Compensation Committee (approximately 300 persons)

Common Shares Subject to the Plan	6,000,000; however, any Common Shares covered by an award or portion of an award granted under the 2012 Plan that is terminated, forfeited, canceled or expires will be deemed not to have been issued for purposes of determining the maximum number of Common Shares available for issuance under the Plan.

Shares Deducted from the Plan	2:1 for restricted shares, restricted share units, deferred shares, performance shares and performance units; 1:1 for stock options and stock appreciation rights

Termination Date	When all Common Shares subject to the 2012 Plan have been purchased or issued

Limit on Individual Award	750,000 Common Shares annually; aggregate fair market value of shares awarded plus cash paid under awards granted under the Plan may not exceed $15 million to any one participant in any fiscal year

Award Types	Stock options, stock appreciation rights, restricted shares, restricted share units, deferred shares, performance shares and performance units

Stock Option Terms	Exercise period of up to 10 years; exercise price at least as high as the closing stock price on the grant date; vest 100% upon death or disability but must be exercised within one year; upon retirement vested options must be exercised within one year; if other than death, disability, retirement or for cause, vested options may be exercised for up to three months from date of termination or until expiration of original term of stock option, whichever is shorter

Performance Goals for Performance-Based Awards Granted to Executive Officers	Net earnings or net income; operating earnings or operating income; pretax earnings; earnings per share; share price, including growth measures and total shareholder return; earnings before interest and/or taxes; earnings before interest, taxes, depreciation and/or amortization; sales or revenues; production or sales volume; gross or operating margins or margin growth; return measures; working capital; residual economic profit, economic profit or economic value added; cash flow; productivity ratios; expense or cost control; market share; financial ratios; working capital targets; completion of acquisitions or divestitures of businesses, companies or assets; strategic partnering; geographic expansion goals; safety performance; management of employee practices and benefits; research and development and product development; customer or employee satisfaction; and any combination of any of the foregoing business criteria

Payment of Dividends	Awards may earn dividends or dividend equivalents at the discretion of the Compensation Committee

Key Provisions	Description

Transferability of Awards	Only upon death or in limited situations to immediate family members or trust or in connection with domestic relations order

Vesting of Restricted Shares, Restricted Share Units and Deferred Shares	100% upon death or disability and vest pro rata upon retirement or termination not for cause, based upon period from date of grant until such retirement or termination date compared to the respective restricted or deferral period

Vesting of Performance Shares and Performance Share Units	100% upon death or disability and vest pro rata upon retirement or termination not for cause, based upon period from date of grant until such retirement or termination date compared to the total performance period, except that no payments will be made until the end of the respective performance period

Acceleration of Vesting on Change in Control	All outstanding awards of any type shall automatically become fully vested upon a change in control. For any awards subject to performance conditions, they will be deemed fully earned and vested at a deemed achievement level equal to the target level of performance for such award

Forfeiture and Clawback	Awards are forfeited if participant leaves the Company or is terminated for cause due to a conviction of a criminal violation involving fraud, embezzlement or theft; intentional wrongful damage to property or disclosure of confidential information of the Company or its affiliates; or intentional wrongful engagement in competitive activity; the Compensation Committee may implement any clawback policies and procedures adopted by the Company

Adjustments	In the event of certain capitalization changes (i.e. stock split), the Compensation Committee will adjust equitably the number of shares available and subject to outstanding awards and the option price

Amendment and Discontinuation of the Plan	Board may amend or discontinue the 2012 Plan at any time, but cannot materially affect the rights of participants under an award granted prior to the Board action nor, without shareholder approval, make any changes that would require shareholder approval, such as increase the number of shares that may be issued or grant options below the fair market value of the Common Shares on the grant date

Tax Withholding. We will withhold the minimum amount of taxes that we determine is required by law or required by the terms of the 2012 Plan to be withheld in connection with awards under the 2012 Plan. In the event of a taxable event occurring with regard to Common Shares on or after the date that the shares become nonforfeitable, we will reduce the fewest number of such shares owed to a participant or beneficiary for the fair market value of such shares to equal (or exceed by not more than the fair market value of a single share) the participant’s or other person’s minimum withholding tax liability resulting from such recognition of income.

Federal Income Tax Consequences. The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2012 Plan based on federal income tax laws in effect. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants.

Non-Qualified Stock Options. In general, (1) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the Common Shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of Common Shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the Common Shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If Common Shares are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a tandem SAR or an independent SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Share Units and Deferred Shares. No income generally will be recognized upon the award of restricted share units or deferred shares. The recipient of a restricted share unit or deferred share award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted share units or deferred shares), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Tax Consequences to the Company or a Subsidiary. To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Approval of 2012 Plan. Assuming a quorum is present at the 2012 Annual Meeting, the affirmative vote of the holders of a majority of the voting power of our Common Shares present in person or represented by proxy at the 2012 Annual Meeting and entitled to vote on the 2012 Plan, voting together as a single class, is required to approve the 2012 Plan, provided that, for purposes of the NYSE rules, the total vote cast on this proposal represents over 50 percent in interest of all securities entitled to vote on the proposal.

Registration with SEC. We intend to file with the SEC a Registration Statement on Form S-8 relating to the issuance of the 6,000,000 Common Shares under the 2012 Plan pursuant to the Securities Act as soon as practicable after approval of the 2012 Plan by our shareholders.

New Plan Benefits. It is not possible to determine specific amounts and types of awards that may be awarded in the future under the 2012 Plan because the grant and actual pay-out of awards under the 2012 Plan will be discretionary.

The Board of Directors unanimously recommends a vote “FOR” Proposal No. 4 to approve the 2012 Incentive Equity Plan.

APPROVAL OF 2012 EXECUTIVE MANAGEMENT PERFORMANCE INCENTIVE PLAN

(Proposal No. 5)

Our shareholders are asked to consider and vote upon a proposal to approve the Cliffs Natural Resources Inc. 2012 Executive Management Performance Incentive Plan, which we refer to as the 2012 EMPI Plan. Our Board of Directors approved the 2012 EMPI Plan on March 13, 2012. Subject to the approval of our shareholders at the 2012 Annual Meeting, the 2012 EMPI Plan will be effective as of March 13, 2012.

The Board of Directors is submitting the 2012 EMPI Plan to our shareholders for approval to enable us to continue to provide annual incentive compensation to selected executive officers in a manner that may allow such incentive compensation to be deductible by us for federal income tax purposes. Section 162(m) of the Code generally limits the deduction that a publicly traded company may take for compensation that it pays to the company’s CEO and certain of its most highly compensated executive officers (who we refer to collectively as covered employees) to $1 million per year. Certain “qualified performance-based compensation” under Section 162(m) generally is excluded from this limitation. To qualify for this performance-based exemption, the material terms, including a description of the employees eligible to receive compensation under the plan, a description of the business criteria on which the plan’s performance objectives are based, and the maximum amount that may be paid to any covered employee under the plan, must be approved by the shareholders of the company at least once every five years.

We previously sought and received shareholder approval for our Executive Management Performance Incentive Plan, which we refer to as the 2007 EMPI Plan, at our 2007 Annual Meeting of Shareholders. The 2012 EMPI Plan has been adopted to replace the 2007 EMPI Plan, and our Board of Directors is submitting the 2012 EMPI Plan to our shareholders so that incentive compensation paid under the 2012 EMPI Plan in the future may be able to qualify as “qualified performance-based compensation” for purposes of Section 162(m).

The 2012 EMPI Plan provides for payment of compensation to our covered employees in the form of awards that may, subject to shareholder approval of the 2012 EMPI Plan, qualify as “qualified performance-based compensation” for purposes of Section 162(m). If our shareholders do not approve the 2012 EMPI Plan, no awards will be made under the 2012 EMPI Plan. The Compensation Committee of our Board of Directors currently contemplates that awards will be made under the 2012 EMPI Plan only to our executive officers who are covered employees (approximately 16 persons) and only in those instances in which a similar incentive payment, made outside of the 2012 EMPI Plan, would not be deductible by us for federal income tax purposes. If approved by our shareholders, the 2012 EMPI Plan will be effective for the fiscal year that began on January 1, 2012 and for each fiscal year thereafter until terminated.

The following summary of the material provisions of the 2012 EMPI Plan is not intended to be exhaustive and is qualified in its entirety by reference to the terms of the 2012 EMPI Plan, a copy of which is attached to this proxy statement as Annex B. You are urged to read them.

Summary of the 2012 EMPI Plan

The 2012 EMPI Plan is intended to provide a competitive annual incentive compensation opportunity to selected executive officers based on achievement against key corporate objectives and thereby align actual pay results with our short-term business performance. The Compensation Committee will administer the 2012 EMPI Plan, so long as all members of the Compensation Committee qualify as “outside directors” for purposes of Section 162(m) of the Code, with respect to awards intended to qualify as “qualified performance-based compensation” under that section of the

Code. If one or more members of the Compensation Committee do not so qualify, the 2012 EMPI Plan will be administered by a subcommittee comprised of those members of the Compensation Committee that do so qualify, or another committee selected by the Board of Directors. The 2012 EMPI Plan will remain in effect until terminated by the Board.

For each of our fiscal years during the term of the 2012 EMPI Plan, which we refer to as a plan year, the Compensation Committee will determine the participants in the 2012 EMPI Plan from among the executive officers of our company or our subsidiaries, and will establish in writing the method (stated in terms of an objective formula or standard) for computing the amount of compensation that will be payable under an award to each participant for the plan year upon our achievement of certain pre-determined performance objectives. The computation method and performance objectives will be established by not later than the time required for qualification of the awards as “qualified performance-based compensation” for purposes of Section 162(m). The Compensation Committee may not increase the amount that will be paid with respect to any award in accordance with the formula or standard but will retain the right to exercise negative discretion under the 2012 EMPI Plan to reduce or eliminate payout for any award for a plan year.

The Compensation Committee will decide whether any participant actually becomes entitled to payment for an award in accordance with the provisions of the 2012 EMPI Plan and any applicable award agreement. The maximum annual award to any participant under the 2012 EMPI Plan will not exceed $5,000,000, and no award payout that has been deferred will (between the date as of which the award payout is deferred and the payment date) increase by a factor greater than a reasonable rate of interest or one or more predetermined actual investments.

Under the 2012 EMPI Plan, the performance objectives for each plan year may be based on any of the following performance criteria, whether measured in absolute terms or relative to an external benchmark, and whether measured in dollars, rates of growth or relative ratios to sales in the case of profit measures:

•	net earnings or net income;

•	operating earnings or operating income;

•	pretax earnings;

•	earnings per share;

•	share price, including growth measures and total shareholder return;

•	earnings before interest and/or taxes;

•	earnings before interest, taxes, depreciation and/or amortization;

•	sales or revenues;

•	production or sales volume;

•	gross or operating margins or margin growth;

•	return measures;

•	working capital;

•	residual economic profit, economic profit or economic value added;

•	cash flow;

•	productivity ratios;

•	expense or cost control;

•	market share;

•	financial ratios as provided in our credit agreements;

•	working capital targets;

•	completion of acquisitions or divestitures of business, companies or assets;

•	strategic partnering;

•	geographic expansion goals;

•	safety performance;

•	management of employee practices and benefits;

•	research and development and product development;

•	customer or employee satisfaction; and

•	any combination of any of the foregoing business criteria.

The Compensation Committee may designate a single objective criterion or multiple objective criteria for performance measurement purposes, with the measurement based on consolidated or business unit or divisional performance and/or on performance as compared with that of other publicly traded companies. The foregoing criteria may have any reasonable definitions that the Compensation Committee may specify. Any such performance criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Compensation Committee may specify. The performance objectives need not be the same for each participant or for each award.

A participant will be eligible to receive payment in respect of an award only to the extent that the performance objectives and any other terms and conditions applicable to the award for the plan year are achieved and the objective formula or standard as applied against such performance objectives determines that all or some portion of the participant’s award has been earned for the plan year. Following the end of the plan year, the Compensation Committee will determine in writing the extent to which the performance objectives were satisfied, and the final amount of each participant’s award payout, including the use of negative discretion. Awards will be paid in cash, subject to applicable withholding, as soon as administratively practicable following such Compensation Committee certification, on such date as the Compensation Committee may specify, but in no event later than two and a half months following the end of the plan year.

Unless otherwise provided by the Compensation Committee in any particular circumstance, payment for awards with respect to any plan year will be contingent on the participant’s continued employment by us or one of our subsidiaries through the date on which the awards are paid following certification by the Compensation Committee. If a participant dies, becomes disabled, retires or is terminated by us or one of our subsidiaries without cause after the start of a plan year and prior to the date of payment, the participant (or his or her estate in the case of his or her death) will be entitled to a pro rata award payout equal to the amount of the award that the participant would have earned during the entire plan year had the participant continued in our or one of our subsidiaries active employ through the end of the plan year, which pro rata award payout will be paid at the time the award would have otherwise been paid to the participant but for the occurrence of such intervening event.

The Board of Directors may amend or terminate the 2012 EMPI Plan, but no amendment will be effective unless approved by our shareholders if shareholder approval is necessary to satisfy any applicable laws. The 2012 EMPI Plan also allows for the Compensation Committee to implement any clawback policies and procedures adopted by us.

Approval of 2012 EMPI Plan. Assuming a quorum is present at the 2012 Annual Meeting, the affirmative vote of the holders of a majority of the voting power of our Common Shares present in person or represented by proxy at the 2012 Annual Meeting and entitled to vote on the 2012 EMPI Plan, voting together as a single class, is required to approve the 2012 EMPI Plan.

New Plan Benefits. It is not possible to determine specific amounts of awards that may be granted in the future under the 2012 EMPI Plan because the grant and actual pay-out of awards under the 2012 EMPI Plan will be discretionary.

The Board of Directors unanimously recommends a vote “FOR” Proposal No. 5 to approve the 2012 Executive Management Performance Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth certain information regarding the following equity compensation plans as of December 31, 2011: Amended and Restated 2007 Incentive Equity (2007 Incentive Equity Plan), the Management Performance Incentive Plan (MPI Plan), the Executive Management Performance Incentive Plan (EMPI Plan), the Operations Performance Incentive Plan (OPIP Plan), the 2005 Voluntary Non-Qualified Deferred Compensation (VNQDC Plan) and the Nonemployee Directors’ Compensation Plan (as Amended and Restated as of December 31, 2008) (Directors’ Plan). Only the 2007 Incentive Equity Plan, the Directors’ Plan and the EMPI Plan have been approved by shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	1,182,975(1)	N/A	6,876,060(2)

Equity compensation plans not approved by security holders	—	N/A	(3)

(1)	Includes 866,920 performance share awards for which issuance is dependent upon meeting certain performance targets, and 316,055 restricted awards for which issuance is based upon a three-year vesting period.
(2)	Includes 6,760,871 Common Shares remaining available under the 2007 Incentive Equity Plan, which authorizes the Compensation Committee to make awards of option rights, restricted shares, deferred shares, performance shares and performance units; and 115,189 Common Shares remaining available under the Directors’ Plan, which authorizes the award of restricted shares, which we refer to as the annual equity grant, to Directors upon their election or re-election to the Board at the annual meeting and provides (i) that the Directors are required to take $24,000 of the annual retainer in Common Shares unless they meet the Director share ownership guidelines, and (ii) may take up to 100 percent of their retainer and other fees in Common Shares. See page 69 for the number of Common Shares available under this plan as of March 13, 2011.
(3)	The MPI Plan, the OPIP Plan, and the VNQDC Plan provide for the issuance of Common Shares, but do not provide for a specific amount available under the plans. Descriptions of those plans are set forth below.

EMPI and MPI Plan

The MPI Plan provides an opportunity for elected officers and other salaried employees in designated positions to earn annual cash bonuses. At the discretion of the Compensation Committee, bonus payments may be made in cash or Common Shares or a combination thereof, and restrictions may be placed on the vesting of any stock award. Certain participants in the EMPI and MPI Plans may elect to defer all or a portion of such bonus into the VNQDC Plan. Each year the participants under the EMPI and MPI Plans must make their cash bonus deferral election by December 31st of the year prior to the year in which the bonus is earned. The participants can elect to defer their cash bonus in Common Shares and the amount deferred in shares is eligible for a matching contribution equal to 25 percent. We refer to these exchanged shares as the Management Share Acquisition Program (“MSAP”) or bonus exchange and match. At this time, these participants may also elect to have dividends credited with respect to the bonus exchange shares in a one-time, irrevocable election. The dividends can be credited in additional deferred Common Shares, deferred in cash or paid out in cash in an in-service compensation distribution. At our discretion, matching contributions may be made in matching shares or restricted shares, and are subject to a five-year vesting schedule. These participants must comply with the employment and non-distribution requirements for the bonus match shares to become vested and nonforfeitable.

Beginning in 2012, we have a new Deferred Compensation Plan that allows for cash deferrals only. Stock deferrals, as well as the 25 percent match, have been eliminated.

The EMPI Plan is intended to provide a competitive annual incentive compensation opportunity to selected senior executive officers based on achievement against key corporate objectives and thereby align actual pay results with our short-term business performance. The Compensation Committee selects the individual participants for participation in the plan for each plan year, no later than 90 days after the beginning of the plan year. Awards made under the EMPI Plan are intended to qualify as performance-based compensation. Payment of the award is based on continued employment through the date on which the awards are paid, following certification by the Compensation Committee. If a participant dies, becomes disabled, retires or is terminated without cause after the start of a plan year, the participant will be entitled to a pro-rata award based on the number of days as an active employee before the change in status.

If the 2012 EMPI Plan is approved, it will replace the EMPI Plan.

OPIP Plan

The OPIP Plan provides an opportunity for senior mine managers and salaried employees to earn cash bonuses. The purpose of the plan is to encourage improvements in areas, such as energy utilization, labor productivity, controllable costs and safety by providing incentive compensation for improvements in these areas. Bonuses earned under the OPIP Plan are determined and paid monthly and annually to the participants. The OPIP Plan recognizes both team and individually based performance by leaving monthly OPIP bonus calculations entirely team based, but incorporating individual performance results into annual bonus calculations. Certain participants may elect to defer all or part of their cash bonuses under the VNQDC Plan and may further elect to have his or her deferred cash bonus credited to an account with deferred common shares. Each year participants under the OPIP Plan must make their bonus exchange shares election, for the four quarters of that year, by December 31st of the year prior to the year in which the monthly and annual bonuses are earned. As with the participants electing bonus exchange shares under the EMPI and MPI Plans, participants under the OPIP Plan electing bonus exchange shares will receive or be credited with restricted bonus match shares in an amount of 25 percent of the bonus exchange shares with the same five-year vesting period.

Beginning in 2012, we have a new Deferred Compensation Plan that allows for cash deferrals only. Stock deferrals, as well as the 25 percent match, have been eliminated.

VNQDC

The VNQDC Plan originally was adopted by the Board of Directors to provide certain management and highly compensated employees of ours or our selected affiliates with the option to defer receipt of a portion of their regular base salary compensation, bonuses under the MPI Plan, the EMPI Plan and the OPIP Plan or performance and restricted shares awarded under the 2007 Incentive Equity Plan in order to defer taxation of these amounts. Each year the participants must make their deferral election by December 31st of the year prior to the year in which base salary compensation is earned; bonuses before the beginning of the year in which the bonus is earned; and long-term incentives, performance and restricted shares, before the beginning of the final year in which the incentive is earned. In addition, the VNQDC Plan contains the MSAP or bonus exchange and match. The MSAP provides designated management employees with the opportunity to acquire deferred interests in common shares through deferral of their bonuses. The VNQDC Plan also contains the Officer Share Acquisition Program, or OSAP, which permits elected officers who have not met the requirements under our Share Ownership Guidelines, to invest a specified dollar amount or percentage of their share deferral account in Common Shares with compensation previously deferred in cash under the VNQDC Plan. However, no participant may elect to invest any such amount or percentage in excess of that needed to enable the participant to satisfy our Share Ownership Guidelines. When participants in the EMPI and MPI Plans, OPIP Plan, MSAP or OSAP elect to have accounts credited with deferred Common Shares under the VNQDC Plan, they receive a match equal to 25 percent of the value of the deferred common shares. The matching shares are subject to the same five-year vesting period and employment and non-distribution requirements.

The Board adopted the Cliffs Natural Resources Inc. 2012 Non-Qualified Deferred Compensation Plan effective January 1, 2012. The Plan is designed to be a successor deferred compensation plan for Cliffs’ VNQDC Plan, as amended. Participants will be permitted to defer up to 50 percent of their annual base salary and up to 100 percent of their annual EMPI and MPI bonuses for a calendar year. The 2012 Non-Qualified Deferred Compensation Plan eliminates all share deferrals including the share match, as well as any performance shares and restricted share units from the long-term awards.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 6)

It is proposed that our shareholders ratify the appointment by the Audit Committee of Deloitte & Touche LLP, or Deloitte, as Cliffs’ independent registered public accounting firm, for the year ending December 31, 2012. We expect representatives of Deloitte to be present at the 2012 Annual Meeting and available to respond to appropriate questions submitted by shareholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire.

Approval by the shareholders of the appointment of our independent registered public accounting firm is not required by law, any applicable stock exchange regulation or by our organizational documents, but the Audit Committee is submitting this matter to shareholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees and Services

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories (in thousands) are as follows:

	2011	2010
Audit Fees(1)	$3,947	$2,848
Audit-Related Fees(2)	552	423
Tax Fees(3)	48	97
All Other Fees(4)	345	596

Total	$4,892	$3,964

(1)	Audit fees consist of fees billed, or to be billed, for professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting as of and for the years ended December 31, 2011 and 2010; and reviews of our interim financial statements included in quarterly reports and services normally provided by our independent registered public accounting firm in connection with statutory filings.
(2)	Audit-related fees consist of fees billed, or to be billed, related to agreed-upon procedures and services normally provided by our independent registered public accounting firm in connection with regulatory filings.
(3)	Tax fees consist of fees billed, or to be billed, related to tax consulting services.
(4)	Other fees in 2011 and 2010 consist of fees billed, or to be billed, related to a strategic risk assessment and a strategic leadership project, respectively.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairman, or any Audit Committee Member in his absence, when services are required on an expedited basis, with such pre-approval disclosed to the full Audit Committee at its next scheduled meeting. None of the fees paid to the independent registered public accounting firm under the categories “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

The Board of Directors unanimously recommends that you vote “FOR” Proposal No. 6 for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

AUDIT COMMITTEE REPORT

The Audit Committee of Cliffs’ Board is composed of six independent Directors and operates under a written charter adopted by the Board of Directors. The charter is reviewed and reassessed for adequacy annually by the Audit Committee and is reviewed by the Audit Committee with the Board of Directors. The Audit Committee reviewed the existing charter on November 7, 2011 and recommended to the Board of Directors on January 10, 2012 that certain modifications be made to address the Audit Committee’s responsibility for monitoring risks as a part Cliffs’ risk oversight model. A copy of the charter, which the Board of Directors has adopted, is available at http://www.cliffsnaturalresources.com.

The members of the Audit Committee are Richard K. Riederer (Chairman), Andrés R. Gluski, Susan M. Green, Janice K. Henry, Richard A. Ross and Alan Schwartz, all of whom are independent of the Company in accordance with the listing standards of the NYSE and have the financial literacy and accounting or financial management expertise necessary to effectively discharge their responsibilities. The Audit Committee retains the Company’s independent auditors.

Management is responsible for the Company’s financial statements, systems of internal control and the financial reporting processes. Management also is responsible to attest, as of December 31, 2011, to the effectiveness of the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act.

The independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with Public Company Accounting Oversight Board, or PCAOB, standards and to issue a report thereon. The independent auditors also are responsible for performing an audit of the Company’s system of internal control over financial reporting and to provide an independent attestation as of December 31, 2011.

The Audit Committee’s responsibility is to monitor and oversee these financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed management’s report on their review of the system of internal control over financial reporting.

In this context, the Audit Committee met 11 times in 2011 and held discussions with management and the independent auditors. The Audit Committee also regularly met in separate executive sessions with the independent auditors, the Company’s Chief Risk Officer who oversees internal audit, management and Audit Committee members only. Furthermore, the Audit Committee regularly has reviewed the results of its executive sessions with the Chief Executive Officer, as appropriate.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements and critical accounting policies with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed under PCAOB standards and any other matters required to be discussed under applicable standards, including the Statement on Auditing Standard No. 61, as amended by Auditing Standard No. 114 (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the Company’s independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and the Audit Committee discussed with the independent auditors that firm’s independence, including consideration of the compatibility of non-audit services with the auditors’ independence.

Based on the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee approved the audited consolidated financial statements for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

R. K. Riederer, Chairman

A. R. Gluski

S. M. Green

J. K. Henry

R. A. Ross

A. Schwartz

ANNUAL REPORT AND COPIES OF PROXY MATERIALS

Cliffs’ 2011 Annual Report to Shareholders, including financial statements, is being furnished to all shareholders together with this proxy statement primarily over the Internet this year, in satisfaction of SEC requirements. Copies of the proxy materials and annual report are available upon request free of charge. To obtain copies of the proxy materials or 2011 Annual Report, please contact our Investor Relations Department to submit your request at (800) 214-0739, or by email at ir@cliffsnaturalresources.com or visit our website at http://www.cliffsnaturalresources.com under the “Investors” section. You also may call this number to obtain directions to attend the annual meeting and vote in person.

GENERAL INFORMATION

The cost of soliciting proxies will be paid by us. In addition to solicitation by mail, solicitations may also be made by personal interview, facsimile and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and we will reimburse them for their expenses in so doing. Our officers and other employees, as yet undesignated, may also request the return of proxies by telephone, facsimile, or in person.

Pursuant to SEC regulations, the material appearing under the captions “Audit Committee Report” and “Compensation Committee Report” are not deemed to be soliciting material or filed with the SEC or subject to Regulation 14A (other than provided therein) promulgated by the SEC or Section 18 of the Exchange Act except to the extent that we specifically incorporate this information by reference into any filing under the Securities Act or the Exchange Act.

OTHER BUSINESS

It is not anticipated that any other matters will be brought before the 2012 Annual Meeting for action; however, if any such other matters shall properly come before the 2012 Annual Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Deadline for Inclusion in Proxy Materials

Any proposal by a shareholder intended to be presented at the year 2013 Annual Meeting of Shareholders must be received by us on or before November 23, 2012 (or, if the date of the 2013 Annual Meeting is more than 30 days before or after the date of the 2012 Annual Meeting, a reasonable time before we begin to print and send our proxy materials) to be included in our proxy materials relating to such meeting.

Discretionary Voting of Proxies

In accordance with Rule 14a-4 under the Exchange Act, if notice of a proposal by a shareholder intended to be presented at the year 2013 Annual Meeting is received by us after February 6, 2013 (or, if the date of the 2013 Annual Meeting is more than 30 days before or after the date of the 2012 Annual Meeting, a reasonable time before we begin to print and send our proxy materials), the persons authorized under our management proxies may exercise discretionary authority to vote or act on such proposal if the proposal is raised at our 2013 Annual Meeting.

Annex A

CLIFFS NATURAL RESOURCES INC.

2012 INCENTIVE EQUITY PLAN

A-i

A-ii

A-iii

CLIFFS NATURAL RESOURCES INC.

2012 INCENTIVE EQUITY PLAN

ARTICLE 1

GENERAL PURPOSE OF PLAN; DEFINITIONS

1.1 Name and Purpose. The name of this Plan is the Cliffs Natural Resources Inc. 2012 Incentive Equity Plan (the “Plan”). The purpose of the Plan is to attract and retain officers and key employees of Cliffs Natural Resources Inc. and its Subsidiaries and to provide such persons with incentives and rewards for performance.

1.2 Certain Definitions. Unless the context otherwise indicates, the following words used herein shall have the following meanings whenever used in this Plan:

(a) “Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Board of Directors in its discretion.

(b) “Award” means, individually or collectively, a grant under this Plan of a Stock Option, Stock Appreciation Right, Restricted Share, Restricted Share Unit, Deferred Share, Performance Share, or Performance Unit to any Participant. An Award denominated in Common Stock may include dividends or dividend equivalents.

(c) “Award Agreement” means any written or electronic agreement, contract, or other instrument or document setting forth the terms and conditions of an Award.

(d) “Beneficiary” means the person or persons designated in writing by the Participant as his or her beneficiary in respect of Awards or, in the absence of such a designation or if the designated person or persons predecease the Participant, the person or persons who shall acquire the Participant’s rights in respect of Awards by bequest or inheritance in accordance with the applicable laws of descent and distribution. In order to be effective, a Participant’s designation of a beneficiary must be on file with the Company before the Participant’s death. Any such designation may be revoked and a new designation substituted therefore by the Participant at any time before his or her death without the consent of the previously designated beneficiary.

(e) “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

(f) “Business Combination” has the meaning set forth in Section 14.1.

(g) “Cause” means that, prior to termination of employment, the Participant shall have committed: (i) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Affiliate; (ii) intentional wrongful damage to property of the Company or any Affiliate; (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Affiliate; or (iv) intentional wrongful engagement in any competitive activity; and any such act shall have been demonstrably and materially harmful to the Company or any Affiliate. For purposes of this Plan, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or an Affiliate.

(h) “Change in Control” has the meaning set forth herein in Section 14.1.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific Code section, such reference shall be deemed to be a reference to any successor Code section or sections with the same or similar purpose.

(j) “Committee” means the entity administering this Plan as provided in Section 2.1 or, if none has been appointed, then the Board of Directors as a whole.

(k) “Company” means Cliffs Natural Resources Inc., a corporation organized under the laws of the State of Ohio, and any successor corporation or business organization that shall assume the duties and obligations of Cliffs Natural Resources Inc. under this Plan.

(l) “Date of Grant” means the date on which the Committee, or the Company’s Chief Executive Officer or other Executive Officer pursuant to the delegated authority of the Committee, grants an Award or a future date that the Committee, the Company’s Chief Executive Officer or other Executive Officer designates at the time of granting the Award.

(m) “Deferred Shares” means an Award that may result in the delivery or sale to a Participant at a future date of Shares after a specified period or after the satisfaction of specified performance goals.

(n) “Director” means a member of the Board of Directors, as constituted from time to time.

(o) “Disability” means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and that results in the Participant: (i) being unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company. Notwithstanding the foregoing, for an Award that constitutes “deferred compensation” subject to Section 409A of the Code and is settled or distributed as a result of the Participant’s “Disability,” “Disability” shall mean a Participant is disabled under Treasury Regulation Section 1.409A-3(i)(4)(i).

(p) “Early Retirement” means a Participant’s retirement from active employment with the Company or a Subsidiary on and after the attainment of any of the following: (i) at least age 55 and at least 5 years of vesting service under the terms of the Company-sponsored pension plan then applicable to the Participant, if any, with additional service, if any, as may be recognized by the Committee in its sole discretion; (ii) at least age 55 and at least 15 years of Continuous Service; or (iii) at least 30 years of Continuous Service. For this purpose, “Continuous Service” shall be determined pursuant to Part A of the Pension Plan for Employees of Cliffs Natural Resources Inc. and Its Associated Employers, and if the Participant is not a participant in a Company-sponsored pension plan, such Participant’s years of vesting service shall be determined under the rules of Part A of the Pension Plan for Employees of Cliffs Natural Resources Inc. and Its Associated Employers.

(q) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific ERISA Section, such reference shall be deemed to be a reference to any successor ERISA Section or Sections with the same or similar purpose.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific Exchange Act Section, such reference shall be deemed to be a reference to any successor Exchange Act Section or Sections with the same or similar purpose.

(s) “Executive Officer” means the “Executive Officers” of the Company as established from time to time under Rule 3b-7 under the Exchange Act.

(t) “Exercise Price” means the purchase price of a Share covered by a Stock Option.

(u) “Fair Market Value” means the last closing price of a Share as reported on the New York Stock Exchange, or, if applicable, on another national securities exchange on which the Shares are principally traded, on the date for which the determination of fair market value is made or, if there are no sales of Shares on such date, then on the most recent immediately preceding date on which there were any sales of Shares on such principal trading exchange. If the Shares are not or cease to be traded on the New York Stock Exchange or another national securities exchange, the “Fair Market Value” of Shares shall be determined in the manner prescribed by the Committee. Notwithstanding the foregoing, as of any date, the “Fair Market Value” of Shares shall be determined in a manner consistent with Section 409A of the Code.

(v) “Incentive Stock Option” and “ISO” mean a Stock Option that is clearly identified as such and that meets the requirements of Section 422 of the Code and, therefore, qualifies for favorable tax treatment.

(w) “Incumbent Board” has the meaning set forth herein in Section 14.1.

(x) “Non-Qualified Stock Option” and “NQSO” mean a Stock Option that: (i) is governed by Section 83 of the Code; and (ii) does not meet the requirements of Section 422 of the Code.

(y) “Normal Retirement” means retirement from active employment with the Company or a Subsidiary on or after the age of 65.

(z) “Outside Director” means a Director who meets the definitions of the terms “outside director” set forth in Section 162(m) of the Code, “independent director” set forth in the New York Stock Exchange rules, and “Non-Employee Director” set forth in Rule 16b-3 under the Exchange Act, or any successor definitions adopted by the Internal Revenue Service, the New York Stock Exchange and Securities and Exchange Commission, respectively, and similar requirements under any other applicable laws and regulations.

(aa) “Participant” means each officer or key employee of the Company or a Subsidiary who has been selected to participate in this Plan in accordance with Section 4.1 and to whom an Award has been made pursuant to this Plan.

(bb) “Performance Period” means the period described in Section 10.3 hereof.

(cc) “Performance Shares” means an Award that may result in the delivery to a Participant at a future date of Shares or cash, or both, upon the satisfaction of specified performance goals by the end of a specified Performance Period.

(dd) “Performance Units” means an Award that may result in the payment of cash to a Participant at a future date or the delivery to a Participant at a future date of Shares, or a combination of cash and Shares, upon the satisfaction of specified performance goals by the end of a specified Performance Period.

(ee) “Plan” means this Cliffs Natural Resources Inc. 2012 Incentive Equity Plan, as amended from time to time.

(ff) “QDRO” means a qualified domestic relations order as defined by the Code.

(gg) “Restricted Shares” means an Award of Shares to a Participant at no cost or at a purchase price that may be below Fair Market Value, but that are subject to forfeiture and/or restrictions on sale or transfer for a specified restriction period.

(hh) “Restricted Share Units” means an Award that may result in the delivery at no cost or sale at a purchase price that may be below Fair Market Value to a Participant at a future date of Shares, but that Award is subject to forfeiture and/or restrictions on sale or transfer for a specified restriction period.

(ii) “Retention Units” means a type of Restricted Share Units that are typically paid in cash and that do not have any performance goals.

(jj) “Retirement” means Normal Retirement or Early Retirement.

(kk) “Share” or “Shares” means one or more common shares, par value, $.125 per share, of the Company.

(ll) “Shareholder” means an individual or entity that owns one or more Shares.

(mm) “Stock Appreciation Right” and “SAR” mean an Award that may result in the delivery or sale to a Participant at a future date of cash or Shares, or both, upon the exercise thereof in an amount not in excess of the difference between the Fair Market Value of a Share minus the Strike Price, multiplied by the number of Shares in respect of that the Stock Appreciation Right is exercised.

(nn) “Stock Option” means any right to purchase a specified number of Shares at a specified Exercise Price that is granted pursuant to Article 5 herein and may be an Incentive Stock Option or a Non-Qualified Stock Option.

(oo) “Stock Power” means a power of attorney executed by a Participant and delivered to the Company that authorizes the Company to transfer ownership of Restricted Shares, Performance Shares or Shares from the Participant to the Company or a third party.

(pp) “Strike Price” means, for a tandem Stock Appreciation Right, the Exercise Price of the related Stock Option, or for any other Stock Appreciation Right, an amount not less than 100% of the Fair Market Value of a Share on the Date of Grant of such Stock Appreciation Right.

(qq) “Subsidiary” means, with respect to grants of Awards (other than Incentive Stock Options), any entity directly or indirectly controlled by the Company or any entity, including an acquired entity, in which the Company has a controlling interest (as defined in Treasury Regulation Section 1.409A-1(b)(5)(iii)), as determined by the Committee, in its sole discretion, provided such entity is considered a service recipient (within the meaning of Section 409A of the Code) that may be aggregated with the Company. With respect to grants of Incentive Stock Options, the term “Subsidiary“ means any corporation and any other entity considered a subsidiary as defined in Section 424(f) of the Code.

(rr) “Term” means the period commencing on the effective date of the Plan as described in Article 19 and ending on the date that all Shares subject to the Plan shall have been purchased or issued according to the Plan’s provisions, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 16.

(ss) “Vested” means that the time has been reached: with respect to Stock Options, when an option to purchase Shares first becomes exercisable; with respect to Stock Appreciation Rights, when a Stock Appreciation Right first becomes exercisable; with respect to Restricted Shares, when the Shares are no longer subject to forfeiture or restrictions on transferability; with respect to Deferred Shares, when the Shares are deliverable to the Participant; with respect to Restricted Share Units and Performance Shares, when the Restricted Share Units or Performance Shares are no longer subject to forfeiture and are convertible to Shares or cash; and with respect to Performance Units, when the Units are no longer subject to forfeiture and are convertible to Shares or cash. The words “Vest” and “Vesting” have meanings correlative to the foregoing.

ARTICLE 2

ADMINISTRATION

2.1 Authority and Duties of the Committee.

(a) The Plan shall be administered by the Committee of not less than three Directors who are appointed by the Board of Directors and serve at its pleasure. Unless otherwise determined by the Board of Directors, the Compensation and Organization Committee shall serve as the Committee, and all of the members of the Committee shall be Outside Directors. Notwithstanding the requirement that the Committee consist exclusively of Outside Directors, no action or determination by the Committee or an individual considered to be an Outside Director shall be deemed void because a member of the Committee or such individual fails to satisfy the requirements for being an Outside Director, except to the extent required by applicable law.

(b) The Committee has the power and authority to grant Awards pursuant to the terms of this Plan to officers and other key employees of the Company and its Subsidiaries.

(c) In particular, the Committee has the authority, subject to any limitations specifically set forth in this Plan, to:

(i) select the officers and other key employees to whom Awards are granted;

(ii) determine the types of Awards granted and the timing of such Awards;

(iii) determine the number of Shares to be covered by each Award granted hereunder;

(iv) determine whether an Award is, or is intended to be, “qualified performance-based compensation” within the meaning of Section 162(m) of the Code;

(v) determine the other terms and conditions, not inconsistent with the terms of this Plan and any operative employment or other agreement, of any Award granted hereunder; such terms and conditions include, but are not limited to, the Exercise Price, the Strike Price, the time or times when Stock Options or Stock Appreciation Rights may be exercised (which may be based on performance objectives), any Vesting, acceleration or waiver of forfeiture restrictions, any performance criteria (including any performance criteria as described in Section 162(m)(4)(C) of the Code) applicable to an Award, and any restriction or limitation regarding any Stock Option or Stock Appreciation Rights or the Shares relating thereto, based in each case on such factors as the Committee, in its sole discretion, shall determine;

(vi) determine and certify whether any conditions or objectives related to Awards have been met, including any such determination required for compliance with Section 162(m) of the Code;

(vii) subsequently modify or waive any terms and conditions, restrictions, contingencies or limitations contained in, and grant extensions to the terms or exercise periods of, or accelerate the Vesting of, any outstanding Awards, not inconsistent with the terms of this Plan and any operative employment or other agreement, provided that any such modifications, waivers, extensions, or accelerations shall not either have the effect of increasing the payment to the Participant under an Award that is intended to be a “qualified performance-based compensation” under Section 162(m) of the Code, or cause the Award to be treated as the granting of a new Award or an extension of the Award under Code Section 409A that is not exempt from, or compliant with, the requirements of Section 409A of the Code;

(viii) determine whether, to what extent and under what circumstances, Shares and other amounts payable with respect to any Award are deferred either automatically or at the election of the Participant;

(ix) adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it deems advisable from time to time;

(x) promulgate such administrative forms as it from time to time deems necessary or appropriate for administration of the Plan;

(xi) construe, interpret and implement the terms and provisions of this Plan, any Award and any related agreements;

(xii) correct any defect, supply any omission and reconcile any inconsistency in or between the Plan, any Award and any related agreements; and

(xiii) otherwise supervise the administration of this Plan.

(d) All decisions made by the Committee pursuant to the provisions of this Plan are final and binding on all persons, including the Company, its Shareholders and Participants, but may be made by their terms subject to ratification or approval by the Board of Directors, another committee of the Board of Directors or the Shareholders. No member of the Committee shall be liable to any person for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder and, to the fullest extent permitted by law, all members of the Committee shall be indemnified by the Company and its Subsidiaries for any liability and expenses that they may incur through any claim or cause of action arising under or in connection with this Plan or any Awards granted under this Plan.

2.2 Delegation of Authority. The Committee may delegate its powers and duties under this Plan to the Company’s Chief Executive Officer or other Executive Officer, subject to applicable law and such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee may not delegate its powers and duties under this Plan with regard to Awards to the Company’s Executive Officers or any Participant who is a “covered employee” as defined in Section 162(m) of the Code. The Company shall furnish the Committee with such clerical and other assistance as is necessary for the performance of the Committee’s duties under this Plan. In addition, the Committee may delegate ministerial duties to any other person or persons, and it may employ attorneys, consultants, accountants or other professional advisers.

2.3 Right to Recoup. The Committee shall have full authority to adopt and enforce any policies and procedures adopted by the Company in respect of Section 10D of the Exchange Act and such regulations as are promulgated thereunder from time to time, or in respect to any other applicable law, regulation or Company policy relating to the recoupment of amounts on account of a restatement of a financial statement that, if initially reported properly, would have resulted in a lower amount being paid to a Participant under the Plan, or in respect of any other policy of the Company relating to the recoupment of amounts on account of the Participant’s breach of a non-competition, non-solicitation, non-disparagement or confidentiality obligation as it deems necessary or appropriate in its sole discretion.

2.4 Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement substantially in the form approved by the Committee from time to time. Notwithstanding any other provision of the Plan, to the extent the provisions of any Award Agreement are inconsistent with terms of the Plan and such inconsistency is a result of compliance with laws of the jurisdiction in which the Participant is resident or is related to taxation of such Award in such jurisdiction, the relevant provisions of the particular Award Agreement shall govern.

ARTICLE 3

SHARES SUBJECT TO PLAN

3.1 Total Shares Limitation. Subject to the provisions of this Article 3, the maximum number of Shares that may be issued pursuant to Awards granted under this Plan is 6,000,000 Shares, which Shares may be newly issued Shares or Shares that have been reacquired in the open market or in private transactions.

3.2 Other Limitations.

(a) ISO Limitation. The maximum number of Shares available with respect to all Stock Options granted under this Plan that may be Incentive Stock Options is 6,000,000 Shares.

(b) Individual Participant Annual Limitations. The maximum number of Shares underlying Awards granted under this Plan to any one Participant in any fiscal year, regardless of whether such Awards are thereafter canceled, forfeited or terminated, shall not exceed 750,000 Shares. Additionally, the aggregate Fair Market Value of the number of Shares underlying Awards granted under this Plan (determined as of the Date of Grant), when combined with the aggregate amount of cash that may be paid under Awards granted under this Plan, to any one Participant in any fiscal year, regardless of whether such Awards are thereafter canceled, forfeited or terminated, shall not exceed $15,000,000. The foregoing limitations are intended to include the grant of all Awards under the Plan including, but not limited to, Awards representing “qualified performance-based compensation” under Section 162(m) of the Code, and shall be applied based upon the assumption that the maximum number of Shares or maximum amount of cash payable shall be earned under any performance-based Award.

(c) Reduction of Limitations. For purposes of Section 3.1 and Section 3.2, each Share issued or transferred pursuant to an Award other than a Stock Option or a Stock Appreciation Right shall reduce the number of Shares available for issuance under the Plan by two Shares and each Share issued or transferred pursuant to a Stock Option or a Stock Appreciation Right shall reduce the number of Shares available for issuance under the Plan by one Share. If Stock Options and Stock Appreciation Rights are issued in tandem so that only one can be exercised, for purposes of Section 3.1 and 3.2, the number of Shares available for issuance under the Plan shall be reduced by one Share for each tandem pair of Stock Options and Stock Appreciation Rights.

3.3 Awards Not Earned or Exercised. In the event any outstanding Award, or portion thereof, expires, or is terminated, canceled or forfeited, the Shares that would otherwise be issuable with respect to the unexercised portion of such expired, terminated, canceled or forfeited Award shall be available for subsequent Awards under this Plan.

Any Shares subject to any Award that are withheld or otherwise not issued upon exercise of any Award to satisfy the Participant’s withholding obligations or in payment of any subscription price or the Exercise Price, and Shares subject to an Award (or any portion of an Award) that is settled in cash in lieu of settlement in Shares will reduce the number of Shares available for grant under the limitations in Sections 3.1 and 3.2 as if the full Award had been issued in Shares. In addition, the number of Shares covered by a Stock Appreciation Right Award, to the extent that it is exercised and settled in Shares, and whether or not all Shares covered by the Stock Appreciation Right Award are actually issued to the Participant upon exercise of the Stock Appreciation Right Award, will be considered issued pursuant to this Plan. In the event that the Company repurchases Shares with Stock Option proceeds, those Shares will not be added to the aggregate plan limit described in Section  3.1 above.

3.4 Dilution and Other Adjustments. In the event that there is a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, or other similar corporate transaction or event that affects the number of outstanding Shares of the Company, (a) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (b) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (c) the limitations set forth in Sections 3.1 and 3.2 above and (d) the purchase price, Exercise Price, Strike Price or any performance objective with respect to any Award shall be appropriately adjusted in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan; provided, however, that the number of Shares or other securities covered by any Award or to which such Award relates shall always be a whole number. Further, for each Stock Option with an Exercise Price or Stock Appreciation Right with a Strike Price greater than the consideration offered in connection with any transaction or event described in this Section 3.4, the Committee may in its sole discretion elect to cancel such Stock Option or Stock Appreciation Right without any payment to the person holding such Stock Option or Stock Appreciation Right.

In addition, if the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in such manner as it deems equitable, make the adjustments described in the preceding paragraph; provided, however, that the number of Shares or other securities covered by any Award or to which such Award relates is always a whole number.

Notwithstanding the foregoing, the adjustments described in this Section 3.4 shall be made in compliance with: (x) Sections 422 and 424 of the Code with respect to ISOs; (y) Section 162(m) of the Code with respect to “qualified performance-based compensation” unless specifically determined otherwise by the Committee; and (z) Section 409A of the Code with respect to Non-Qualified Stock Options and Stock Appreciation Rights to the extent the Committee determines it is necessary to continue to avoid its application to such Awards.

ARTICLE 4

PARTICIPANTS

4.1 Eligibility. Officers and other key employees of the Company or any of its Subsidiaries may be eligible to participate in this Plan. The Participants shall be selected from time to time by the Committee in its sole discretion, or, with respect to employees other than Executive Officers or Participants who are “covered employees” as defined in Section 162(m) of the Code, by the Company’s Chief Executive Officer or other Executive Officer in his or her sole discretion with proper delegation from the Committee.

ARTICLE 5

STOCK OPTION AWARDS

5.1 Stock Option Awards. Each Stock Option granted under this Plan (or delegation of authority to the Company’s Chief Executive Officer or other Executive Officer to grant Stock Options) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written Award Agreement dated as of the Date of Grant and executed by the Company and by the Participant.

5.2 Terms and Conditions of Stock Option Awards. Stock Options granted under this Plan are subject to the following terms and conditions and may contain such additional terms, conditions, restrictions and contingencies with respect to exercisability and/or with respect to the Shares acquired upon exercise, not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a) Exercise Price. The Exercise Price fixed at the time of grant will not be less than 100% of the Fair Market Value of the Shares as of the Date of Grant. If a variable Exercise Price is specified at the time of grant, the Exercise Price may vary pursuant to a formula or other method established by the Committee that provides a floor not less than Fair Market Value as of the Date of Grant. Except as otherwise provided in Section 3.4 hereof, no subsequent amendment of an outstanding Stock Option may reduce the Exercise Price to less than 100% of the Fair Market Value of the Shares as of the Date of Grant either by lowering the Exercise Price, by canceling the outstanding Stock Option in exchange for cash, other Awards or a replacement Stock Option with a lower Exercise Price, or by the Company repurchasing a Stock Option with an Exercise Price that is in excess of the Fair Market Value of the Shares at the time of such repurchase.

(b) Stock Option Term. Any unexercised portion of a Stock Option granted hereunder shall expire at the end of the stated term of the Stock Option. The Committee shall determine the term of each Stock Option at the time of grant, which term shall not exceed ten years from the Date of Grant. The Committee may extend the term of a Stock Option, in its discretion, but not beyond the date immediately prior to the tenth anniversary of the original Date of Grant. If a definite term is not specified by the Committee at the time of grant, then the term is deemed to be ten years.

(c) Method of Exercise. Vested portions of any Stock Option may be exercised in whole or in part at any time during the term of the Stock Option by giving written notice of exercise to the Company specifying the number of Shares to be purchased. The notice must be given by or on behalf of a person entitled to exercise the Stock Option, accompanied by payment in full of the Exercise Price, along with any required tax withholding pursuant to Section 18.3 hereof. Subject to the approval of the Committee, the Exercise Price may be paid:

(i) in cash in any manner satisfactory to the Committee;

(ii) by tendering (by either actual delivery of Shares or by attestation) previously-owned Shares having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price applicable to such Stock Option exercise, and, with respect to the exercise of NQSOs, including Restricted Shares;

(iii) by a combination of cash and Shares;

(iv) to the extent permitted by applicable law, from the proceeds of sale through a bank or a broker on the date of exercise of some or all of the Shares to which the exercise relates in whole or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and delivery of all or a part of the sales proceeds to the Company in payment of the Exercise Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates, including but not limited to, U.S. federal and state income taxes, payroll taxes and foreign taxes, if applicable; or

(v) by another method permitted by law that assures full and immediate payment of the Exercise Price.

The Committee may withhold its approval for any method of payment for any reason, in its sole discretion, including but not limited to concerns that the proposed method of payment will result in adverse financial accounting treatment or adverse tax treatment for the Company.

If the Exercise Price of a NQSO is paid by tendering Restricted Shares, then the portion of the Shares received upon the exercise equal in number to the number of tendered Restricted Shares will contain identical restrictions as the Restricted Shares so tendered. Except as otherwise provided by law and in the Committee’s sole discretion, required tax withholding may be paid only by cash or through a same day sale transaction.

(d) Issuance of Shares. The Company will issue or cause to be issued such Shares promptly upon exercise of the Option without any restrictions other than those described in paragraph (c) above and Section 17.2 hereof. No Shares will be issued until full payment has been made. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a Shareholder will exist with respect to the Shares, notwithstanding the exercise of the Option.

(e) Form. Unless the grant of a Stock Option is designated at the time of grant as an ISO, it is deemed to be an NQSO. ISOs are also subject to the terms and conditions stated in Article 6 hereof.

(f) Special Limitations on Stock Option Awards. Unless an Award Agreement provides otherwise, Stock Options awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and all Stock Option Awards shall be construed and administered accordingly.

(g) Performance-Based Restrictions. The Committee may, in its sole discretion, grant Stock Options that Vest only upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 may be used for such specified performance objectives.

ARTICLE 6

SPECIAL RULES APPLICABLE TO INCENTIVE STOCK OPTIONS

6.1 Eligibility. Notwithstanding any other provision of this Plan to the contrary, an ISO may only be granted to full or part-time employees (including officers and Directors who are also employees) of the Company or a Subsidiary.

6.2 Special ISO Rules.

(a) Exercise Price. The Exercise Price fixed at the time of grant will not be less than 100% of the Fair Market Value of the Shares as of the Date of Grant (110% of the Fair Market Value of the Shares if Section 6.2(c) applies). If a variable Exercise Price is specified at the time of grant, the Exercise Price may vary pursuant to a formula or other method established by the Committee that provides a floor not less than 100% or 110% of the Fair Market Value as of the Date of Grant, as the case may be. Except as otherwise provided in Section 3.4 hereof, no subsequent amendment of an outstanding Stock Option may reduce the Exercise Price to less than 100% or 110% of the Fair Market Value of the Shares as of the Date of Grant, whichever is applicable.

(b) Term. No ISO may be exercisable on or after the tenth anniversary of the Date of Grant (the fifth anniversary if Section 6.2(c) applies), and no ISO may be granted under this Plan on or after the tenth anniversary of the effective date of this Plan. (See Section 19.1 hereof.)

(c) Ten Percent Shareholder. No Participant may receive an ISO under this Plan if such Participant, at the time the Award is granted, owns (after application of the rules contained in Section 424(d) of the Code) equity securities representing more than 10% of the total combined voting power of all classes of equity securities of the Company or any Subsidiary, unless (i) the Exercise Price for such ISO is at least 110% of the Fair Market Value of the Shares as of the Date of Grant and (ii) such ISO is not exercisable on or after the fifth anniversary of the Date of Grant.

(d) Limitation on Grants. The aggregate Fair Market Value (determined with respect to each ISO at the time such ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan adopted by the Company or its Subsidiary) shall not exceed $100,000. If such aggregate Fair Market Value shall exceed $100,000, such number of ISOs as shall have an aggregate Fair Market Value equal to the amount in excess of $100,000 shall be treated as NQSOs.

(e) Non-Transferability. Notwithstanding any other provision herein to the contrary, no ISO granted hereunder (and, if applicable, related Stock Appreciation Right) may be transferred except upon the Participant’s death to his or her Beneficiary, nor may such ISO (or related Stock Appreciation Right) be exercisable during a Participant’s lifetime other than by him or her (or his or her guardian or legal representative to the extent permitted by applicable law).

(f) Termination of Employment. No ISO may be exercised more than three months following termination of employment for any reason (including Retirement) other than death or disability (as defined in Section 22(e)(3) of the Code), nor more than one year following termination of employment for the reason of death or disability (as defined in Section 22(e)(3) of the Code), or such option will no longer qualify as an ISO and shall thereafter be, and receive the tax treatment applicable to, an NQSO. For this purpose, a termination of employment is cessation of employment with the Company and all of its Subsidiaries.

(g) Fair Market Value. For purposes of any ISO granted hereunder (or, if applicable, related Stock Appreciation Right), the Fair Market Value of Shares shall be determined in the manner required by Section 422 of the Code.

6.3 Subject to Code Amendments. The foregoing limitations are designed to comply with the requirements of Section 422 of the Code and shall be automatically amended or modified to comply with amendments or modifications to Section 422 or any successor provisions. Any ISO that fails to comply with Section 422 of the Code for any reason is automatically treated as a NQSO appropriately granted under this Plan provided it otherwise meets the Plan’s requirements for NQSOs.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 SAR Award and Agreement. Stock Appreciation Rights may be granted under this Plan, either independently or in conjunction with the grant of a Stock Option. Each SAR granted under this Plan (or delegation of authority to the Company’s Chief Executive Officer or other Executive Officer to grant SARs) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by an Award Agreement dated as of the Date of Grant and executed by the Company and by the Participant.

7.2 SARs Granted in Conjunction with an Option. Stock Appreciation Rights may be granted in conjunction with, and at the same time as, all or part of any Stock Option granted under this Plan and will be subject to the following terms and conditions:

(a) Term. Each Stock Appreciation Right, or applicable portion thereof, granted with respect to a given Stock Option or portion thereof shall terminate and shall no longer be exercisable upon the termination or exercise of the related Stock Option, or applicable portion thereof.

(b) Exercisability. A Stock Appreciation Right is exercisable only at such time or times and to the extent that the Stock Option to which it relates is Vested and exercisable in accordance with the provisions of Article 12 hereof or otherwise as the Committee may determine at or after the time of grant.

(c) Method of Exercise. A Stock Appreciation Right may be exercised by the surrender of the applicable portion of the related Stock Option. Stock Options that have been so surrendered, in whole or in part, are no longer exercisable to the extent the related Stock Appreciation Rights have been exercised and are deemed to have been exercised for the purpose of the limitation set forth in Article 3 hereof on the number of Shares to be issued under this Plan. However, if a Stock Option is exercised, then the related Stock Appreciation Right will be surrendered and it will no longer be exercisable to the extent the related Stock Option has been exercised. Upon the exercise of a Stock Appreciation Right, subject to satisfaction of tax withholding requirements pursuant to Section 18.3, the holder of the Stock Appreciation Right is entitled to receive up to, but not more than, an amount in cash or Shares, or a combination of cash and Shares, equal in value to the excess of the Fair Market Value of one Share over the Strike Price, multiplied by the number of Shares in respect of which the Stock Appreciation Right is exercised, with the Committee having the right in its discretion to determine the form of payment. At any time the Strike Price of the Stock Appreciation Right does not exceed the Fair Market Value of one Share, the holder of the Stock Appreciation Right shall not be permitted to exercise such right.

7.3 Independent SARs. Stock Appreciation Rights may be granted without related Stock Options, and independent Stock Appreciation Rights will be subject to the following terms and conditions:

(a) Term. Any unexercised portion of an independent Stock Appreciation Right granted hereunder shall expire at the end of the stated term of the Stock Appreciation Right. The Committee shall determine the term of each Stock Appreciation Right at the time of grant, which term shall not exceed ten years from the Date of Grant. The Committee may extend the term of a Stock Appreciation Right, in its discretion, but not beyond the date immediately prior to the tenth anniversary of the original Date of Grant. If a definite term is not specified by the Committee at the time of grant, then the term is deemed to be ten years.

(b) Exercisability. A Stock Appreciation Right is exercisable, in whole or in part, in accordance with the provisions of Article 12 hereof or at such time or times as otherwise determined by the Committee at or after the time of grant.

(c) Method of Exercise. A Stock Appreciation Right may be exercised in whole or in part during the term by giving written notice of exercise to the Company specifying the number of Shares in respect of which the Stock Appreciation Right is being exercised. The notice must be given by or on behalf of a person entitled to exercise the Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, subject to satisfaction of tax withholding requirements pursuant to Section 18.3, the holder of the Stock Appreciation Right is entitled to receive an amount in cash or Shares, or a combination of cash and Shares, equal in value to the excess of the Fair Market Value of a Share on the exercise date over the Strike Price, multiplied by the number of Stock Appreciation Rights being exercised, with the Committee having the right in its discretion to determine the form of payment. At any time the Fair Market Value of a Share on a proposed exercise date does not exceed the Strike Price, the holder of the Stock Appreciation Right shall not be permitted to exercise such right.

(d) Strike Price. Except as otherwise provided in Section 3.4 hereof, no subsequent amendment of an outstanding SAR may reduce the Strike Price to less than 100% of the Fair Market Value of a Share as of the Date of Grant either by lowering the Strike Price, by canceling the outstanding SAR in exchange for cash, other Awards or a replacement SAR with a lower Strike Price, or by the Company repurchasing a Stock Appreciation Right with a Strike Price that is in excess of the Fair Market Value of the Shares at the time of such repurchase.

7.4 Other Terms and Conditions of SAR Grants; Performance-Based Restrictions. Stock Appreciation Rights are subject to such other terms and conditions, not inconsistent with the provisions of this Plan and any operative employment or other agreement, as are determined from time to time by the Committee. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant SAR Awards only upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 may be used for such specified performance objectives.

7.5 Special Limitations on SAR Awards. Unless an Award Agreement provides otherwise, Stock Appreciation Rights awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and all Stock Appreciation Rights Awards shall be construed and administered accordingly.

ARTICLE 8

RESTRICTED SHARE AND RESTRICTED SHARE UNIT AWARDS

8.1 Restricted Share Awards and Agreements. Restricted Share Awards consist of Shares that are issued by the Company to a Participant at no cost or at a purchase price determined by the Committee that may be below their Fair Market Value, but that are subject to forfeiture and/or restrictions on their sale or other transfer by the Participant. Each Restricted Share Award granted under this Plan (or delegation of authority to the Company’s Chief Executive Officer or other Executive Officer to make Restricted Share Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by an Award Agreement dated as of the Date of Grant and executed by the Company and by the Participant. The timing of Restricted Share Awards and the number of Shares to be issued (subject to Article 3 hereof) are to be determined by the Committee in its discretion (or by the Company’s Chief Executive Officer or other Executive Officer if such officer has been delegated such authority). By accepting a grant of Restricted Shares, the Participant agrees to remit to the Company when due any required tax withholding as provided in Section 18.3 hereof.

8.2 Terms and Conditions of Restricted Share Awards. Restricted Shares granted under this Plan are subject to the following terms and conditions, which, except as otherwise provided herein, need not be the same for each Participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a) Purchase Price. The Committee shall determine the prices, if any, at which Restricted Shares are to be issued to a Participant, which may vary from time to time and among Participants and which may be below the Fair Market Value of such Shares at the Date of Grant.

(b) Restrictions. All Restricted Shares issued under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:

(i) a prohibition against the sale, transfer, pledge or other encumbrance of the Restricted Shares, such prohibition to lapse at such time or times as the Committee determines (whether in installments, at the time of the death, Disability or Retirement of the holder of such Shares, or otherwise, but subject to the Change in Control provisions in Article 14);

(ii) a requirement that the Participant forfeit such Restricted Shares in the event of termination of the Participant’s employment with the Company and its Subsidiaries to the extent not otherwise Vested under Article 12;

(iii) a prohibition against employment or retention of the Participant by, or the provision of services by the Participant to, any competitor of the Company or its Affiliates, or against dissemination by the Participant of any secret or confidential information belonging to the Company or an Affiliate;

(iv) any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of the New York Stock Exchange or any other stock exchange or transaction reporting system upon which such Restricted Shares are then listed or quoted and any state laws, rules and regulations, including “blue sky” laws; and

(v) such additional restrictions as are required to avoid adverse tax consequences under Section 409A of the Code.

The Committee (or the Company’s Chief Executive Officer or other Executive Officer with respect to Awards made by them) may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse.

(c) Performance-Based Restrictions. The Committee may, in its sole discretion, provide restrictions that lapse upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 may be used for such specified performance objectives.

(d) Delivery of Shares. With respect to Restricted Shares, the Committee may require the Participant to deliver a duly signed Stock Power, endorsed in blank, relating to such Shares. The

Committee may also require that each stock certificate evidencing such Shares be held in custody by the Company until the restrictions on them shall have lapsed. Such certificate will bear a legend in substantially the following form:

“The transferability of this certificate and the Shares represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Cliffs Natural Resources Inc. 2012 Incentive Equity Plan, and an agreement entered into between the registered owner and the Company. A copy of this Plan and agreement are on file in the office of the Secretary of the Company.”

At the end of any time period during which the Restricted Shares are subject to forfeiture and restrictions on transfer, such Shares will be delivered free of all restrictions (except for any pursuant to Section 17.2 hereof) to the Participant and with the foregoing legend removed.

(e) Voting and Other Rights. Except to the extent prohibited by Section 162(m) of the Code and the terms of the applicable Restricted Share Award Agreement, during any period in which Restricted Shares are subject to forfeiture and restrictions on transfer, the Participant holding such Restricted Shares shall have all the rights of a Shareholder with respect to such Shares, including the right to vote such Shares, provided, however, the Participant shall not have the right to receive any dividends or other distributions on such Restricted Shares until the forfeiture conditions and restrictions on transfer that apply to the Restricted Shares lapse with respect to such Restricted Shares.

8.3 Restricted Share Unit Awards and Agreements. Restricted Share Unit Awards consist of Shares that will be issued to a Participant at a future time or times at no cost or at a purchase price determined by the Committee, which may be below their Fair Market Value if continued employment and/or other terms and conditions specified by the Committee are satisfied. Each Restricted Share Unit Award granted under this Plan (or delegation of authority to the Company’s Chief Executive Officer or other Executive Officer to make Restricted Share Unit Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written Award Agreement dated as of the Date of Grant and executed by the Company and the Participant. The timing of Restricted Share Unit Awards and the number of Restricted Share Units to be awarded (subject to Article 3 hereof) are to be determined by the Committee in its sole discretion (or by the Company’s Chief Executive Officer or other Executive Officer if such officer has been delegated such authority). By accepting a Restricted Share Unit Award, the Participant agrees to remit to the Company when due any required tax withholding as provided in Section  18.3 hereof.

8.4 Terms and Conditions of Restricted Share Unit Awards. Restricted Share Unit Awards, including Retention Units, are subject to the following terms and conditions, which, except as otherwise provided herein, need not be the same for each Participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a) Purchase Price. The Committee shall determine the prices, if any, at which Shares are to be issued to a Participant after Vesting of Restricted Share Units, which may vary from time to time and among Participants and which may be below the Fair Market Value of Shares at the Date of Grant.

(b) Restrictions. All Restricted Share Units awarded under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:

(i) a prohibition against the sale, transfer, pledge or other encumbrance of the Restricted Share Unit;

(ii) a requirement that the Participant forfeit such Restricted Share Unit in the event of termination of the Participant’s employment with the Company and its Subsidiaries to the extent not otherwise Vested under this Section 8.4;

(iii) a prohibition against employment of the Participant by, or provision of services by the Participant to, any competitor of the Company or its Affiliates, or against dissemination by the Participant of any secret or confidential information belonging to the Company or an Affiliate;

(iv) any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of the New York Stock Exchange or any other stock exchange or transaction reporting system upon which the Shares are then listed or quoted and any state laws, rules and interpretations, including “blue sky” laws;

(v) the restrictions described in Section 17.2 hereof; and

(vi) such additional restrictions as are required in order to avoid adverse tax consequences under Section 409A of the Code.

The Committee (or the Company’s Chief Executive Officer or other Executive Officer with respect to Awards made by them) may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse.

(c) Performance-Based Restrictions. Except in the case of Retention Units, the Committee may, in its sole discretion, provide restrictions that lapse upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 may be used for such specified performance objectives.

(d) Voting and Other Rights. A Participant holding Restricted Share Units shall not be deemed to be a Shareholder solely because of such Units. Such Participant shall have no rights of a Shareholder with respect to such Units.

(e) Lapse of Restrictions. If a Participant who holds Restricted Share Units or Retention Units satisfies the restrictions and other conditions relating to the Restricted Share Units or Retention Units prior to the lapse or waiver of such restrictions and conditions, the Restricted Share Units or Retention Units shall be converted to cash, or replaced with, Shares that are free of all restrictions except for any restrictions required pursuant to Section 17.2 hereof. Notwithstanding the foregoing, the Committee may, in lieu of the conversion and distribution of the Restricted Share Units or Retention Units, establish procedures to permit deferral of Restricted Share Units or Retention Units of one or more Participants who are highly compensated employees or members of a select group of management in accordance with the terms of a deferred compensation plan sponsored by the Company.

ARTICLE 9

DEFERRED SHARE AWARDS

9.1 Deferred Share Awards and Agreements. A Deferred Share Award is the right to receive Shares at the end of a specified deferral period or upon the satisfaction of specified performance goals as determined by the Committee. Each Deferred Share Award granted under this Plan (or delegation of authority to the Company’s Chief Executive Officer or other Executive Officer to make Deferred Share Awards) will be evidenced by minutes of a meeting, or by unanimous written consent without a meeting, of the Committee and by a written Award Agreement dated as of the Date of Grant and executed by the Company and by the Participant. The timing of the Deferred Share Awards and the number of Shares to be issued (subject to Article 3 hereof) are to be determined by the Committee in its discretion (or by the Company’s Chief Executive Officer or other Executive Officer if such officer has been delegated such authority). By accepting a grant of Deferred Shares, the Participant agrees to remit to the Company when due any required tax withholding as provided in Section 18.3 hereof.

9.2 Terms and Conditions of Deferred Share Awards. Deferred Shares granted under this Plan are subject to the following terms and conditions, and that need not be the same for each Participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a) Purchase Price. The Committee shall determine the prices, if any, at which Deferred Shares are to be issued to a Participant, which may vary from time to time and among Participants and which may be below the fair market value of such Shares at the Date of Grant.

(b) Restrictions. All Deferred Shares awarded under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:

(i) a prohibition against the sale, transfer, pledge or other encumbrance of the Deferred Shares;

(ii) a requirement that the Participant forfeit such Deferred Shares in the event of termination of the Participant’s employment with the Company and its Subsidiaries to the extent not otherwise Vested under Article 12;

(iii) a prohibition against employment of the Participant by, or provision of services by the Participant to, any competitor of the Company or its Affiliates, or against dissemination by the Participant of any secret or confidential information belonging to the Company or an Affiliate;

(iv) any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of the New York Stock Exchange or any other stock exchange or transaction reporting system upon which the Shares are then listed or quoted and any state laws, rules and interpretations, including “blue sky” laws;

(v) the restrictions described in Section 17.2 hereof; and

(vi) such additional restrictions as are required in order to avoid adverse tax consequences under Section 409A of the Code.

The Committee (or the Company’s Chief Executive Officer or other Executive Officer with respect to Awards made by them) may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse.

(c) Deferral Period. Each Award of Deferred Shares shall provide that the Deferred Shares covered thereby shall not be delivered to the Participant until the end of the Deferral Period fixed by the Committee on the Date of Grant (“Deferral Period”).

(d) Performance-Based Restrictions. The Committee may, in its sole discretion, grant Deferred Share Awards only upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 may be used for such specified performance objectives.

9.3 Special Limitations on Deferred Share Awards. Unless an Award Agreement provides otherwise and the Participant is not eligible to elect to defer an Award under the Cliffs Natural Resources Inc. 2012 Non-Qualified Deferred Compensation Plan or any other similar non-qualified deferred compensation plan, Deferred Shares awarded under this Plan are intended to satisfy the requirements of Section 409A of the Code and all Deferred Share Awards shall be construed and administered accordingly.

ARTICLE 10

PERFORMANCE SHARE AND PERFORMANCE UNIT AWARDS

10.1 Performance Share Awards and Agreements. A Performance Share Award is a right to receive cash or Shares, or a combination of cash and Shares, in the future conditioned upon the attainment of specified performance objectives and such other conditions, restrictions and contingencies as the Committee may determine. Each Performance Share Award granted under this Plan (or delegation of authority to the Company’s Chief Executive Officer or other Executive Officer to make Performance Share Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written Award Agreement dated as of the Date of Grant and executed by the Company and by the Participant. The timing of Performance Share Awards and the number of Shares covered by each Award (subject to Article 3 hereof) are to be determined by the Committee in its discretion (or by the Company’s Chief Executive Officer or other Executive Officer if such officer has been delegated such authority). By accepting a grant of Performance Shares, the Participant agrees to remit to the Company when due any required tax withholding as provided in Section 18.3 hereof.

10.2 Performance Unit Awards and Agreements. A Performance Unit Award is a right to receive cash or Shares, or a combination of cash and Shares, in the future conditioned upon the attainment of specified performance objectives and such other conditions, restrictions and contingencies as the Committee may determine if continued employment and/or other terms and conditions specified by the Committee are satisfied. Each Performance Unit Award granted under this Plan (or delegation of authority to the Company’s Chief Executive Officer or other Executive Officer to make Performance Unit Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written Award Agreement dated as of the Date of Grant and executed by the Company and by the Participant. The timing of Performance Unit Awards and the number of Shares covered by each Award (subject to Article 3 hereof) are to be determined by the Committee in its discretion (or by the Company’s Chief Executive Officer or other Executive Officer if such officer has been delegated the right to make Performance Unit Awards to certain Participants). By accepting a grant of a Performance Unit, the Participant agrees to remit to the Company when due any required tax withholding as provided in Section 18.3 hereof.

10.3 Performance Objectives. At the time of grant of a Performance Share and/or Performance Unit Award, the Committee will specify the performance objectives that, depending on the extent to which they are met, will determine the number of Shares/Units that will be distributed to the Participant. The Committee also will specify the time period or periods (the “Performance Period”) during which the performance objectives must be met. The performance objectives and periods need not be the same for each Participant or for each Award. The Committee may use performance objectives based on any one or more of the following measures, whether measured in absolute terms or relative to an external benchmark, and whether measured in dollars, rates of growth, or relative ratios to sales in the case of profit measures:

(a) net earnings or net income;

(b) operating earnings or operating income;

(c) pretax earnings;

(d) earnings per Share;

(e) share price, including growth measures and total shareholder return;

(f) earnings before interest and/or taxes;

(g) earnings before interest, taxes, depreciation and/or amortization;

(h) sales or revenues, whether in general, by type of product or service, or by type of customer, or by growth;

(i) production or sales volume, whether in general, by type of product or service, or by type of customer;

(j) gross or operating margins, or gross or operating margin growth;

(k) return measures, including pre-tax or after-tax, before or after depreciation and amortization, return on assets, capital, investment, equity, sales or revenue;

(l) working capital;

(m) residual economic profit, economic profit or economic value added;

(n) cash flow, including operating cash flow, free cash flow, total cash flow, cash flow return on equity and cash flow return on investment;

(o) productivity ratios;

(p) expense or cost control, including production or sales cost per unit of volume;

(q) market share;

(r) financial ratios as provided in credit agreements of the Company and its Affiliates;

(s) working capital targets, including net working capital, inventory, accounts payable, and accounts receivable measured in absolute terms or as turnover metrics (e.g., relative to sales or cost of goods sold, including number of days);

(t) completion of acquisitions of business or companies;

(u) completion of divestitures and asset sales;

(v) strategic partnering;

(w) geographic expansion goals;

(x) safety performance;

(y) management of employee practices and employee benefits;

(z) research and development and product development;

(aa) customer or employee satisfaction; and

(bb) any combination of any of the foregoing business criteria.

The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on consolidated or business unit or divisional performance and/or on performance as compared with that of other publicly-traded companies. The foregoing criteria may have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual, or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of energy price fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); effects of price escalators; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to a Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.

10.4 Adjustment of Performance Objectives. The Committee may modify, amend or otherwise adjust the performance objectives specified for outstanding Performance Share and/or Performance Unit Awards if it determines that, due to an event as described below, an adjustment would be consistent with the objectives of this Plan taking into account the interests of the Participants. The types of events that could cause an adjustment in the performance objectives include, without limitation, accounting changes that substantially affect the determination of performance objectives, changes in applicable laws or regulations that affect the performance objectives, and divisive corporate reorganizations, including spin-offs and other distributions of property or shares. Any such adjustments shall comply with the requirements of Section 162(m) of the Code to the extent applicable.

10.5 Other Terms and Conditions of Performance Share and Performance Unit Awards. Performance Share and Performance Unit Awards granted under this Plan are subject to the following terms and conditions and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a) Delivery of Award. As soon as practicable after the applicable Performance Period has ended, but no later than the last day on which a payment or the delivery of Shares would qualify as a short-term deferral under Treasury Regulation § 1.409A-1(b)(4), the Participant will receive a distribution of the amount in cash or the number of Shares earned during the Performance Period, depending upon the extent to which the applicable performance objectives were achieved. Such Shares will be registered in the name of the Participant and will be free of all restrictions except for any restrictions pursuant to Section 17.2 hereof.

(b) Voting and Other Rights. Awards of Performance Shares and/or Performance Units do not provide the Participant with voting rights or rights to dividends prior to the Participant becoming the holder of record of Shares issued pursuant to an Award. Prior to the issuance of Shares, Performance Share and Performance Unit Awards may not be sold, transferred, pledged, assigned or otherwise encumbered.

(c) Performance-Based Compensation. The Committee may designate Performance Share and/or Performance Unit Awards as being “remuneration payable solely on account of the attainment of one or more performance goals“ as described in Section 162(m)(4)(C) of the Code. Such Awards shall be automatically amended or modified to comply with amendments to Section 162(m) of the Code to the extent applicable, unless the Committee indicates a contrary intention.

10.6 Special Limitations on Performance Share and Performance Unit Awards. Unless an Award Agreement provides otherwise or unless the Participant is not eligible to elect to defer an Award under the Cliffs Natural Resources Inc. 2012 Non-Qualified Deferred Compensation Plan, Performance Shares and Performance Units awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section  409A of the Code and all Performance Share and Performance Unit Awards shall be construed and administered accordingly.

ARTICLE 11

DIVIDENDS AND DIVIDEND EQUIVALENTS

11.1 Grant of Dividends and Dividend Equivalents. The Committee may, in its sole discretion, provide that Awards shall earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, restrictions and limitations as the Committee may establish, from time to time, in its sole discretion, including, without limitation, reinvestment in additional Shares or Share equivalents. Any

Shares purchased by or on behalf of Participants in a dividend reinvestment program established under the Plan shall not count towards the maximum number of shares that may be issued under the Plan as set forth in Section 6.1, provided that such Shares are purchased in open-market transactions or are treasury shares purchased directly from the Company at Fair Market Value at the time of purchase.

ARTICLE 12

VESTING AND OTHER TERMS AND CONDITIONS OF AWARDS

12.1 Stock Option Awards and Stock Appreciation Rights. Unless otherwise provided in an employment or other agreement entered into between the Participant and the Company and approved by the Committee, either before or after the Date of Grant, or otherwise provided in an Award Agreement, and subject to Article 6 hereof with respect to ISOs, the following early termination provisions apply to all Stock Options and Stock Appreciation Rights:

(a) Termination by Death. If a Participant’s employment with the Company or its Subsidiaries terminates by reason of his or her death, all Stock Options and Stock Appreciation Rights held by such Participant will immediately become Vested, but thereafter may only be exercised by the Participant’s Beneficiary for a period of one year (or such other period as the Committee may specify at or after the time of grant) from the date of such death, or until the expiration of the original term of the Stock Option or Stock Appreciation Right, whichever period is the shorter.

(b) Termination by Reason of Disability. If a Participant’s employment with the Company or its Subsidiaries terminates by reason of his or her Disability, all Stock Options and Stock Appreciation Rights held by such Participant will immediately become Vested, but thereafter may only be exercised for a period of one year (or such other period as the Committee may specify at or after the time of grant) from the date of such termination of employment, or until the expiration of the original term of the Stock Option or Stock Appreciation Right, whichever period is the shorter. If the Participant dies within such one-year period (or such other period as applicable), any unexercised Stock Option or Stock Appreciation Right held by such Participant will thereafter be exercisable by the Participant’s Beneficiary for the greater of the remainder of the one-year period (or other period as applicable) or for a period of one year from the date of such death, but in no event shall any portion of the Stock Option or Stock Appreciation Right be exercisable after its original stated expiration date.

(c) Termination by Reason of Retirement or Termination not for Cause. If a Participant’s employment with the Company or its Subsidiaries terminates by reason of his or her Retirement or the termination by the Company or Subsidiary not for Cause, the Stock Options and Stock Appreciation Rights held by such Participant shall Vest pro rata upon such Retirement or termination not for Cause based upon the period from the Date of Grant until his or her Retirement or termination not for Cause compared to the total vesting period of the Award and such Vested Stock Options and Stock Appreciation Rights may be exercised for a period of one year (or such other period as the Committee may specify at or after the time of grant) from the date of such Retirement, or until the expiration of the original term of the Stock Option or Stock Appreciation Right, whichever period is the shorter. If the Participant dies within such one-year period (or such other period as applicable), any unexercised Stock Option or Stock Appreciation Right held by such Participant will thereafter be exercisable by the Participant’s Beneficiary for the greater of the remainder of the one-year period (or such other period as applicable) or for a period of one year from the date of such death, but in no event shall any portion of the Stock Option or Stock Appreciation Right be exercisable after its original stated expiration date. Stock Options and Stock Appreciation Rights that do not Vest on Retirement or termination of the Participant’s employment by the Company or Subsidiary not for Cause will be forfeited immediately.

(d) Termination for Cause. If a Participant’s employment with the Company or its Subsidiaries is terminated by the Company or Subsidiary for Cause, all Stock Options and Stock Appreciation Rights (or portions thereof), which have not been exercised, whether Vested or not, are automatically forfeited immediately upon termination.

(e) Other Termination. If a Participant’s employment with the Company or its Subsidiaries terminates, voluntarily or involuntarily, for any reason other than death, Disability, Retirement or for Cause, any Vested portions of Stock Options and Stock Appreciation Rights held by such Participant at the time of termination may be exercised by the Participant for a period of three months (or such other period as the Committee may specify at or after the time of grant) from the date of such termination or until the expiration of the original term of the Stock Option or Stock Appreciation Right, whichever period is the shorter. No portion of any Stock Option that is not Vested at the time of such termination will thereafter become Vested.

12.2 Restricted Shares, Restricted Share Unit and Deferred Share Awards. Unless otherwise provided in an employment or other agreement entered into between the Participant and the Company and approved by the Committee, either before or after the Date of Grant, or otherwise provided in an Award Agreement, the following early termination provisions apply to all Restricted Shares, Restricted Share Units and Deferred Shares:

(a) Termination by Reason of Death, Disability, Retirement or Termination not for Cause. Restricted Shares, Restricted Share Units and Deferred Shares shall Vest 100% in the event of the death or Disability of the Participant and shall Vest pro rata upon the Retirement of the Participant or the termination of the Participant’s employment by the Company or Subsidiary not for Cause based upon the period from the Date of Grant until his or her Retirement or termination of employment by the Company or Subsidiary not for Cause compared to the total period of the Award. Any Restricted Shares, Restricted Share Units and Deferred Shares that do not Vest on Retirement or termination of the Participant’s employment by the Company or Subsidiary not for Cause will be immediately forfeited.

(b) Termination for Cause. If a Participant’s employment with the Company or its Subsidiaries is terminated by the Company or Subsidiary for Cause, all Restricted Shares, Restricted Shares, Restricted Share Units and Deferred Shares (or portions thereof) that have not been delivered to the Participant without restrictions under Section 8.2(d) above, whether Vested or not, are automatically forfeited immediately upon termination of employment.

(c) Other Termination. In the event that the employment of a Participant terminates for a reason other those described in paragraphs (a) or (b) above, any Restricted Shares, Restricted Share Units and Deferred Shares that had not previously Vested will be immediately forfeited.

(d) Accelerated Lapsing for Tax Liability Associated with Restricted Shares. If, for any reason, all or any portion of a Participant's Restricted Shares becomes taxable to the Participant prior to the delivery of Shares free of all restrictions under Section 12.2(a) above by reason of such Vesting, the Restrictions on 50% of the Shares so taxable will immediately lapse unless there are performance conditions on the Shares that cannot be measured until the end of the restriction period. If there are such performance conditions, the restrictions will continue to apply until the end of the restriction period and it can be determined whether all or a part of the performance conditions have been satisfied.

(e) Consideration for Forfeiture of Restricted Shares. If a Participant who holds Restricted Shares forfeit all or portion of such Shares, the Participant shall transfer them back to the Company in exchange for a refund of any consideration paid by the Participant or such other amount that may be specifically set forth in the Award Agreement.

12.3 Performance Share and Performance Unit Awards. Unless otherwise provided in an employment or other agreement entered into between the Participant and the Company and approved by the Committee, either before or after the Date of Grant, or otherwise provided in an Award Agreement, the following early termination provisions apply to all Performance Shares and Performance Units:

(a) Termination by Reason of Death, Disability, Retirement or Termination not for Cause. Performance Shares and Performance Units shall Vest at 100% of target levels in the event of the death or Disability of the Participant holding the Award and shall Vest pro rata upon the Retirement of such Participant or termination of the Participant’s employment by the Company or Subsidiary not for Cause based upon the period from the Date of Grant of the Award until his or her Retirement or termination by the Company or Subsidiary not for Cause compared to the total Performance Period. However, no payments will be made with respect to the Award until after the end of the Performance Period and it is determined whether all or a part of the performance conditions have been satisfied. Any Performance Shares or Performance Units that do not Vest on Retirement or termination by the Company or Subsidiary not for Cause will be immediately forfeited.

(b) Termination for Cause. If a Participant’s employment with the Company or its Subsidiaries is terminated by the Company or Subsidiary for Cause, all Performance Shares and Performance Units (or portions thereof) that have not been paid to the Participant, whether Vested or not, are automatically forfeited immediately upon termination of employment.

(c) Other Termination. In the event that the employment of a Participant terminates for a reason other those described in paragraphs (a) or (b) above, any Performance Shares and Performance Units that had not previously Vested will be immediately forfeited.

ARTICLE 13

TRANSFERS AND LEAVES OF ABSENCE

13.1 Transfer of Participant. For purposes of this Plan, except as provided in Section 6.2(f) with respect to Incentive Stock Options, the transfer of a Participant among the Company and its Subsidiaries is deemed not to be a termination of employment. The term “termination from employment” or “terminated from employment” or similar phrases used herein shall mean a “separation from service” within the meaning of Section 409A of the Code.

13.2 Effect of Leaves of Absence. For purposes of this Plan, the following leaves of absence are deemed not to be a termination of employment:

(a) a leave of absence, approved in writing by the Company or Subsidiary, for military service, sickness or any other bona-fide leave of absence approved by the Company or Subsidiary, if the period of such leave does not exceed six months;

(b) a leave of absence for a reason specified in paragraph (a) above in excess of six months, approved in writing by the Company or Subsidiary, but only if the employee’s right to reemployment is guaranteed either by a statute or by contract, and provided that, in the case of any such leave of absence, the employee returns to work within 30 days after the end of such leave; and

(c) subject to the restrictions of Code Section 409A, any other absence determined by the Committee in its discretion not to constitute a separation from service.

ARTICLE 14

EFFECT OF CHANGE IN CONTROL

14.1 Change in Control Defined. The words “Change in Control” mean the occurrence after the effective date of this Plan as described in Section 19 of any of the following events:

(a) Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 14.1. This Section 14.1 applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(b) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company.

(c) A majority of members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.

(d) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, for purposes of this Section 14.1, any acquisition of ownership of stock of the Company by any one person, or more than one person acting as a group, pursuant to a Business Combination shall not constitute a Change in Control. A “Business Combination” shall mean any business transaction such as a reorganization, merger or consolidation involving the Company, a sale or other disposition of all or substantially all of the assets of the Company, or any other transaction involving the Company, if, in each case, immediately following any such business transaction:

(i) all or substantially all of the individuals and entities who were the beneficial owners of stock of the Company immediately prior to such business transaction beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of stock of the entity resulting from such business transaction (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such business transaction, of the stock of the Company;

(ii) no one person, or more than one person acting as a group (other than the Company, such entity resulting from such business transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such business transaction), beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of stock of the entity resulting from such business transaction; and

(iii) at least a majority of the members of the board of directors of the entity resulting from such business transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such business transaction.

The “Incumbent Board” shall mean those individuals who, as of the effective date of this Plan as described in Article 19, constitute the Board of Directors; provided, however, that any individual becoming a Director subsequent to the effective date of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

For purposes of this Section 14.1, other than the definition of “Business Combination,” (x) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, and (y) if a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

14.2 Acceleration of Awards. Except as otherwise provided in this Plan or an Award Agreement, immediately upon the occurrence of a Change in Control, all outstanding Awards of any type under this Plan shall automatically become fully Vested. For this purpose, if the Award is subject to performance conditions, such conditions shall be deemed fully earned and vested at a deemed achievement level equal to the target level of performance for such Award. Moreover, in the event of any transaction or event described in Section 3.4 or in the event of a Change in Control, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code.

ARTICLE 15

TRANSFERABILITY OF AWARDS

15.1 Awards Are Non-Transferable. Except as provided in Sections 15.2 and 15.3 or as otherwise set forth herein, Awards are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by operation of law or otherwise) any Award shall be null and void.

15.2 Inter-Vivos Exercise of Awards. During a Participant’s lifetime, Awards are exercisable only by the Participant or, as permitted by applicable law and notwithstanding Section 15.1 to the contrary, the Participant’s guardian or other legal representative.

15.3 Limited Transferability of Certain Awards. The Committee, in its discretion, may allow at or after the time of grant the transferability of Awards that are Vested, provided that the permitted transfer (a) is made pursuant to a QDRO or other applicable domestic relations order to the extent permitted by law; (b) if the Award is an Incentive Stock Option, is consistent with Section 422 of the Code; (c) is made to the Company (for example in the case of forfeiture of Restricted Shares), an Affiliate or a person acting as the agent of the foregoing or is otherwise determined by the Committee to be in the interests of the Company or an Affiliate; or (d) is made by the Participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members. “Immediate Family Members“ mean the Participant’s spouse, children, stepchildren, parents, stepparents, siblings (including half brothers and sisters), in-laws and other individuals who have a relationship to the Participant arising because of a legal adoption. No transfer may be made to the extent that transferability would cause Form S-8 or any successor form thereto not to be available to register Shares related to an Award, and no Stock Option, Stock Appreciation Right or other derivative security granted under the Plan may be transferred for value. The Committee in its discretion may impose additional terms and conditions upon transferability.

ARTICLE 16

AMENDMENT AND DISCONTINUATION

16.1 Amendment or Discontinuation of this Plan. The Board of Directors may amend, alter, or discontinue this Plan at any time, provided that no amendment, alteration, or discontinuance may be made:

(a) that would materially and adversely affect the rights of a Participant under any Award granted prior to the date such action is adopted by the Board of Directors without the Participant’s written consent thereto; and

(b) without Shareholder approval, if Shareholder approval is required under applicable laws, regulations or securities exchange requirements.

16.2 Amendment of Awards. The Committee may amend, prospectively or retroactively, the terms of any outstanding Award, provided that no such amendment may be inconsistent with the terms of this Plan (specifically including the prohibition on granting Stock Options and SARs with an Exercise or Strike Price less than 100% of the Fair Market Value of the Shares on the Date of Grant), would materially and adversely affect the rights of any holder without his or her written consent, or would, in the case of Awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, violate the terms and provisions of Section 162(m) of the Code.

16.3 Effect of Non-Approval of this Plan. This Plan shall cease to be operative if it is not approved by a majority of the outstanding Shares present (in person, telephonically, electronically, by proxy or its equivalent or as otherwise permitted by the Company’s governing documents) and entitled to vote on the approval of this Plan at a meeting of Shareholders of the Company. In the event of such a cessation, any Awards under the Plan shall be revoked and this Plan shall be deemed null and void ab initio. In the event of such a cessation, the Company, the Board of Directors and the Committee shall not be liable for any such Awards under this Plan.

16.4 Term. Unless sooner discontinued by the Board of Directors under Section 16.1 hereof, this Plan shall terminate on the date that all Shares subject to the Plan shall have been purchased or issued according to the Plan’s provisions.

16.5 Effect of Termination. Upon termination or discontinuance of this Plan, all Awards previously granted under this Plan shall continue in full force and effect in accordance with the terms of the Award and the terms of this Plan as in effect when the Award was made.

ARTICLE 17

SHARE CERTIFICATES

17.1 Delivery of Share Certificates. The Company is not required to issue or deliver any certificates for Shares issuable with respect to Awards under this Plan prior to the fulfillment of all of the following conditions:

(a) payment in full of any required tax withholding (as provided in Section 18.3 hereof);

(b) completion of any registration or other qualification of such Shares under any Federal or state laws or under the rulings or regulations of the Securities and Exchange Commission or any other regulating body that the Committee in its discretion deems necessary or advisable;

(c) admission of such Shares to listing on the New York Stock Exchange or any stock exchange on which the Shares are listed;

(d) in the event the Shares are not registered under the Securities Act of 1933, qualification as a private placement under said Act;

(e) obtaining of any approval or other clearance from any Federal or state governmental agency that the Committee in its discretion determines to be necessary or advisable; and

(f) the Committee is fully satisfied that the issuance and delivery of Shares under this Plan is in compliance with applicable Federal, state or local law, rule, regulation or ordinance or any rule or regulation of any other regulating body, for which the Committee may seek approval of counsel for the Company.

17.2 Applicable Restrictions on Shares. Shares issued with respect to Awards may be subject to such stock transfer orders and other restrictions as the Committee may determine necessary or advisable under any applicable Federal or state securities law rules, regulations and other requirements, the rules, regulations and other requirements of the New York Stock Exchange or any stock exchange upon which the Shares are then listed, and any other applicable Federal or state law and will include any restrictive legends the Committee may deem appropriate to include.

In addition, the Committee may restrict 50% of the Shares issued with respect to Awards so that they cannot be sold by the Participant unless immediately after such sale, the Participant is in compliance with any share ownership or share retention guidelines established by the Company that are applicable to the Participant at the time of sale.

17.3 Book Entry. In lieu of the issuance of share certificates evidencing Shares, the Company may use a “book entry” system in which a computerized or manual entry is made in the records of the Company to evidence the issuance of such Shares. Such Company records are, absent manifest error, binding on all parties.

ARTICLE 18

GENERAL PROVISIONS

18.1 No Implied Rights to Awards or Employment. No person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. The Committee’s determination under the Plan (including, without limitation, determination of the officers and key employees who shall be granted Awards, the form, amount and timing of such Awards, the terms and conditions of Awards and the Award Agreements and the establishment of performance objectives) need not be uniform and may be made by it selectively among eligible employees who receive or are eligible to receive Awards under the Plan, whether or not such eligible employees are similarly situated. Neither this Plan nor any Award thereunder shall be construed as giving any individual any right to continued employment with the Company or any Affiliate. The Plan does not constitute a contract of employment, and the Company and each Affiliate expressly reserve the right at any time to terminate employees free from liability, or any claim, under this Plan, except as may be specifically provided in this Plan or in an Award Agreement.

18.2 Other Compensation Plans. Nothing contained in this Plan prevents the Board of Directors from adopting other or additional compensation arrangements, subject to Shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

18.3 Withholding. The Company shall withhold the minimum amount of taxes that it determines is required by law or required by the terms of this Plan to withhold in connection with any recognition of income incident to this Plan payable in cash or Shares to a Participant or Beneficiary. In the event of a taxable event occurring with regard to Shares on or after the date that the Shares become nonforfeitable, the Company shall reduce the fewest number of such Shares owed to the Participant or Beneficiary for the Fair Market Value of such Shares to equal (or exceed by not more than the Fair Market Value of a single Share) the Participant’s or other person’s “Minimum Withholding Tax Liability” resulting from such recognition of income. The Company shall pay cash equal to such Fair Market Value to the appropriate taxing authority for purposes of satisfying such withholding responsibility. If a distribution or other event does not result in any withholding tax liability as a result of the Participant’s election to be taxed at an earlier date or for any other reason, the Company shall not reduce the Shares owed to the Participant or Beneficiary. For purposes of this Section 18.3, a person’s “Minimum Withholding Tax Liability” is the product of: (a) the aggregate minimum applicable federal and applicable state and local income withholding tax rates on the date of a recognition of income incident to the Plan; and (b) the Fair Market Value of the Shares recognized as income to the Participant or other person determined as of the date of recognition of income, or other taxable amount under applicable statutes.

18.4 Foreign Employees. In order to facilitate the making of any Award or combination of Awards under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders of the Company.

18.5 Rule 16b-3 Compliance. The Plan is intended to comply with all applicable conditions of Rule 16b-3 of the Exchange Act, as such rule may be amended from time to time. All transactions involving any Participant subject to Section 16(a) of the Exchange Act shall be subject to the conditions set forth in Rule 16b-3, regardless of whether such conditions are expressly set forth in this Plan. Any provision of this Plan that is contrary to Rule 16b-3 does not apply to such Participants.

18.6 Code Section 162(m) Compliance. The Plan is intended to comply with all applicable requirements of Section 162(m) of the Code with respect to Awards that are intended to comply with the “qualified performance-based compensation” exception to Section 162(m) of the Code. Unless the Committee shall otherwise determine, any provision of this Plan that is contrary to such requirements does not apply to such Participants.

18.7 Exemption From, or Compliance With, Section 409A. For federal income tax purposes, the Plan and the Awards granted hereunder are intended to be either exempt from, or compliant with, Section 409A of the Code. This Plan and all Awards granted hereunder shall be interpreted in a manner consistent with these intentions.

Notwithstanding anything herein or in an Award Agreement to the contrary, in the case of any Participant who is a specified employee (as defined in Section 409A of the Code) as of the date of his or her termination from employment, no payment (including the delivery of Shares) of an Award that is subject to Section 409A shall be made under this Plan that is contrary to the 6-month delay requirement of Section 409A(a)(2)(B) of the Code. Any payments (including the delivery of Shares) of an Award that is delayed to comply with this 6-month delay requirement shall be accumulated and paid on the first day of the seventh month following the date of termination of employment (or, if earlier, the date of the Participant’s death).

18.8 Unfunded Plan. For purposes of ERISA, this Plan is intended to constitute an unfunded plan of incentive compensation, and it is not intended to provide retirement income, to result in a deferral of income for periods extending to the termination of employment or beyond, or to provide welfare benefits, and it shall be so construed and administered. This Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. This Plan shall not establish any fiduciary relationship between the Company or any of its Subsidiaries and any Participant or any other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company.

18.9 No Corporate Action Restriction. The existence of the Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the Shareholders to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s or Affiliate’s capital structure or business; (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary or Affiliate; (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s or Affiliate’s capital stock or the rights thereof; (d) any dissolution or liquidation of the Company or any Subsidiary or Affiliate; (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s or Affiliate’s assets or business; or (f) any other corporate act or proceeding by the Company or any Subsidiary or Affiliate. No Participant, Beneficiary or any other person shall have any claim against any member of the Board of Directors or the Committee, the Company or any Subsidiary or Affiliate, or any employees, officers, shareholders or agents of the Company or any Subsidiary or Affiliate, as a result of any such action.

18.10 Successors. All obligations of the Company with respect to Awards granted under this Plan are binding on any successor to the Company, whether as a result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company.

18.11 Severability. In the event any provision of this Plan, or the application thereof to any person or circumstances, is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, or other applications, and this Plan is to be construed and enforced as if the illegal or invalid provision had not been included.

18.12 Governing Law. To the extent not preempted by Federal law, this Plan and all Award Agreements pursuant thereto are construed in accordance with and governed by the laws of the State of Ohio, without regard to the principles of conflict of laws.

18.13 Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to this Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Ohio or the United States District Court for the Northern District of Ohio and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to this Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Ohio, the United States District Court for the Northern District of Ohio, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Ohio State court or, to the extent permitted by law, in such federal court; (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient forum and agree not to plead or claim the same; (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Plan or any Award Agreement; (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel; and (e) agree that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Ohio.

18.14 Use of Electronic Media and Written Communications. All Plan notices and all Participant or Beneficiary notices, designations, elections, consents or waivers must be in writing (which may include an electronic communication) and made in a form the Plan specifies or otherwise approves. Any person entitled to notice under the Plan may waive the notice or shorten the notice period unless such actions are contrary to applicable law. The Plan, using any electronic medium, may give or receive any Plan notice, communicate any Plan policy, conduct any written Plan communication, satisfy any Plan filing or other compliance requirement and conduct any other Plan transaction to the extent permissible under applicable law. A Participant, a Participant's spouse or a Beneficiary may use any electronic medium to provide any Beneficiary designation, election, notice, consent or waiver under the Plan, to the extent permissible under applicable law. Any reference in this Plan to a “form,” a “notice,” an “election,” a “consent,” a “waiver,” a “designation,” a “policy” or to any other Plan-related communication includes an electronic version thereof as permitted under applicable law.

ARTICLE 19

EFFECTIVE DATE

19.1 Effective Date. Subject to the approval of the Shareholders of the Company at the Annual Meeting of Shareholders held in 2012, the effective date of this Cliffs Natural Resources Inc. 2012 Incentive Equity Plan is the date of its adoption by the Board of Directors at its March 13, 2012 meeting. To the extent that Awards are made under this Plan prior to its approval by Shareholders, they shall be contingent upon Shareholder approval of this Plan and subject to the provisions of Section 16.3 hereof.

IN WITNESS WHEREOF, Cliffs Natural Resources Inc. has executed this 2012 Cliffs Natural Resources Inc. 2012 Incentive Equity Plan at Cleveland, Ohio, as of this      day of                     , 2012.

CLIFFS NATURAL RESOURCES INC.

By:
Joseph A. Carrabba, Chairman, President and Chief Executive Officer

Annex B

CLIFFS NATURAL RESOURCES INC.

2012 EXECUTIVE MANAGEMENT PERFORMANCE INCENTIVE PLAN

1. Name and Purpose. The name of this Plan is the Cliffs Natural Resources Inc. 2012 Executive Management Performance Incentive Plan (the “Plan”). The purpose of the Plan is to provide a competitive annual incentive compensation opportunity to selected executives based on achievement against key corporate objectives and thereby align actual pay results with the short-term business performance of the Company.

2. Definitions. For purposes of the Plan, the following terms have the meanings indicated:

(a) “Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Board in its discretion.

(b) “Award” means, subject to Negative Discretion, an opportunity to receive payment under the Plan for a Plan Year if the performance objectives established by the Committee for the Plan Year are attained in whole or in part under the Plan.

(c) “Award Agreement” means any written or electronic agreement, contract, or other instrument or document setting forth the terms and conditions of an Award.

(d) “Board” means the Board of Directors of the Company, as constituted from time to time.

(e) “Cause” means that, prior to any termination of employment, the Participant shall have committed: (i) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Affiliate; (ii) intentional wrongful damage to property of the Company or any Affiliate; (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Affiliate; or (iv) intentional wrongful engagement in any competitive activity; and any such act shall have been demonstrably and materially harmful to the Company or any Affiliate. For purposes of this Plan, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or an Affiliate.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific Code section, such reference shall be deemed to be a reference to any successor Code section or sections with the same or similar purpose.

(g) “Committee” means the Compensation and Organization Committee of the Board, so long as each member of that committee qualifies as an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code. If and when any member of the Compensation and Organization Committee of the Board does not so qualify, the term “Committee,” as used in the Plan, shall mean a subcommittee of the Compensation and Organization Committee comprised solely of all of the members of that committee who do so qualify, or such other committee of the Board as may be designated from time to time by the Board.

(h) “Company” means Cliffs Natural Resources Inc., a corporation organized under the laws of the State of Ohio, and any successor corporation or business organization which shall assume the duties and obligations of Cliffs Natural Resource Inc. under this Plan.

(i) “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the amount to be paid under an Award in accordance with Section 5 below; provided, that, the exercise of such discretion would not cause the Award to fail to qualify as “qualified performance-based compensation” under Section 162(m)(4)(C) of the Code.

(j) “Participant” means each executive of the Company or a Subsidiary who has been selected by the Committee to participate in the Plan and to whom an Award has been made pursuant to this Plan.

(k) “Plan” means this Cliffs Natural Resources Inc. 2012 Executive Management Performance Incentive Plan, as amended from time to time.

(l) “Plan Year” means the Company’s fiscal year.

(m) “Subsidiary” means any entity directly or indirectly controlled by the Company or any entity, including an acquired entity, in which the Company has a controlling interest (as defined in Treasury Regulation Section 1.409A-1(h)(3)), as determined by the Committee, in its sole discretion, provided such entity is considered a service recipient (within the meaning of Section 409A of the Code) that may be aggregated with the Company.

3. Administration. The Plan will be administered by the Committee. Subject to Section 12 below, the Committee will have the authority to: construe and interpret the Plan and any Awards under the Plan; establish, apply, amend, and waive rules and regulations for the administration of the Plan; and make all other determinations that the Committee deems necessary or convenient for the administration of the Plan. Any determination by the Committee with respect to any matter arising under or connected with the Plan will be final, binding, and conclusive on all employees and Participants and anyone claiming under or through any of them.

4. Participants. The Committee will, in its sole discretion, designate the individual Participants for participation in the Plan for each Plan Year from among the executives of the Company or its Subsidiaries. This selection will be made no later than 90 days after the beginning of the Plan Year (or no later than such other date as may be the applicable deadline for a particular Award to a particular Participant for a Plan Year to qualify as “qualified performance-based compensation” under Section 162(m) of the Code). The determination as to whether or not such Participant actually becomes entitled to payment in respect of any Award shall be decided solely by the Committee in accordance with the provisions of this Plan and the Award Agreement. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Plan Year shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Plan Year and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such Plan Year or in any other Plan Year.

5. Awards. No later than 90 days after the beginning of the Plan Year (or no later than such other date as may be the applicable deadline for qualification of a particular Award as “qualified performance-based compensation” under Section 162(m) of the Code), the Committee will establish in writing the method, which will be stated in terms of an objective formula or standard, for computing the amount of compensation that will be payable under an Award to each Participant for that Plan Year if the performance objectives established by the Committee for the Plan Year are attained in whole or in part. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, any vesting, acceleration or waiver of forfeiture restrictions, based in each case on such factors as the Committee, in its sole discretion, shall determine. In determining the actual amount to be paid under an Award for a Plan Year, the Committee may reduce or eliminate the amount of payment earned under the objective formula or standard for the Plan Year through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (a) grant or provide payment in respect of Awards for a Plan Year if the performance objectives for such Plan Year have not been attained, (b) make payment in respect of Awards in excess of the amount payable based on the level of achievement of the performance objectives, or (c) provide payment in respect of an Award above the maximum amount payable under Section 7 below.

6. Performance Objectives. The performance objectives for each Plan Year may be based on any of the following performance criteria, whether measured in absolute terms or relative to an external benchmark, and whether measured in dollars, rates of growth, or relative ratios to sales in the case of profit measures:

(a) net earnings or net income;

(b) operating earnings or operating income;

(c) pretax earnings;

(d) earnings per share;

(e) share price, including growth measures and total shareholder return;

(f) earnings before interest and/or taxes;

(g) earnings before interest, taxes, depreciation and/or amortization;

(h) sales or revenues, whether in general, by type of product or service, or by type of customer, or by growth;

(i) production or sales volume, whether in general, by type of product or service, or by type of customer;

(j) gross or operating margins, or gross or operating margin growth;

(k) return measures, including pre-tax or after-tax, before or after depreciation and amortization, return on assets, capital, investment, equity, sales or revenue;

(l) working capital;

(m) residual economic profit, economic profit or economic value added;

(n) cash flow, including operating cash flow, free cash flow, total cash flow, cash flow return on equity, and cash flow return on investment;

(o) productivity ratios;

(p) expense or cost control, including production or sales cost per unit of volume;

(q) market share;

(r) financial ratios as provided in credit agreements of the Company and its Affiliates;

(s) working capital targets, including net working capital, inventory, accounts payable, and accounts receivable measured in absolute terms or as turnover metrics (e.g., relative to sales or cost of goods sold, including number of days);

(t) completion of acquisitions of business or companies;

(u) completion of divestitures and asset sales;

(v) strategic partnering;

(w) geographic expansion goals;

(x) safety performance;

(y) management of employee practices and employee benefits;

(z) research and development and product development;

(aa) customer or employee satisfaction; and

(bb) any combination of any of the foregoing business criteria.

The Committee may designate a single objective criterion or multiple objective criteria for performance measurement purposes, with the measurement based on consolidated or business unit or divisional performance and/or on performance as compared with that of other publicly-traded companies. The foregoing criteria may have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual, or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of energy price fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); effects of price escalators; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to a Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify. The performance objectives need not be the same for each Participant or for each Award.

7. Maximum Award Payout. Notwithstanding any provision contained in this Plan to the contrary, the maximum amount to be paid under an Award to any Participant for any Plan Year is $5,000,000. Furthermore, any Award payout that has been deferred shall not (between the date as of which the Award payout is deferred and the payment date) increase by a measuring factor greater than a reasonable rate of interest or one or more predetermined actual investments.

8. Certification and Payment of Awards. A Participant shall be eligible to receive payment in respect of a Award only to the extent that: (a) the performance objectives and any other terms and conditions applicable to such Award for such Plan Year are achieved; and (b) the objective formula or standard as applied against such performance objectives determines that all or some portion of such Participant’s Award has been earned for the Plan Year. Following the end of each Plan Year, the Committee will review and certify in writing whether, and to what extent, the performance objectives and any other terms and conditions applicable to each Award were in fact satisfied for the Plan Year, in accordance Section 162(m)(4)(C)(iii) of the Code. No Award will be paid unless and until the Committee so certifies. The Committee shall then determine the final amount of each Participant’s Award payout for the Plan Year and, in so doing, may apply Negative Discretion in accordance with

Section 5 above, if and when it deems appropriate. Awards will be paid to Participants in cash, subject to applicable withholding, as soon as administratively practicable following certification by the Committee on such date as the Committee may specify, but in no event later than 2 1/2 months following the end of the Plan Year.

9. Shareholder Approval. Payment of Awards under the Plan is contingent upon shareholder approval of the Plan, in accordance with Section 162(m) of the Code. Unless and until shareholder approval is obtained, no Awards will be paid under the Plan.

10. Continued Employment. Unless otherwise provided by the Committee in any particular circumstance or as provided in the last sentence of this Section 10, payment of Awards with respect to any Plan Year will be contingent on the Participant’s continued employment by the Company or one of its Subsidiaries through the date on which the Awards are paid following certification by the Committee. If a Participant dies, becomes disabled (as “disability” is defined in the Cliffs Natural Resources Inc. 2012 Incentive Equity Plan), retires, or is terminated by the Company or a Subsidiary without Cause after the start of a Plan Year and prior to the date of payment, the Participant (or his or her estate in the case of his or her death) will be entitled to a pro rata Award payout equal to the amount of the Award that the Participant would have earned during the entire Plan Year had the Participant continued in the active employ of the Company or a Subsidiary through the end of the Plan Year (as determined by the Committee in accordance with Section 8 above) multiplied by a fraction, the numerator of which is the number of calendar days in the Plan Year through the date of death, disability, retirement or termination without Cause and the denominator of which is 365, which pro rata Award payout will be paid at the time the Award would have otherwise been paid to the Participant but for the occurrence of such intervening event.

11. No Assignment of Awards; No Employment Agreement. Unless and until an Award payout is certified by the Committee, neither any Participant nor any person or entity claiming through a Participant will have any right to payment of an Award. The Plan shall be unfunded. None of the Company, the Board and the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. Participants will not have any claim against the assets of the Company or any Subsidiary and the obligation of the Company or a Subsidiary to pay any amount with respect to any earned Award will constitute only an unsecured contractual obligation to pay the Award to the Participant subject to the terms and conditions of the Plan. Neither any provision of the Plan nor the designation of any employee as a Participant will constitute an employment agreement or affect the nature of the employment relationship between the Company (or Subsidiary) and the Participant, which relationship, if not the subject of a separate employment agreement between the Participant and the Company (or Subsidiary), will remain “employment at will.”

12. Interpretation. Awards made under the Plan are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. If any provision of the Plan or an Award Agreement would prevent an Award from so qualifying, the Plan will be administered, interpreted, and construed to carry out that intention.

13. Amendment of Award Agreement. The Committee may, without shareholder or Participant approval, amend any Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s federal income tax deduction for compensation paid pursuant to any such Award.

14. Exemption From, or Compliance With, Section 409A. The Plan and the Awards granted hereunder are intended to be either exempt from, or compliant with, Section 409A of the Code. This

Plan and all Awards granted hereunder shall be interpreted in a manner consistent with these intentions. Notwithstanding anything herein or in an Award Agreement to the contrary, in the case of any Participant who is a specified employee (as defined in Section 409A of the Code) as of the date of his or her termination from employment, no payment of an Award that is subject to Section 409A shall be made under this Plan that is contrary to the 6-month delay requirement of Section 409A(a)(2)(B) of the Code. Any payments of an Award that is delayed to comply with this 6-month delay requirement shall be paid on the later of (a) the date such payment is to be made pursuant to Section 8 above, or (b) the first day of the seventh month following the date of termination of employment (or, if earlier, the date of the Participant’s death).

15. Amendment and Termination of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any applicable laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

16. Right to Recoup. The Committee shall have full authority to adopt and enforce any policies and procedures adopted by the Company in respect of Section 10D of the Securities Exchange Act of 1934, as amended, and such regulations as are promulgated thereunder from time to time, or in respect to any other applicable law, regulation or Company policy relating to the recoupment of amounts on account of a restatement of a financial statement that, if initially reported properly, would have resulted in a lower amount being paid to a Participant under an Award, or in respect of any other policy of the Company relating to the recoupment of amounts on account of the Participant’s breach of a non-competition, non-solicitation, non-disparagement or confidentiality obligation as it deems necessary or appropriate in its sole discretion.

17. Beneficiary Designation. Each Participant may from time to time designate in writing the person or persons to serve as his or her beneficiary in respect of Awards or, in the absence of such a designation or if the designated person or persons predecease the Participant, the person or persons who shall acquire the Participant’s rights in respect of Awards by bequest or inheritance in accordance with the applicable laws of descent and distribution. In order to be effective, a Participant’s designation of a beneficiary must be on file with the Company before the Participant’s death. Any such designation may be revoked and a new designation substituted therefor by the Participant at any time before his or her death without the consent of the previously designated beneficiary.

18. Severability. If any of the provisions of the Plan or any Award Agreement are held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

19. Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

20. Applicable Law. The terms of the Plan and the Award Agreements will be governed by the laws of the State of Ohio, without reference to the conflicts of laws principles of such State.

21. Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to this Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Ohio or the United States District Court for the Northern District of Ohio and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to this Plan or any Award

Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Ohio, the United States District Court for the Northern District of Ohio, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Ohio State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient forum and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in this Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Ohio.

22. Use of Electronic Media and Written Communications. All Plan notices and all Participant or beneficiary notices, designations, elections, consents or waivers must be in writing (which may include an electronic communication) and made in a form the Plan specifies or otherwise approves. Any person entitled to notice under the Plan may waive the notice or shorten the notice period unless such actions are contrary to applicable law. The Plan, using any electronic medium, may give or receive any Plan notice, communicate any Plan policy, conduct any written Plan communication, satisfy any Plan filing or other compliance requirement and conduct any other Plan transaction to the extent permissible under applicable law. A Participant, a Participant’s spouse, or a beneficiary, may use any electronic medium to provide any beneficiary designation, election, notice, consent or waiver under the Plan, to the extent permissible under applicable law. Any reference in this Plan to a “form,” a “notice,” an “election,” a “consent,” a “waiver,” a “designation,” a “policy” or to any other Plan-related communication includes an electronic version thereof as permitted under applicable law.

23. Effective Date. Subject to the approval of the shareholders of the Company at the Annual Meeting of Shareholders held in 2012, the effective date of this Cliffs Natural Resources Inc. 2012 Executive Management Performance Incentive Plan is the date of its adoption by the Board at its March 13, 2012 meeting. To the extent that Awards are made under this Plan prior to its approval by shareholders of the Company, they shall be contingent upon shareholder approval of this Plan and subject to the provisions of Section 9 above.

IN WITNESS WHEREOF, Cliffs Natural Resources Inc. has executed this 2012 Cliffs Natural Resources Inc. Executive Management Performance Incentive Plan at Cleveland, Ohio, as of this      day of                     , 2012.

CLIFFS NATURAL RESOURCES INC.

By:
Joseph A. Carrabba, Chairman, President and CEO

CLIFFS NATURAL RESOURCES INC. 200 Public Square, Suite 3300, Cleveland, OH 44114 P 216.694.5700 cliffsnaturalresources.com

Notice of

Annual Meeting

of Shareholders

to be held on

May 8, 2012

and

Proxy Statement

CLIFFS NATURAL RESOURCES INC. ATTN: SECRETARY 200 Public Square, Suite 3300 CLEVELAND, OH 44114-2315

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors	For	Against	Abstain

1a J.A. Carrabba	☐	☐	☐
1b S.M. Cunningham	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:
1c B.J. Eldridge	☐	☐	☐	2	A proposal to amend our Regulations to add a provision to allow the Board to amend the Regulations without shareholder approval as permitted under Ohio law;	For ☐	Against ☐	Abstain ☐
1d A.R. Gluski 1e S.M. Green	☐ ☐	☐ ☐	☐ ☐	3	A proposal to approve, on an advisory basis, our named executive officer compensation, commonly known as “Say on Pay”;	☐	☐	☐
1f J.K. Henry	☐	☐	☐	4	A proposal to approve the 2012 Incentive Equity Plan;	☐	☐	☐
1g J.F. Kirsch 1h F.R. McAllister	☐ ☐	☐ ☐	☐ ☐	5	A proposal to approve the 2012 Executive Management Performance Incentive Plan;	☐	☐	☐
1i R.K. Riederer 1j R.A. Ross	☐ ☐	☐ ☐	☐ ☐	6	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.	☐	☐	☐
				NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000130411_1    R1.0.0.11699

We encourage you to take advantage of convenient ways to vote your common shares. You may appoint your proxies to vote these common shares electronically through the Internet or via toll-free telephone, 24 hours a day, 7 days a week. Please note that all proxy appointments through the Internet or by telephone must be received by 11:59 p.m., May 7, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, 2012 Incentive Equity Plan, 2012 Executive Management Performance Incentive Plan is/are available at www.proxyvote.com.

CLIFFS NATURAL RESOURCES INC.

PROXY - CLIFFS NATURAL RESOURCES INC.

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING

Susan M. Cunningham, Susan M. Green, James F. Kirsch, Francis R. McAllister, and Richard K. Riederer, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Cliffs Natural Resources Inc. to be held on May 8, 2012 or at any postponement or adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

(Items to be voted appear on reverse side.)

0000130411_2    R1.0.0.11699